    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.


      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1998



                           REGISTRATION NO. 333-48269

================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                AMENDMENT NO. 1


                                       TO

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          BLUE RIVER BANCSHARES, INC.
               (Name of small business issuer as in its charter)

                                    INDIANA
                           (State or jurisdiction of
                         incorporation or organization)
                                      6035
                          (Primary Standard Industrial
                          Classification Code Number)
                                   35-2016637
                                (I.R.S. Employer
                              Identification No.)

                                  P.O. Box 927
                           Shelbyville, Indiana 46176
                                 (317) 392-7700
        (Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

                           ROBERT C. REED, PRESIDENT
                          Blue River Bancshares, Inc.
                                  P.O. Box 927
                           Shelbyville, Indiana 46176
                                 (317) 392-7700
           (Name, address, and telephone number of agent for service)

                                   Copies to:

                            TIMOTHY M. HARDEN, ESQ.
                           MICHAEL J. MESSAGLIA, ESQ.
                       Krieg DeVault Alexander & Capehart
                         One Indiana Square, Suite 2800
                             Indianapolis, IN 46204
                           Telephone: (317) 636-4341
                              Fax: (317) 636-1507
                              MARK B. BARNES, ESQ.
                           Leagre Chandler & Millard

                            1400 First Indiana Plaza


                           135 N. Pennsylvania Street


                             Indianapolis, IN 46204


                           Telephone: (317) 808-3000


                              Fax: (317) 808-3100


    Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering. [ ]
---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering. [ ]
---------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                               ------------------
================================================================================

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM          AMOUNT OF
        TITLE OF EACH CLASS OF                 AMOUNT         OFFERING PRICE     AGGREGATE OFFERING       REGISTRATION
      SECURITIES TO BE REGISTERED       TO BE REGISTERED(1)    PER SHARE(1)           PRICE(1)               FEE(2)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.............   1,725,000 shares        $12.00             $20,700,000             $6,107
=========================================================================================================================



(1) Includes 225,000 shares of Common Stock which may be purchased by the Underwriter to cover over-allotments.



(2) Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended. $5,089 of this Registration Fee was paid upon the initial filing.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 8, 1998

PROSPECTUS

                                1,500,000 SHARES

                        BLUE RIVER BANCSHARES, INC. LOGO


                                  COMMON STOCK

                               ------------------

     Blue River Bancshares, Inc. (the "Company"), an Indiana corporation, is offering for sale 1,500,000 shares of its no par value common stock (the "Common Stock"). The Company is a proposed unitary savings and loan holding company which will acquire all of the outstanding common stock of Shelby County Savings Bank, FSB (the "Bank"), through the merger of the Bank's holding company, Shelby County Bancorp ("SCB"), into the Company (the "Merger"), pursuant to a merger agreement between the parties. The Bank is headquartered in Shelbyville, Indiana which is part of the greater Indianapolis metropolitan area. The Company has never conducted any business operations other than matters related to its initial organization, activities relating to the acquisition or formation of a bank to be headquartered in Shelbyville, Indiana and the raising of capital. See "BUSINESS OF BLUE RIVER BANCSHARES, INC." The Bank was established in 1937 as a federally-chartered mutual savings and loan association and converted to a federally-chartered stock savings bank in 1991. Upon consummation of the Merger, SCB's separate corporate existence will cease and shares of common stock of SCB will no longer be traded. There has been no public trading market for the Common Stock. Roney Capital Markets, a division of First Chicago Capital Markets, Inc. (the "Underwriter"), has advised the Company that it anticipates making a market in the Common Stock following completion of the offering, although there can be no assurance that an active trading market will develop. See "UNDERWRITING" for a discussion of the factors considered in determining the initial public offering price. The Company expects that the quotations for the Common Stock will be reported on the NASDAQ Small Cap Market under the symbol "BRBI." The directors and officers of the Company have indicated their non-binding expressions of interest to purchase at least 41,750 of the shares of Common Stock in the offering.
                               ------------------
  THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A SIGNIFICANT AMOUNT OF
   RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 13 FOR CERTAIN CONSIDERATIONS
                 RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
 THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND THEY ARE NOT
  INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
                                    AGENCY.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================================
                                                 PRICE TO                    UNDERWRITING                  PROCEEDS TO
                                                  PUBLIC                   DISCOUNTS(1)(2)                COMPANY(1)(3)
-----------------------------------------------------------------------------------------------------------------------------
Per Share..........................               $12.00                          $                             $
-----------------------------------------------------------------------------------------------------------------------------
Total(1)...........................            $18,000,000                        $                             $
=============================================================================================================================


(1) The Company has granted the Underwriter a 30-day option to purchase up to additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriter exercises such option in full, the Price to Public, Underwriting Discounts, and Proceeds to Company will be approximately
    $          , $          and $          , respectively. See "UNDERWRITING."
    The Underwriter has agreed to limit the Underwriting Discounts      % of the
    Price to Public for up to      shares sold by the Underwriter to officers
    and directors of the Company or their immediate families, and certain other
    persons. See "UNDERWRITING." If      shares are so purchased, Underwriting
    Discounts will be reduced by, and Proceeds to Company will be increased by,
    $          .

(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "UNDERWRITING."
(3) Before deducting estimated offering expenses payable by the Company of
$          .
                            ------------------------

     The shares of Common Stock are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to the right of the Underwriter to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made through the facilities of The Depository Trust Company
in New York, New York, on or about               , 1998, against payment
therefor in immediately available funds.
                            ------------------------

                           Roney Capital Markets Logo

               The Date of this Prospectus is             , 1998.

                                     [MAP]

                             ----------------------

                             AVAILABLE INFORMATION

     The Company is not currently a reporting company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but will be subject to the informational requirements of the Exchange Act following the completion of the offering, and in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The information is also available on the World Wide Web site maintained by the Commission at http://www.sec.gov.

     Requests for such documents also may be directed to Bradley A. Long, Vice President and Chief Financial Officer of Blue River Bancshares, Inc., at P.O. Box 927, Shelbyville, Indiana 46176. The Company's current telephone number is
(317) 392-7700. The Company's address following completion of the Merger will be 29 East Washington Street, P.O. Box 927, Shelbyville, Indiana 46176 and its telephone number will be (317) 398-9721.

     SCB is subject to the informational requirements of the Exchange Act and in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by SCB with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The information is also available on the World Wide Web site maintained by the Commission at http://www.sec.gov.

     All information contained in this Prospectus with respect to the Company has been supplied by the Company, and all information contained in this Prospectus with respect to SCB or the Bank has been supplied by SCB or the Bank.
                             ----------------------

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriter's over-allotment option.

                          BLUE RIVER BANCSHARES, INC.


     Blue River Bancshares, Inc. (the "Company"), an Indiana corporation, was organized on March 18, 1997 for the purpose of acquiring or forming a bank to be headquartered in Shelbyville, Indiana, which is part of the greater Indianapolis metropolitan area. The Company has no operating history. This Prospectus covers shares of Common Stock to be offered by the Company. The Company's primary purpose will be to own and operate Shelby County Savings Bank, FSB (the "Bank"), headquartered in Shelbyville, Indiana, as the Bank's parent company and sole shareholder. The Bank was established in 1937 as a federal savings and loan. Shelby County Bancorp ("SCB") currently is the Bank's parent company and sole shareholder. As of March 31, 1998 SCB had total assets of $98.5 million and total deposits of $70.5 million. The Company will acquire the Bank pursuant to the Amended and Restated Agreement of Affiliation and Merger dated March 12, 1998, as amended (the "Merger Agreement"), among the Company, SCB, and the Bank, through the merger of SCB with and into the Company (the "Merger"). At the closing of the Merger, the Bank's name will be changed to "Shelby County Bank," the separate corporate existence of SCB will cease and shares of common stock of SCB will no longer be traded. The Bank's main office is located in Shelbyville, Indiana and its branch offices are located in Shelbyville, Morristown and St. Paul in Shelby County, Indiana.



     The Bank's retail strategy will be to offer, primarily in Shelby County, a wide range of basic banking products and services that will be reasonably priced and easily understood by the customer. The Bank's commercial strategy will center on small to medium-sized businesses. Completion of the offering will be conditioned upon, among other things, (i) SCB obtaining requisite and satisfactory shareholder approval of the Merger, (ii) the Company and the Bank having received all necessary regulatory approvals with respect to the Merger and satisfying certain conditions contained therein and (iii) the Company, SCB and the Bank satisfying the other conditions set forth in the Merger Agreement. The Company currently expects the Merger to close concurrently with, or immediately following, the closing of the offering.


     The Company intends to implement a business strategy aimed at making the Bank's operations more like a commercial bank than a traditional thrift. In this regard, the Company's business strategy for the Bank following the Merger will include the following:


          - Increase the volume of commercial lending. Commercial lending by the Bank has been nominal to date. The Company intends to expand the types of commercial products offered by the Bank to include commercial loans secured by equipment, inventory, accounts receivables and real estate and loans to individuals and organizations in the agricultural industry in the Bank's primary market area. The Shelby County Chamber of Commerce has indicated that there are 1,100 businesses in Shelby County, and the Company intends to focus on many of these businesses.



          - Establish a mortgage secondary market operation. The Company believes a secondary market operation will enhance fee income, improve asset/liability management and increase liquidity. The Company believes this will enable the Bank to improve net interest income by selling a portion of the Bank's lower yielding fixed-rate mortgages and increasing the volume of adjustable rate and balloon mortgages and higher yielding shorter-term commercial and consumer loans.


          - Increase the volume of consumer lending. The Bank intends to begin purchasing indirect auto loans through a select group of auto dealers that are located in the Bank's primary market area and that are well-known to the management of the Company. The Bank also intends to "cross-sell" its consumer loan products, including home equity loans, to its existing mortgage and other customers.

          - Increase deposits. The Bank intends to offer an expanded mix of checking account products which are designed to meet the diverse needs of businesses and individuals and lower the cost of funding the loans made by the Bank.


     The Company's business strategy is intended to take advantage of the commercial banking skills of the Company's management with the existing presence of the Bank as one of the leading single-family mortgage lenders in Shelby County. Accordingly, as part of its business strategy, and as soon as is practical after the Merger, the Company intends to convert the Bank from a federally-chartered savings bank to an Indiana state-chartered commercial bank.


     All of the financial institutions in Shelby County, Indiana, except the Bank, are affiliated either with large, out-of-state holding companies or with medium-sized holding companies headquartered outside of Shelby County. Management of the Company believes that this situation has created a favorable opportunity for the Bank to continue as a locally-managed bank headquartered in Shelbyville, Indiana that demonstrates an interest in the business and personal financial affairs of its customers. Management further believes that the Bank can be successful in attracting small and medium sized businesses, professionals and individuals in Shelby County who desire to deal with a locally-managed bank.


RECENT DEVELOPMENTS



     In April and May, 1998, the Office of Thrift Supervision (the "OTS") conducted a regularly scheduled safety and soundness examination of the Bank. Concurrently with this examination, the Company updated and expanded its own review of the portfolio with the assistance of Pyramid Business Consultants ("Pyramid"), a financial institutions consulting firm.



     On May 6, 1998, the Bank received a letter from the OTS indicating that the current Board of Director of the Bank had failed to establish systems necessary to prudently conduct commercial real estate and commercial lending and that such lending should cease until certain corrective action is taken and approval to resume commercial real estate and commercial lending has been obtained from the OTS. The OTS noted several supervisory concerns including loan documents which fail to clearly establish repayment terms, loans priced below market rates and extended maturities at fixed rates, failure to perform and document proper credit analysis and reliance on overstated collateral values. In connection with the OTS exam, the Bank has made an additional provision to its allowance for loan losses reserve of $375,000 for the quarter ended March 31, 1998. This provision is consistent with the estimates of the Company. In compliance with the OTS letter, the Bank has determined to cease all such lending while the transaction is pending and until approval to reestablish such lending is granted by the OTS.



     The Company has been in consultation with the OTS in connection with the lifting of these restrictions at the time of its acquisition of the Bank. The Company has implemented a four-step strategy intended to facilitate removal of the restrictions on commercial real estate and commercial lending at the time of the closing of the Merger. First, the Company hired a Chief Credit Officer of the Bank with responsibilities for commercial lending in addition to the Bank's other lending activities. The Chief Credit Officer will replace the officer of the Bank who was responsible for commercial lending. In addition, all current Bank directors will be replaced by the Company's directors. Second, the Company has engaged Pyramid to conduct reviews of the commercial real estate and commercial loan portfolio. Third, the Company, in consultation with Pyramid, has drafted a comprehensive loan policy for the Bank which specifically addresses the concerns expressed by the OTS and will be adopted and implemented immediately upon closing of the Merger. Fourth, the Company has responded to the OTS with respect to the corrective action to be taken by the Company as a result of the OTS' most recent safety and soundness examination of the Bank.



     The Company believes that this strategy addresses the OTS' concerns with respect to commercial real estate and commercial lending and will result in the restrictions on such lending being removed at the closing of the Merger.

     In connection with the proposed acquisition of the Bank and at the request of the Company, the Bank agreed in April, 1998 to begin the process to submit the St. Paul branch location into Indiana's Voluntary Remediation Program ("the "VRP"). Accordingly, the Bank engaged an environmental consultant to assist. After performing preliminary testing, the consultant informed the Bank that remediation would be necessary to remove diesel or fuel oil and gasoline constituents in the ground water. The consultant estimated the remediation and costs associated with the VRP to be $157,920 plus any costs incurred by the Indiana Department of Environmental Management ("IDEM") which are believed to be immaterial. The Bank charged to expenses approximately $150,000 in its income statement for the period ending March 31, 1998. See "RISK FACTORS -- Environmental Matters relating to St. Paul Property" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SHELBY COUNTY BANCORP -- Results of Operations."



     In consideration of the above, the Company, SCB and the Bank negotiated a price reduction in the total amount of $379,500, which results in the total consideration to be received by shareholders of SCB being reduced from $11,005,500 to $10,626,000.



     The Bank has a substantial negative interest rate gap which means the Bank's earnings would be significantly adversely affected by periods of rising interest rates. For information regarding the Bank's interest rate risk sensitivity, and its negative interest rate gap at September 30, 1997 as computed on various future time horizons, see "RISK FACTORS -- Interest Rate Risk Sensitivity," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OF SHELBY COUNTY BANCORP -- Asset Liability Management," "BUSINESS OF SHELBY COUNTY BANCORP -- Lending Activities, Origination, Purchase and Sale of Loans" and "SUPERVISION AND REGULATION -- Regulation of the Bank as a Savings Bank, Savings Association Regulatory Capital." The Company intends to reduce the Bank's negative interest rate gap by: (i) establishing a mortgage secondary market operation to sell long-term fixed-rate mortgages from the Bank's loan portfolio, (ii) ceasing to make long-term fixed-rate commercial loans, (iii) increasing the volume of adjustable rate and balloon mortgages and (iv) reducing reliance upon variable-rate borrowings from the FHLB through increasing deposits at the Bank.


                              PENDING TRANSACTION


     Pursuant to the Merger Agreement, the Company will acquire the Bank through the Merger. Following the Merger, the Bank will be a wholly-owned subsidiary of the Company. At the closing of the Merger, the outstanding shares of common stock of SCB ("SCB Common Stock") will be converted into the right to receive a cash amount totaling $10,626,000 (the "Merger Consideration"), assuming that all of the outstanding options for shares of SCB Common Stock have been exercised prior to the closing of the Merger and that no SCB shareholder asserts and perfects dissenters' rights in accordance with Indiana law. Upon consummation of the Merger, the separate corporate existence of SCB will cease and shares of SCB Common Stock will cease to be traded. See "USE OF PROCEEDS" and "PRO FORMA COMBINED FINANCIAL STATEMENTS."


     The closing of the Merger is subject to various conditions, including, among others, obtaining requisite and satisfactory shareholder and regulatory approvals and the receipt of certain opinions and certificates. The Company and SCB are in compliance with all conditions and other requirements required to have been satisfied prior to the date hereof. None of the shares of Common Stock offered hereby will be sold unless the Company and the Underwriter determine that all the material conditions precedent to the closing of the Merger have been or will be fulfilled, or waived to the satisfaction of the Underwriter, concurrently with or immediately following the sale of the shares of Common Stock offered hereby. Completion of the Merger is conditioned upon the closing of the offering since no alternative financing for the Merger Consideration has been arranged or is currently contemplated by the Company. The offering is expected to be completed immediately prior to the closing of the Merger and as soon as practicable following receipt of shareholder approvals and all necessary regulatory approvals. See "PENDING TRANSACTION" AND "UNDERWRITING."

     For additional information regarding the Company, see "BUSINESS OF BLUE RIVER BANCSHARES, INC." and "FINANCIAL STATEMENTS OF BLUE RIVER BANCSHARES, INC."



     For additional information regarding SCB and the Bank, see "BUSINESS OF SHELBY COUNTY BANCORP," "SUMMARY CONDENSED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA OF BLUE RIVER BANCSHARES, INC. AND SHELBY COUNTY BANCORP," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF SHELBY COUNTY BANCORP," "BUSINESS OF SHELBY COUNTY BANCORP" and "CONSOLIDATED FINANCIAL STATEMENTS OF SHELBY COUNTY BANCORP."



     For additional information regarding the Company and SCB, see "PRO FORMA COMBINED FINANCIAL STATEMENTS."


                      ACQUISITION OF SHELBY COUNTY BANK


                                  [GRAPHIC]

-------------------------
(1) Pursuant to the Merger Agreement, SCB will be merged with and into the Company. The Company will survive the Merger and the separate corporate existence of SCB will cease.

(2) As a result of the Merger, the Bank will be a wholly-owned subsidiary of the Company. Upon consummation of the Merger, the Bank will change its name to "Shelby County Bank."

                       MANAGEMENT AND BOARD OF DIRECTORS

     The Company has assembled a management team and a Board of Directors that have strong banking and business experience in the Bank's market area and a shared vision and commitment to the future growth and success of the Bank. The Company intends for the Bank to compete aggressively for its banking business through a systematic program of direct calling on both prospective customers and referral sources such as attorneys, accountants and other business people, many of whom the Company's directors and officers have come to know during their professional careers.

     Robert C. Reed, age 32, President and Chief Executive Officer of the Company, has over thirteen years of banking experience in the community. Mr. Reed will serve as the Bank's President and Chief Executive Officer following the closing of the Merger. Prior to his employment by the Company, from April, 1996 to August, 1997, Mr. Reed was Vice President, Regional Director and a member of the management committee of Citizens Bank of Central Indiana ("Citizens Bank"), which is a subsidiary of CNB Bancshares, Inc., Evansville, Indiana. Prior to his employment by Citizens Bank, Mr. Reed served in various lending and administrative positions in Shelby County with Farmers National Bank (now a part of National City Bank, Indiana), Irwin Union Bank and Trust Company and Norwest Mortgage, Inc. Mr. Reed is currently a member of the Shelby County Chamber of Commerce and the Morristown Chamber of Commerce and is the past President of the Town Council in Morristown, Indiana.

     Bradley A. Long, age 34, Vice President and Chief Financial Officer of the Company, has over eleven years of banking experience. Mr. Long will serve as the Senior Vice President and Treasurer of the Bank following the closing of the Merger. Prior to his employment by the Company, Mr. Long served as the Vice President and Controller of First of America's Bankcard Division in Kalamazoo, Michigan from March 1997 to February 1998 and he served as Vice President-Financial Analysis Manager of First of America in Indianapolis, Indiana from April 1994 to March 1997. Prior to Mr. Long's employment by First of America, he served as the Assistant Vice President-Accounting/Special Projects for STAR Financial Group, Marion, Indiana, the holding company of STAR Financial Bank, from May 1986 to April 1994.


     Stephen R. Cartwright, age 50, Vice President and Chief Credit Officer, has over 20 years of banking experience. Prior to his employment by the Company, Mr. Cartwright was the Senior Vice President for Retail Lending for Fort Wayne National Bank (now a part of National City Bank, Indiana) from January, 1998 to May, 1998. Prior to his employment by Fort Wayne National Bank, he was the Senior Vice President and Direct Consumer Loan Production Manager for First of America Bank, Indianapolis from February, 1997 to January, 1998, and prior to this time, he served as First of America's Banks Vice President for Indirect Lending from December, 1991 to February, 1997. Mr. Cartwright began his banking career with Mutual Federal Savings Bank in Muncie, Indiana where he was the Assistant Vice President for Consumer Lending from August, 1977 to December, 1991. At Mutual Federal Savings Bank, he was responsible for all direct and indirect consumer loans, credit cards and commercial loans.



     The Company has assembled a Board of Directors comprised of individuals with a broad background in banking, business and agriculture and a high level of community involvement. Steven R. Abel, age 48, is a licensed real estate appraiser with Hoosier Appraisal Service, Inc. and farmer and has over eighteen years of banking experience. He served as Vice President of Fifth Third Bank of Central Indiana and its predecessor, the New Palestine Bank, and served on their respective senior management teams. Mr. Abel was also a Vice President and Senior Lending Officer of Central Indiana Bank (now a part of Key Bank). D. Warren Robison, age 32, is a licensed real estate appraiser and is the President and sole shareholder of Hoosier Appraisal Service, Inc. Wendell L. Bernard, age 53, owns and operates a real estate agency in Shelbyville, Indiana, and is the former Director and Vice President of Finance of Williams Industrial, Inc., a manufacturing company. Ralph W. Van Natta, age 68, is a local businessman and former Mayor of Shelbyville and past Commissioner of the Indiana Bureau of Motor Vehicles.



     None of the current directors of SCB or the Bank will serve as directors of the Company or the Bank following the Merger. The officers and employees of the Bank are expected to continue as officers and employees of the Bank following completion of the Merger, except that Mr. Reed will be the President and Chief Executive Officer of the Bank and Mr. Abel will be the Chairman of the Bank. The current President and Chief Executive Officer of the Bank, Rodney L. Meyerholtz, and the current Chairman of the Bank, James M. Robison, will each resign their respective positions with the Bank at the closing of the Merger. See

"PENDING TRANSACTION -- Related Agreements and Transactions" and "MANAGEMENT OF THE COMPANY AND THE BANK."


     The directors and executive officers of the Company have indicated their non-binding expressions of interest to purchase, alone or with their associates, at least 41,750 shares in the offering. See "PRINCIPAL SHAREHOLDERS."


     The management team and the Board represent a significant asset to the Company and the Bank. These individuals have many years of personal experience in the financial services industry. The Company believes that these individuals and their relationships in the Bank's market area should offer the Bank a substantial opportunity to attract new relationships.

                                  MARKET AREA


     Shelby County is in the top one-third out of 92 counties in the State of Indiana in terms of personal income and population growth from 1990 through 1995 based on estimates of the Ball State University's Bureau of Business Research. Following the Merger, the Bank's primary service area will continue to be Shelby County which is located approximately 25 miles southeast of Indianapolis, Indiana. Management of the Company believes that this community has an expanding and diverse economic base, which includes a wide range of small to medium-sized businesses engaged in manufacturing, services and retail. There are approximately 1,100 businesses in Shelby County, and approximately 990 of these businesses have annual sales of $2.0 million or less. As of December 31, 1997, the unemployment rate for Shelby County was 2.8%, compared with the statewide average of approximately 3.4%, according to Ball State University's Bureau of Business Research.


     The Company's address following completion of the Merger will be 29 East Washington Street, P.O. Box 927, Shelbyville, Indiana 46176 and its telephone number will be (317) 398-9721. The Company's current mailing address is P.O. Box 927, Shelbyville, Indiana 46176 and its telephone number is (317) 392-7700.

                                  THE OFFERING


SECURITIES OFFERED BY THE
COMPANY.......................   1,500,000 shares of Common Stock. In addition,
                                 the Company has granted the Underwriter an option to purchase up to an additional 225,000 shares to cover over-allotments. See
                                 "DESCRIPTION OF CAPITAL STOCK" and
                                 "UNDERWRITING."


COMMON STOCK TO BE OUTSTANDING

AFTER THE OFFERING............   1,500,000 shares (1,725,000 shares if the
                                 over-allotment option is exercised in full).


USE OF PROCEEDS BY THE
COMPANY.......................   (a) Payment of the Merger Consideration, (b)
                                 contribution of additional capital to the Bank,
                                 (c) repayment of borrowings that have financed expenses and costs of the Company and (d) general corporate purposes, including possible branch expansion. See "USE OF PROCEEDS."

PROPOSED NASDAQ SMALL CAP
MARKET SYMBOL.................   BRBI

            SUMMARY CONDENSED CONSOLIDATED HISTORICAL AND PRO FORMA
          FINANCIAL AND OPERATING DATA OF BLUE RIVER BANCSHARES, INC.
                           AND SHELBY COUNTY BANCORP

   (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE DOLLAR AMOUNTS)


     Historical Data. The following table presents certain condensed consolidated historical financial and operating data of SCB as of and for each of the years in the two year period ended September 30, 1997 and as of and for each of the six month periods ended March 31, 1998 and 1997. The following table should be read in conjunction with the consolidated financial statements of SCB, including the respective notes thereto, which appear elsewhere in this Prospectus. See "CONSOLIDATED FINANCIAL STATEMENTS OF SHELBY COUNTY BANCORP." In the opinion of management of SCB, the data presented for the six month periods ended March 31, 1998 and 1997 reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six month periods ending March 31, 1998 and 1997 are not necessarily indicative of results that may be expected for any other interim period or the year as a whole.



     Pro Forma Data. The following table presents certain unaudited pro forma condensed combined financial data for the Company giving effect to the Merger as if it had occurred as of the beginning of the earliest period indicated herein and after giving effect to the pro forma adjustments described in the Notes to Blue River Bancshares, Inc. and Shelby County Bancorp Unaudited Pro Forma Combined Financial Statements. The Merger will be accounted for as a purchase, and SCB assets acquired and liabilities assumed will be recorded at their estimated fair values, with the excess of the purchase price over the net fair market value recorded as goodwill. The purchase accounting adjustments are based on preliminary estimates of fair values. Actual fair values will be determined at the date of the Merger, and, accordingly the adjustments that have been included in the pro forma financial information are subject to change pending the final allocation of the total purchase cost of the Merger. This information should be read in conjunction with (i) the pro forma financial information, including the notes thereto, which appear elsewhere in this Prospectus, and (ii) the historical consolidated financial statements of the Company and SCB, including the respective notes thereto, which appear elsewhere in the Prospectus. See "PRO FORMA COMBINED FINANCIAL INFORMATION," and "CONSOLIDATED FINANCIAL STATEMENTS OF SHELBY COUNTY BANCORP" and "FINANCIAL STATEMENTS OF BLUE RIVER BANCSHARES, INC." The pro forma financial data does not give effect to any revenue enhancements or operating efficiencies that the Company's management believes may result from the transaction. The pro forma adjustments reflect (i) the aggregate amount of cash to be paid to the shareholders of SCB by the Company as a result of the Merger and the related purchase accounting adjustments, (ii) the consummation of the offering and (iii) the termination of the Company's subchapter S election under the Code. The pro forma financial data is not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may occur in the future.

                                              SHELBY COUNTY BANCORP               BLUE RIVER BANCSHARES, INC.
                                     ----------------------------------------    -----------------------------
                                       AT OR FOR THE         AT OR FOR THE       AT OR FOR THE
                                      SIX MONTHS ENDED         YEAR ENDED        THREE MONTHS       FOR THE
                                         MARCH 31,           SEPTEMBER 30,           ENDED         YEAR ENDED
                                     ------------------    ------------------      MARCH 31,      DECEMBER 31,
                                         HISTORICAL            HISTORICAL        -------------    ------------
                                     ------------------    ------------------      PRO FORMA       PRO FORMA
                                      1998       1997       1997       1996          1998             1997
                                      ----       ----       ----       ----        ---------       ---------
STATEMENT OF INCOME:
  Interest income................    $ 3,740    $ 3,270    $ 6,708    $ 5,839      $  1,898          $7,092
  Interest expense...............      2,219      1,914      3,892      3,341         1,034           3,811
                                     -------    -------    -------    -------      --------          ------
  Net interest income............      1,521      1,356      2,816      2,498           864           3,281
  Provision for loan losses......        435         50        104        100           405             111
  Non-interest income............        219        168        349        518           118             365
  Non-interest expense...........      1,302      1,072      2,253      2,546           906           2,780
                                     -------    -------    -------    -------      --------          ------
  Income before income (loss)
     taxes.......................          3        402        808        370          (329)            755
  Provision for income taxes.....          1        153        295        134          (104)            375
                                     -------    -------    -------    -------      --------          ------
  Net income (loss)(7)...........    $     2    $   249    $   513    $   236      $   (225)         $  380
                                     =======    =======    =======    =======      ========          ======
PER SHARE DATA:(6)
  Basic earnings (loss) per
     share.......................         --         --         --         --      $  (0.15)         $ 0.25
  Diluted earnings (loss) per
     share.......................         --         --         --         --         (0.15)           0.25
  Cash dividends per share.......         --         --         --         --            --              --
  Book value per share...........         --         --         --         --         10.75              --
  Tangible book value per
     share(4)....................         --         --         --         --          7.89              --
BALANCE SHEET DATA:
  Total assets...................    $98,465    $87,795    $90,609    $82,676      $107,810              --
  Loans, net.....................     85,133     70,349     76,038     66,098        84,934              --
  Allowance for loan losses......        715        362        392        326           715              --
  Securities.....................      8,834      8,410      8,695      8,511         8,850              --
  Goodwill.......................         --         --         --         --         3,917              --
  Deposits.......................     70,533     65,853     64,633     65,286        71,196              --
  Shareholders' equity...........      7,346      6,730      7,171      6,433        16,126              --
  Tangible shareholders' equity
     (5).........................      7,346      6,730      7,171      6,433        12,209              --
PERFORMANCE RATIOS:(1)
  Return on average assets.......       0.00%      0.58%      0.59%      0.31%           --              --
  Return on average shareholders'
     equity......................       0.05       7.57       7.66       3.83            --              --
  Net interest margin............       3.23       3.29       3.37       3.46            --              --
  Non-interest income to total
     average assets..............       0.45       0.39       0.40       0.68            --              --
  Non-interest expense to total
     average assets..............       2.67       2.50       2.59       3.36            --              --
  Efficiency ratio(2)............      74.83      70.34      71.18      84.42            --              --
ASSET QUALITY RATIOS:
  Non-performing loans to total
     gross loans.................       0.78%      0.79%      0.54%      0.45%           --              --
  Allowance for loan losses to
     total gross loans...........       0.83       0.51       0.52       0.49            --              --
  Allowance for loan losses to
     non-performing loans........     106.24      64.53      86.34     108.67            --              --
  Net charge-off loans to average
     loans(1)....................       0.14       0.02       0.05       0.02            --              --

                                                    SHELBY COUNTY BANCORP
                                             -----------------------------------     BLUE RIVER BANCSHARES, INC.
                                              AT OR FOR THE                         -----------------------------
                                               SIX MONTHS         AT OR FOR THE     AT OR FOR THE
                                                  ENDED             YEAR ENDED      THREE MONTHS       FOR THE
                                                MARCH 31,         SEPTEMBER 30,         ENDED         YEAR ENDED
                                             ---------------      --------------      MARCH 31,      DECEMBER 31,
                                               HISTORICAL           HISTORICAL      -------------    ------------
                                             ---------------      --------------      PRO FORMA       PRO FORMA
                                             1998      1997       1997      1996        1998             1997
                                             ----      ----       ----      ----      ---------       ---------
CAPITAL RATIOS: (3)
  Shareholders' equity to assets.........    7.46%      7.67%     7.91%     7.78%        --              --
  Tangible capital ratio.................    5.91       6.41      6.32      6.09         --              --
  Core capital ratio.....................    5.91       6.41      6.32      6.09         --              --
  Total risk-based capital ratio.........    8.89      10.17      9.49      9.66         --              --


-------------------------

(1) Performance ratios for the six months ended March 31, 1998 and 1997 are stated on an annualized basis.


(2) Efficiency ratio is equal to non-interest expense divided by net interest income plus non-interest income less gains or losses on security transactions.


(3) For definitions and further information relating to SCB's regulatory capital requirements, see "REGULATION AND SUPERVISION -- Regulation of the Bank as a Savings Bank, Savings Association Regulatory Capital" and "-- Regulations Applicable to the Bank as a Savings Bank or Commercial Bank, Prompt Corrective Action."


(4) Tangible book value per share is equal to total shareholders' equity less goodwill divided by the weighted average common shares outstanding.

(5) Tangible shareholders' equity is equal to total shareholders' equity less goodwill.

(6) Per share data for the historical periods of SCB have not been presented.


(7) Net income decreased for the six months ended March 31, 1998 compared to March 31, 1997. The decrease was due to additional charges taken in the second quarter. The Bank increased its provision for loan losses and non-interest expense. The primary increase in non-interest expense relates to costs incurred in connection with the proposed acquisition of the Company, environmental remediation costs and costs associated with the VRP. See "SUPERVISION AND REGULATION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SHELBY COUNTY BANCORP."

                                  RISK FACTORS


     The Common Stock offered hereby involves a significant risk. The following potential risks of an investment in the Common Stock should be carefully considered by prospective investors prior to purchasing shares of Common Stock. The order of the following factors is not intended to be indicative of the relative importance of any described risk nor is the following intended to be inclusive of all risks of investment in the Common Stock.


LACK OF OPERATING HISTORY


     The Company has no operating history and the business of the Company is subject to the risks inherent to the establishment of a new business enterprise. Although the Company will be acquiring the Bank which has a long history of operations, the Company has not commenced operations and, therefore, prospective investors do not have access to all of the information that, in assessing their proposed investment, is available to the purchasers of securities of a company with a history of operations. The Bank's parent company, SCB, is subject to the informational requirements of the Exchange Act. Upon consummation of the Merger, SCB's separate corporate existence will cease and shares of common stock of SCB will no longer be traded. See "AVAILABLE INFORMATION."


IMPLEMENTATION OF BUSINESS STRATEGY


     The Company's acquisition of the Bank is subject to certain risks that could adversely affect its financial condition and profitability. These risks may include, among others, incorrectly assessing the Bank's financial condition and future earnings potential or encountering difficulty in implementing the Company's business strategy for the Bank. The Company's strategy for the Bank includes converting the Bank to an Indiana state-chartered commercial bank (the "Conversion") which requires the prior approval of the Indiana Department of Financial Institutions (the "Department"). Additionally, the Conversion is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") with respect to the Company becoming a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"). There can be no assurance that such approvals will be received or upon what terms and conditions, if any, such approvals will be issued. If such approvals are not received, the Company's business strategy for the Bank will be limited to that permitted under a thrift charter and, thus, would generally limit the ability of the Bank to make commercial loans. See "SUPERVISION AND REGULATION -- Regulation of the Bank as a Savings Bank, Qualified Thrift Lender."


LENDING RISKS AND LENDING LIMITS


     The risk of nonpayment of loans is inherent in banking, and such nonpayment, if it occurs, may have a material adverse effect on the Company's earnings and overall financial condition as well as the value of the Common Stock. Moreover, the Company's business strategy to increase consumer and commercial lending, and reduce the dependence of the Bank on single-family residential real estate loans, will likely result in a larger concentration by the Bank on consumer and commercial loans. As a result, the Bank may assume greater risks than the Bank in the past has experienced.



     Commercial loans rely primarily on the operations of the borrower for repayment and secondarily on the underlying collateral. Underwriting commercial loans involves an assessment of certain criteria, including, among others, management, products, markets, cash flow, capital, income and collateral of the borrower. Failure of the Bank's management to properly assess such underwriting criteria or the deterioration of the borrower's business or collateral could result in credit losses. On May 6, 1998, the Bank received a letter from the OTS indicating that the current Board of Directors of the Bank had failed to establish systems necessary to prudently conduct commercial real estate and commercial lending and that such lending should cease until certain corrective action is taken and approval to resume commercial real estate and commercial lending has been obtained from the OTS. The OTS noted several supervisory concerns including loan documents which fail to clearly establish repayment terms, loans priced below market rates and extended maturities at fixed rates, failure to perform and document proper credit analysis and reliance on overstated collateral values. See "BUSINESS OF BLUE RIVER BANCSHARES -- Recent Developments."



     Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and usually involve more credit risk than mortgage loans because of the type and nature of the collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and are thus likely to be adversely affected by job loss, illness and personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral.



     Agricultural loans generally have shorter terms and higher interest rates than residential mortgage loans and usually involve more credit risk than mortgage loans because of the type and nature of the collateral (crops, livestock and farm equipment). In addition, agricultural loans rely primarily upon crops which may be adversely affected by weather, disease and commodity prices.


     Management of the Company will attempt to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and by prudent loan application and approval procedures. The Bank also will manage credit risk and the credit approval process by adhering to written policies which will generally specify underwriting standards for each type of loan. All such policies will be reviewed by the Board of Directors of the Bank. However, there can be no assurance that such monitoring, procedures and policies will reduce certain lending risks. Loan losses can cause insolvency and failure of a financial institution and, in such event, its shareholders could lose their entire investment.


     The Bank's legal lending limit will be determined by applicable law. The Bank's legal lending limit for loans to one borrower is expected to increase from approximately $850,000 to $2,000,000 based upon the information as of March 31, 1998 set forth in "PRO FORMA COMBINED FINANCIAL STATEMENTS." However, the Board of Directors of the Bank may establish an in-house limit that may be somewhat lower than the Bank's legal lending limit. The size of the loans which the Bank will offer to its customers may be less than the size of the loans that most of the Bank's competitors are able to offer. This limit may affect to some degree the ability of the Bank to seek relationships with the larger businesses in the Bank's market. The Bank expects to satisfy loan requests in excess of its lending limit through the sale of participations in such loans to other banks. However, there can be no assurance that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to engage in the sale of participations in such loans on terms favorable to the Bank.


INTEREST RATE SENSITIVITY


     The Bank's profitability will, in part, be a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. Like most banking institutions, the Bank's net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates, principally due to the fact that the Bank does not match the maturities of its loans and investments precisely with its deposits and other funding sources. As a result, an increase or decrease in interest rates could have a material adverse effect on the Bank's net income, capital and liquidity. The Bank has historically originated long-term fixed rate mortgages and recently originated some long-term fixed rate commercial real estate and commercial loans and have held such loans in its loan portfolio. As a result, the Bank has a substantial negative interest rate gap which means the Bank's earnings would be significantly adversely affected by periods of rising interest rates because during such periods the interest expense paid on deposits and borrowings will generally increase more rapidly than the interest income earned on loans and investments. For information regarding the Bank's interest rate risk sensitivity, and its negative interest rate gap at September 30, 1997 as computed on various future time horizons, see "BUSINESS OF BLUE RIVER BANCSHARES, INC. -- Recent Developments," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OF SHELBY COUNTY BANCORP -- Asset Liability Management," "BUSINESS OF SHELBY COUNTY BANCORP -- Lending Activities, Origination,

Purchase and Sale of Loans" and "SUPERVISION AND REGULATION -- Regulation of the Bank as a Savings Bank, Savings Association Regulatory Capital." While management intends to take measures to mitigate interest rate risk, there can be no assurance that such measures will be effective in minimizing the Bank's exposure to interest rate risk.



     In addition to affecting interest income and expense, changes in interest rates also can affect the value of a financial institution's interest-earning assets, which are comprised of fixed- and adjustable-rate instruments (such as loans and investments). Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. Changes in interest rates also can affect the average life of, and demand for, loans and mortgage-related securities. A financial institution is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities.



     Changes in market interest rates have resulted in significant changes in the market value of the Bank's portfolio of investment securities. As of March 31, 1998, the market value of the investment securities available for sale and held to maturity portfolio was $8,850,000 which included a unrealized gain of $1,420,000. Increases in market interest rates prior to the consummation of the Merger could cause the market value of such portfolio to decline significantly. See "BUSINESS OF SHELBY COUNTY BANCORP -- Investments."


IMPACT OF PURCHASE ACCOUNTING ON TANGIBLE BOOK VALUE AND FUTURE EARNINGS


     The acquisition of SCB by the Company pursuant to the Merger Agreement will be accounted for by using the purchase method of accounting. Under the purchase method of accounting, all of the assets and liabilities of SCB acquired by the Company will be adjusted to their estimated fair market value as of the acquisition date, and the resultant discounts and premiums will be accredited into or amortized against income over the expected economic lives of the related assets and liabilities. The purchase price for SCB will exceed the net fair market value of the assets acquired and the liabilities assumed in the acquisition of SCB by at least $3.9 million. The difference will be recorded as goodwill on the Company's consolidated financial statements and will be amortized against income over fifteen years using the straight-line method. See "PRO FORMA COMBINED FINANCIAL STATEMENTS."


     Significant increases in market interest rates prior to the consummation of the Merger may result in declines in the fair market value of the Bank's interest earning assets and liabilities. Such a decline in fair market value would result in a corresponding increase in the amount of goodwill recorded on the Company's consolidated financial statements as a result of the Merger. Such additional goodwill would result in a lower tangible book value of the Company and reduced reported earnings as such additional goodwill is amortized.

IMPACT OF ECONOMIC CONDITIONS

     The results of operations for financial institutions, including the Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, changes in interest rates and the monetary and fiscal policies of the United States government. See "SUPERVISION AND REGULATION." Although the Company believes that economic conditions in the Bank's market area have been generally favorable, there can be no assurance that such conditions will continue to prevail. Substantially all of the Bank's loans are and will continue to be to businesses and individuals in Shelby County and the counties surrounding Shelby County and any decline in the economy of these areas could have an adverse impact on the Bank.

DELAY IN COMMENCING OPERATIONS


     Although the Company expects to receive all regulatory approvals and complete the Merger during the second quarter of 1998, there can be no assurance as to when, if at all, these events will occur. Any delay in completing the Merger will increase pre-opening expenses and postpone realization by the Company of potential revenues from the Bank. Absent the receipt of revenues and commencement of profitable operations, the Company's accumulated deficit and borrowings will continue to increase (and book value per share will continue to decrease) as operating expenses such as salaries and other administrative expenses continue to be incurred.


GOVERNMENT REGULATION AND MONETARY POLICY

     The banking industry is heavily regulated by federal and state governmental agencies. Many of these regulations are intended to protect depositors, the public and the deposit insurance funds administered by the Federal Deposit Insurance Corporation ("FDIC"), and not shareholders of financial institutions. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. There can be no assurance that such future changes will not adversely affect the business of the Company. In addition, the burden imposed by federal and state regulations may place banks in general, and the Bank and the Company specifically, at a competitive disadvantage compared to less regulated competitors. See "SUPERVISION AND REGULATION."

     The Company and the Bank will be subject to extensive state and federal government supervision, regulation and examination. Existing state and federal banking laws will subject the Bank to substantial limitations with respect to loans, purchases of securities, payment of dividends and many other aspects of its banking business.


     Recently enacted and proposed legislation may adversely affect the banking industry or the operations of the Bank and may result in increased competition in the financial services industry. On May 13, 1998, the House of Representatives passed financial reform legislation. The legislation is intended to break down barriers between banking, securities and insurance activities, while maintaining the bank holding company structure and continuing to restrict commercial activity by banks. Under the bill, financial services holding companies, which would be regulated by the Federal Reserve, would be allowed to own banks, securities firms and insurance companies.



     The bill contains provisions regulating the commercial activities of holding companies. Additionally, the bill contains language allowing the Office of the Comptroller of the Currency to preempt state insurance laws' application to national banks in certain instances. The bill must be considered by the Senate Banking Committee and ultimately passed by the Senate. The Company cannot predict whether, or in what form, this legislation may be enacted, and if enacted, what the effect would be on the Company and the Bank.


     Federal economic and monetary policy, as well as policy decisions of bank regulatory authorities, may affect the Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads. See "SUPERVISION AND REGULATION."

DEPENDENCE ON MANAGEMENT


     For the foreseeable future, the Company and the Bank will be dependent upon the services of Robert C. Reed, the President and Chief Executive Officer of the Company. The Company and the Bank will also be dependent upon other senior management to be employed by the Company and the Bank. The loss of services of Mr. Reed may have a material adverse effect on the operations of the Company and the Bank. In this respect, the Company has a key-man life insurance policy covering Mr. Reed in the amount of $1.0 million which will be maintained for a
minimum of one year from             , 1998. In an effort to maintain Mr. Reed's
employment, the Company has entered into an employment agreement with Mr. Reed. If the Company or the Bank is unable to hire qualified and experienced personnel either to replace Mr. Reed or any other key employee or to adequately staff the anticipated growth of the Bank, the operating results of the Company and the Bank would be adversely affected. See "BUSINESS OF BLUE RIVER BANCSHARES,
INC. -- Employees," "BUSINESS OF SHELBY COUNTY BANCORP -- Employees" and "MANAGEMENT OF THE COMPANY AND THE BANK."


COMPETITION

     The Company and the Bank will face strong competition for deposits, loans and other financial services from numerous Indiana and out-of-state banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, equipment leasing companies, insurance companies, mutual funds, and other lending sources and investment alternatives. Some of the financial institutions and financial services providers with which the Bank competes are not subject to the same degree of regulation as the Bank. Many of the financial institutions aggressively compete for business in the Bank's market areas. Many of these competitors have been in business for many years, have established customer bases, have substantially higher lending limits than the Bank, and are larger and will be able to offer certain services that the Bank does not expect to provide in the foreseeable future, including home electronic banking services and international banking services. In addition, most of these entities have greater capital resources than the Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could the Bank. See "BUSINESS OF BLUE RIVER BANCSHARES, INC. -- Market Area" and "BUSINESS OF SHELBY COUNTY BANCORP -- Competition." Additionally, recently passed federal legislation regarding interstate branching and banking may act to increase competition in the future from larger out-of-state banks and thrift institutions. See "SUPERVISION AND REGULATION -- Regulatory Developments."


NO ASSURANCE OF DIVIDENDS

     The Company will be largely dependent upon dividends paid by the Bank for funds to pay dividends on its Common Stock, if and when such dividends are declared. No assurance can be given that future earnings of the Bank, and resulting dividends to the Company, will be sufficient to permit the legal payment of dividends to Company shareholders at any time in the future. See "SUPERVISION AND REGULATION." Even if the Company may legally declare dividends, the amount and timing of such dividends will be at the discretion of the Company's Board of Directors. The Board may in its sole discretion decide not to declare dividends. For a more detailed discussion of other limitations on the payment of cash dividends by the Company, see "DIVIDEND POLICY."

DISCRETION IN USE OF PROCEEDS

     The offering is intended to raise funds primarily to pay the Merger Consideration and contribute additional capital to the Bank. While management currently has no such plans, if opportunities arise, some of the proceeds of the offering may also be used by the Company or the Bank to finance acquisitions of other financial institutions, or of branches of other institutions, or to finance expansion into other lines of business closely related to banking. Management will retain discretion in employing the proceeds of the offering not used to pay the Merger Consideration. See "USE OF PROCEEDS."

ENVIRONMENTAL MATTERS RELATING TO ST. PAUL PROPERTY


     In August 1993, SCB discovered the presence of petroleum compounds in both the soil and groundwater underlying the property at the St. Paul branch of the Bank. A portion of the property was the site of a former gasoline station. The Board of Directors of SCB decided to engage an environmental remediation firm to remove the "free product" (i.e., gasoline) which was floating on top of the water table at the St. Paul site. The cost of this clean-up work was approximately $10,000. On April 13, 1995, SCB sold a portion of the St. Paul property to a resident of St. Paul, Indiana for nominal consideration. SCB apprised the buyer of the environmental matters relating to the real estate sold, and the buyer released and indemnified SCB from all future liability connected with environmental conditions on this property. There can be no assurance that a third party will not make a claim against the Bank with respect to the contamination on or originating from this portion of the St. Paul property or that if such a claim were made that the indemnification of the Bank by the buyer of the property would be sufficient to reimburse the Bank for any damages relating to such claim.


     With respect to the portion of the St. Paul property still owned by the Bank, in early 1996, the Bank discovered the presence of diesel or fuel oil and gasoline constituents in the groundwater. In early 1997, a heating oil storage tank was removed from the ground and the area was remediated by excavating the soil surrounding the location of the tank and replacing it with granular fill material. The tank removal and remediation was performed by an environmental remediation firm engaged by the Bank.


     The Bank is in the process of applying to IDEM to enter the site in the VRP. In contemplation of entering the VRP, the Bank's environmental consultant in May, 1998 performed additional testing on the portion of the St. Paul property still owned by the Bank. These tests discovered the presence of diesel or fuel oil and gasoline constituents in the ground water. The Bank intends to remediate the discovered contamination prior to entering the VRP. Assuming successful completion of the VRP, as the program currently exists, is interpreted and is applied, which may include further remediation of the site, IDEM will issue a Certificate of Completion and the Governor of the State of Indiana will issue a Covenant Not to Sue. Additionally, IDEM and the U.S. Environmental Protection Agency ("EPA") have a Memorandum of Agreement that provides in substance that once a Certificate of Completion has been issued by IDEM, unless the site poses an immediate and substantial threat to human health and the environment, EPA will not plan or anticipate any federal action under the Superfund law. The Bank's environmental consultant estimates that the total cost for completion of the VRP, including the remediation prior to entering the VRP, is $157,920 plus any costs incurred by IDEM which are believed to be immaterial. As a result of the consultant's estimate, the Bank has charged to expenses approximately $150,000 in its income statement for the period ending March 31, 1998 for the costs associated with the proposed remediation and completion of the VRP. The Company believes that there should be no additional material costs associated with the remediation and entering the VRP. There can be no assurance that the Bank will successfully complete the VRP or that the cost relating to the VRP will not exceed $157,920 plus any costs incurred by IDEM which are believed to be immaterial. Even if the Bank successfully completes the VRP, there can be no assurance that a non-governmental entity or person will not make a claim against the Bank with respect to the environmental matters relating to the St. Paul property. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SHELBY COUNTY BANCORP -- Results of Operations."


DETERMINATION OF OFFERING PRICE; LIMITED TRADING MARKET EXPECTED


     The initial public offering price of $12.00 per share of Common Stock was determined by the Company in consultation with the Underwriter. This price is not based upon earnings or any history of operations of the Company and should not be construed as indicative of the present or anticipated future value of the Common Stock. Prior to the offering, there has been no public trading market for the Common Stock. The price at which these shares are being offered to the public may be greater than the market price for the Common Stock following the offering. The Underwriter has advised the Company that, upon completion of the offering, it intends to use reasonable efforts to initiate quotations of the Common Stock on the NASDAQ Small Cap Market and to act as a market maker in the Common Stock, subject to applicable laws and regulatory requirements, although the Underwriter is not obligated to do so. Approval for quotation on the NASDAQ Small Cap Market requires, among other things, that there be at least three market makers for the Common Stock. The Company expects that it will have at least three market makers for the Common Stock, including the Underwriter, following completion of the offering. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Even with a market maker, factors such as the limited size of the offering means that there can be no assurance of an active and liquid market for the Common Stock developing in the foreseeable future. Even if a market develops, there can be no assurance that a market will continue or that shareholders will be able to sell their shares at or above the price at which these shares are being offered to the public. Purchasers of Common Stock should carefully consider the limited liquidity of their investment in the shares being offered hereby.


NEED FOR TECHNOLOGICAL CHANGE

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Company's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than the Bank. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers.

ANTI-TAKEOVER PROVISIONS

     The Articles of Incorporation of the Company contain provisions which the Board of Directors of the Company believes will protect the interests of the shareholders, although these provisions may also be deemed to have an anti-takeover effect. These provisions include a staggered or classified Board of Directors, residency requirements for Directors, specified removal procedures for Directors, specified votes of Directors and shareholders in certain business combinations and the consideration of non-financial factors by Directors in connection with business combinations. Under the Indiana Business Corporation Law ("IBCL"), the provisions of the Business Combinations Chapter and the Control Share Acquisition Chapter could affect the acquisition of shares of Common Stock or the acquisition of control of the Company. These provisions of the Company's Articles of Incorporation and the IBCL could have the effect of discouraging, delaying, preventing or rendering it more difficult for a party to acquire the Company or a significant or controlling block of shares of Common Stock and could have the effect of discouraging, delaying, preventing or rendering more difficult other acquisition transactions which might be viewed favorably by a significant number of shareholders of the Company. These provisions may also adversely affect the ability to develop an active trading market for the Common Stock after the offering. See "DESCRIPTION OF CAPITAL STOCK -- Indiana Law, -- Articles of Incorporation."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Bylaws provide for the indemnification of its officers and directors, and thereby protect its officers and directors from liability for certain actions. It is possible that the indemnification obligations imposed under the Bylaws could result in a charge against the Company's earnings and thereby affect the market value of the Common Stock and the availability of funds for payment of dividends to the Company's shareholders. See "RELATED PARTY TRANSACTIONS -- Director Liability; Indemnification."

COMMON STOCK AVAILABLE FOR FUTURE SALE


     Following the offering, all of the Common Stock will be freely saleable without legal restriction by shareholders who are not Directors, executive officers or other "control persons" of the Company. The Company's Directors and executive officers, who are expected to purchase shares in the offering, have agreed with the Underwriter not to sell any of their shares for 150 days from the date of this Prospectus, and thereafter such individuals, for so long as they remain "affiliates" of the Company (as that term is defined by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), will be subject to the volume, manner of sale and other restrictions of Rule 144 with respect to any public sales of shares for their accounts unless they rely upon another exemption from registration under the Securities Act. The sale, or availability for sale, of substantial amounts of the Common Stock by its Directors and executive officers in the public market, under Rule 144 or otherwise, could, in the future, have an adverse effect on the market price of the Common Stock. See "SHARES ELIGIBLE FOR FUTURE SALE" and "UNDERWRITING."


YEAR 2000 COMPLIANCE


     Some early mainframes and computer programs used only the final two digits for the year in the date field while maintaining the first two digits of each year constant. As a result, some computer applications may be unable to interpret the change from the year 1999 to the year 2000, commonly referred to as the "Year 2000 Problem." A failure by a business to identify properly and to correct a Year 2000 Problem in its operations could result in system failures or miscalculations. In turn, this could result in disruptions of operations, including, among other things, a temporary inability to process transactions, send statements or invoices, or otherwise engage in routine business transactions on a day-to-day basis. The Bank is actively monitoring its year 2000 computer compliance issues. The bulk of the Bank's computer processing is provided by Intrieve Incorporated of Cincinnati, Ohio ("Intrieve"). Intrieve's schedule for compliance with year 2000 is for all data processing to be in compliance by the fall of 1998. Currently, Intrieve is testing certain of the Bank's systems. Intrieve is assisting the Bank with other phases of year 2000 compliance through 1998 and 1999. The Bank has also appointed a year 2000 team to address all aspects of its year 2000 compliance. There can be no assurance that the Bank's data processing system will be year 2000 compliant, and such failure may have a material adverse effect on the Company's earnings, cash flows and overall financial condition as well as the value of the Common Stock.


FORWARD-LOOKING STATEMENTS

     Certain statements throughout this Prospectus regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations are forward-looking statements rather than historical or current facts. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Such statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as those disclosed under "RISK FACTORS," including but not limited to competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change, product development risks and general economic conditions, including, but not limited to, changes in interest rates, loss of deposits and loans to other savings and financial institutions, substantial changes in financial markets and substantial changes in real estate values and the real estate market. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

                              PENDING TRANSACTION

TERMS OF THE MERGER


     Under the terms of the Merger Agreement, SCB will merge with and into the Company under the laws of the State of Indiana. The Company will be the surviving corporation in the Merger and, at the closing of the Merger, SCB's separate corporate existence will cease and shares of SCB Common Stock will no longer be traded. Upon consummation of the Merger, the Bank will become a wholly-owned subsidiary of the Company. Upon consummation of the Merger, all of the outstanding shares of SCB Common Stock will be converted into the right to receive from the Company a cash amount totaling $10,626,000, assuming that all of the outstanding options for shares of SCB Common Stock have been exercised prior to the closing of the Merger and that no SCB shareholder asserts and perfects dissenters' rights under Indiana law. The cash payable by the Company to the shareholders of SCB pursuant to the Merger Agreement is planned to be funded using $10,626,000 of the net proceeds of the offering. See "USE OF PROCEEDS" and "PRO FORMA COMBINED FINANCIAL STATEMENTS." The Merger Consideration was determined through arm's-length negotiations between the Company and SCB. The Company consulted with its financial advisor, Roney Capital Markets, a division of First Chicago Capital Markets, Inc., in negotiation of the Merger Consideration and the Board of Directors of SCB received a fairness opinion from its financial advisor, Trident Financial Corporation, that the Merger Consideration to be received by the shareholders of SCB was fair from a financial point of view.


     The information contained in this Prospectus with respect to the Merger Agreement is a summary of the material provisions of the Merger Agreement, and as such, is qualified in its entirety by reference to that agreement, which is included as an exhibit to the Company's registration statement on Form SB-2 (of which this Prospectus is a part).


REASONS FOR THE MERGER


     Management of the Company believes that the Merger provides a cost-effective means for the Company to begin operation of a banking subsidiary in Shelbyville, Indiana compared to acquiring another financial institution or one or more of the branches of a financial institution or forming a de novo Indiana state-chartered commercial bank. The Company's management believes that the Bank can achieve revenue enhancements, operating efficiencies and additional growth opportunities as a result of the Merger. It is believed that the Merger will provide the Bank with an improved financial and competitive position as a result of an increase in the capital of the Bank and a management team that will operate the Bank as a commercial bank as opposed to a savings bank.


     The Bank, since its conversion from a mutual savings bank to a federal stock savings bank in October, 1991, has increased assets by more than 93.8% (with total assets growing to $98.5 million at March 31, 1998), and increased net loans by more than 104% (with total net loans growing to $85.1 million at March 31, 1998). As a result of the Bank's growth and dividends paid by the Bank to SCB, the Bank's regulatory capital ratios have decreased. However, the Bank is currently in compliance with applicable regulatory capital requirements and is considered adequately capitalized. See "SUPERVISION AND
REGULATION -- Regulations Applicable to the Bank as a Savings Bank or Commercial Bank, Prompt Corrective Action." At the closing of the Merger, the Company intends to contribute additional capital to the Bank. See "USE OF PROCEEDS." This increase in the capital of the Bank will enable the Bank to continue to grow by allowing it to increase its legal lending limit.


     Revenue enhancements, primarily in the form of increased net interest income, are anticipated from, among other things, the expansion of the Bank's commercial and retail banking services. The Company believes that margin gains can be achieved by converting a portion of the Bank's lower yielding fixed-rate mortgages to higher yielding commercial and consumer loans.


     Additional revenue enhancements are anticipated from improved service delivery systems (including possible branch expansion) and the use of additional ATMs. The Company also intends for the Bank to implement an aggressive "cross-selling" program which will be designed to ensure that the Bank's single-family loan customers are aware of the other products and services offered by the Bank. The Company believes that an emphasis on providing more personalized and comprehensive services should assist the Bank in developing and maintaining long-term, multiple account relationships with customers.



     Consummation of the Merger is subject to various conditions, including, among others, obtaining requisite and satisfactory shareholder and regulatory approvals and the receipt of certain opinions and certificates. The Company currently expects the Merger to close concurrently with, or immediately following, the closing of the offering.



     The preceding statements in this "PENDING TRANSACTION -- Reasons for the Merger" section are forward-looking statements that are based upon the Company's business strategy for the Bank and, therefore, are inherently uncertain and subject to risk. There is no assurance that the Bank will ever completely implement the Company's business strategy and the risks identified in "RISK FACTORS" may affect the ability of the Bank to completely implement such strategy.



     For additional information regarding the Company and SCB, see "BUSINESS OF BLUE RIVER BANCSHARES, INC.," "BUSINESS OF SHELBY COUNTY BANCORP," "PRO FORMA COMBINED FINANCIAL STATEMENTS," "FINANCIAL STATEMENTS OF BLUE RIVER BANCSHARES, INC." and "CONSOLIDATED FINANCIAL STATEMENTS OF SHELBY COUNTY BANCORP."


RIGHTS OF DISSENTING SHAREHOLDERS

     The IBCL provides shareholders of merging corporations with certain dissenters' rights. Shareholders of SCB will be entitled to dissenters' rights with respect to the Merger only upon strict compliance with the procedures of the IBCL. SCB shareholders who properly assert and perfect their dissenters' rights are entitled to receive payment from the Company of the "fair value" of their shares in cash, which may ultimately be determined by a court of law.

REGULATORY APPROVAL

     The Bank has filed an application with the OTS for approval of the Merger and the Company being a unitary savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"). The closing of the Merger is conditioned upon receiving the approval by the OTS of the Merger and the Company being a unitary savings and loan holding company under the HOLA. Approval of the Merger and the Company being a unitary savings and loan holding company is not to be interpreted as an endorsement or recommendation by the OTS of the Merger or the Company being a savings and loan holding company under the HOLA.

ACCOUNTING TREATMENT FOR THE MERGER


     It is anticipated that the Merger will be accounted for as a "purchase" transaction. Under this method of accounting, the assets acquired and liabilities assumed in the acquisition of SCB will be recorded at their estimated fair market values, with the excess of the purchase price over the net fair market value recorded as goodwill. See "RISK FACTORS -- Impact of Purchase Accounting on Tangible Book Value and Future Earnings" and "PRO FORMA COMBINED FINANCIAL STATEMENTS."


                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,500,000 shares of Common Stock offered hereby are estimated to be at least $16,300,000 ($18,800,000 if the Underwriter's over-allotment option is exercised in full), after deduction of the underwriting discounts and commissions and payment of estimated offering expenses by the Company. See "UNDERWRITING."



     The principal uses of the net proceeds of the offering are (a) to pay the Merger Consideration, (b) to contribute additional capital to the Bank, (c) to pay in full the principal of and interest on the indebtedness (the "Borrowings") that is owed to Steven R. Abel, Robert C. Reed and D. Warren Robison (collectively, the "Founders"), all of whom are directors and executive officers of the Company, and that was used to finance the organization, general operating and preopening expenses, certain indirect costs of the acquisition of the Bank and certain prepayments of the offering costs, and (d) for general corporate purposes, including possible branch expansion. The Borrowings (which at March 31, 1998 were in the aggregate amount of principal and interest of approximately $172,000) have funded the payment of certain of the Company's preopening expenses, including, but not limited to, professional and other fees and expenses in connection with efforts to acquire or form a bank to be located in Shelbyville, Indiana, the offering and the organization of the Company, including compensation and benefit expense for Robert C. Reed, President and Chief Executive Officer of the Company and Bradley A. Long, Vice President and Chief Financial Officer of the Company, and directors' fees paid prior to the closing of the offering. See "RELATED PARTY TRANSACTIONS -- Redemption of Stock and Loans from Founders." The aggregate amount of the Borrowings will be repaid at the closing of the offering and will be greater than the amount owed to the Founders at March 31, 1998 because of the accrual of additional interest and the Company's anticipated additional Borrowings from the Founders prior to the closing of the offering for the payment of expenses and costs of the Company. In lieu of a cash payment to retire the Borrowings, the Founders may elect to receive repayment in full or in part through their receipt in the offering of shares of Common Stock valued at the initial public offering price of $12.00 per share.


     The Company expects to apply the net proceeds of this offering in the following approximate amounts:


Payment of Merger Consideration to shareholders of
  SCB...................................................  $10,626,000    65.2%
Contribution of additional capital to the Bank..........  $ 2,154,000    13.2%
Payment of Company's borrowings and pre-closing
  expenditures..........................................  $   520,000     3.2%
Working capital.........................................  $ 3,000,000    18.4%
                                                          -----------   ------
  Total.................................................  $16,300,000   100.0%
                                                          ===========   ======



     The Company expects that the Bank will use $2,154,000 of offering proceeds received from the Company in connection with the contribution of additional capital to the Bank as working capital which will enable the

Bank to be classified as "well capitalized" under the FDIC's regulations implementing the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). See "SUPERVISION AND REGULATION -- Regulations Applicable to the Bank as a Savings Bank or Commercial Bank, Prompt Corrective Action."


     The Company and the Bank retain discretion as to the use of working capital, although at present there are no plans to use working capital for purposes other than general corporate purposes, including, in the case of the Bank, the funding of the additional loans by the Bank to its customers and the acquisition of investment securities for the Bank's investment portfolio. Although these funds would be available to finance possible acquisitions of other financial institutions or branches thereof or expansion into other lines of business closely related to banking, the Company has no present plans to do so. The Company has not determined how to apply the proceeds of any sale of Common Stock upon any exercise of the underwriter's over-allotment option, but presently anticipates retaining those amounts as working capital of the Company and not contributing those amounts to the capital of the Bank.

                                DIVIDEND POLICY

     The Company has not paid any dividends to date. All shares of Common Stock are entitled to share equally in such dividends as the Board of Directors may declare. The Company will be largely dependent upon dividends from the Bank for funds to pay dividends on the shares of Common Stock, and dividends payable by the Bank are limited by law and by the need to maintain adequate capital in the Bank. See "SUPERVISION AND REGULATION -- Regulation of the Bank as a Savings Bank, Dividend Limitations" and "--Regulation of the Bank as a Commercial Bank, Dividends." There can be no assurance as to the amount of future dividends, if any, that may be declared or paid on the shares of Common Stock.

     In the case of the Company, further restrictions on dividends may be imposed by the Federal Reserve, if the Company is a bank holding company under the BHC Act. See "SUPERVISION AND REGULATION -- Regulation of the Company under the BHC Act, Dividends." The Company is also restricted by Indiana general corporate law on the amount of dividends that it may pay. Under Indiana law, the Company may not pay a dividend to its shareholders if, after giving effect to the dividend, the Company would not be able to pay its debts as they become due in the usual course of business, or the Company's total assets would be less than the sum of its total liabilities plus, unless the Company's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if the Company were to be dissolved at the time of the dividend.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as it is projected to be immediately after the sale of 1,500,000 shares of Common Stock offered hereby, consummation of the Merger and the application of the estimated net proceeds. See "USE OF PROCEEDS" and "PRO FORMA COMBINED FINANCIAL STATEMENTS."



Preferred Stock, no par value, 2,000,000 shares authorized;
  no shares issued and outstanding..........................           --
Common Stock, no par value, 10,000,000 shares authorized;
  1,500,000 shares issued and outstanding...................  $16,300,000
Retained earnings (deficit).................................     (174,133)
                                                              ===========
Total shareholders' equity..................................  $16,125,867
                                                              ===========

                    BUSINESS OF BLUE RIVER BANCSHARES, INC.

GENERAL


     The Company was organized on March 18, 1997 for the purpose of acquiring or forming a bank to be headquartered in Shelbyville, Indiana. On February 5, 1998, the Company entered into the Merger Agreement pursuant to which the Company would acquire the Bank.


     All of the financial institutions in Shelby County, Indiana, except for the Bank, are affiliated either with large out-of-state holding companies or with medium-sized holding companies headquartered outside of Shelby County. Accordingly, management of the Company believes that a locally-managed bank headquartered in Shelbyville can attract those customers who prefer to conduct business with a local institution that demonstrates an active interest in their business and personal financial affairs and can provide timely responses and personal attention by its executive officers. The Company intends for the Bank to continue to maintain a strong commitment to community banking.


     At the closing of the Merger, the Bank's name will change to "Shelby County Bank." The Bank's offices are located in the Indiana cities of Shelbyville, Morristown and St. Paul in Shelby County. The retail strategy of the Bank will be to offer, primarily in Shelby County, a wide range of basic banking products and services that will be reasonably priced and easily understood by the customer. The Bank's commercial strategy will center on small to medium-sized businesses. Completion of the offering will be conditioned upon, among other things, (i) SCB obtaining requisite and satisfactory shareholder approval, (ii) the Company and the Bank having received all necessary regulatory approvals with respect to the Merger and satisfying certain conditions contained therein and
(iii) the Company, SCB and the Bank satisfying the other conditions set forth in the Merger Agreement. If the Merger Agreement is terminated for any reason, the offering will terminate. Management anticipates that the Merger will be consummated in the second quarter of 1998.


     The Company intends to implement a business strategy aimed at making the Bank's operations more like a commercial bank than a traditional thrift. In this regard, the Company's business strategy for the Bank following the Merger will include the following:


     - Increase the volume of commercial lending. Commercial lending by the Bank has been nominal to date. The Company intends to expand the types of commercial products offered by the Bank to include commercial loans secured by equipment, inventory, accounts receivables and real estate and loans to individuals and organizations in the agricultural industry in the Bank's primary market area. The Shelby County Chamber of Commerce has indicated that there are 1,100 businesses in Shelby County, and the Company intends to focus on many of these businesses.



     - Establish a mortgage secondary market operation. The Company believes a secondary market operation will enhance fee income, improve asset/liability management and increase liquidity. The Company believes this will enable the Bank to improve net interest income and the Bank's interest rate sensitivity by selling a portion of the Bank's lower yielding fixed-rate mortgages and increasing the volume of adjustable rate and balloon mortgages and higher yielding shorter-term commercial and consumer loans.


     - Increase the volume of consumer lending. The Bank intends to begin purchasing indirect auto loans through a select group of dealers that are located in the Bank's primary market area and that are well-known to the management of the Company. The Bank also intends to "cross-sell" the Bank's consumer loan products, including home equity loans, to its existing mortgage and other customers.

     - Increase deposits. The Bank intends to offer an expanded mix of checking account products which are designed to meet the diverse needs of businesses and individuals and lower the cost of funding the loans made by the Bank.


     The Company's business strategy is intended to take advantage of the commercial banking skills of the Company's management together with the existing presence of the Bank as one of the leading single-family mortgage lenders in Shelby County. Accordingly, as part of its business strategy, and as soon as is practical after the Merger, the Company intends to convert the Bank from a federally-chartered savings bank to an Indiana state-chartered commercial bank.



     See also "PENDING TRANSACTION -- Reasons for the Merger" and "BUSINESS OF SHELBY COUNTY BANCORP."



RECENT DEVELOPMENTS



     In April and May, 1998, the OTS conducted a regularly scheduled examination of the Bank. Concurrently with this examination, the Company updated and expanded its own review of the portfolio with the assistance of Pyramid, a financial institutions consulting firm.



     On May 6, 1998, the Bank received a letter from the OTS indicating that the current Board of Directors of Bank had failed to establish systems necessary to prudently conduct commercial real estate and commercial lending and that such lending should cease until certain corrective action is taken and approval to resume commercial real estate and commercial lending has been obtained from the OTS. The OTS noted several supervisory concerns including loan documents which fail to clearly establish repayment terms, loans priced below market rates and extended maturities at fixed rates, failure to perform and document proper credit analysis and reliance on overstated collateral values. In connection with the OTS exam, the Bank has made an additional provision to its allowance for loan losses reserve of $375,000 for the quarter ended March 31, 1998. This provision is consistent with the estimates of the Company. In compliance with the OTS letter, the Bank has determined to cease all such lending while the transaction is pending and until approval to reestablish such lending is granted by the OTS.



     The Company has been in consultation with the OTS in connection with the lifting of these restrictions at the time of its acquisition of the Bank. The Company has implemented a four-step strategy intended to facilitate removal of the restrictions on commercial real estate and commercial lending at the time of the closing of the Merger. First, the Company hired a Chief Credit Officer of the Bank with responsibilities for commercial lending in addition to the Bank's other lending activities. The Chief Credit Officer will replace the officer of the Bank who was responsible for commercial lending. In addition, all current Bank directors will be replaced by the Company's directors. Second, the Company has engaged Pyramid to conduct reviews of the commercial real estate and commercial loan portfolio. Third, the Company, in consultation with Pyramid, has drafted a comprehensive loan policy for the Bank which specifically addresses the concerns expressed by the OTS and will be adopted and implemented immediately upon closing of the Merger. Fourth, the Company has responded to the OTS with respect to the corrective action to be taken by the Company as a result of the OTS' most recent safety and soundness examination of the Bank.



     The Company believes that this strategy addresses the OTS' concerns with respect to commercial real estate and commercial lending and will result in the restrictions on such lending being removed at the closing of the Merger.



     In connection with the proposed acquisition of the Bank and at the request of the Company, the Bank agreed in April, 1998 to begin the process to submit the St. Paul branch location into the VRP. Accordingly, the Bank engaged an environmental consultant to assist. After performing preliminary testing, the consultant informed the Bank that remediation would be necessary to remove diesel or fuel oil and gasoline constituents in the ground water. The consultant estimated the remediation and costs associated with the VRP to be $157,920 plus any costs incurred by IDEM which are believed to be immaterial. The Bank has charged to expense approximately $150,000 in its income statement for the period ending March 31, 1998. See "RISK FACTORS -- Environmental Matters relating to St. Paul Property" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SHELBY COUNTY BANCORP -- Results of Operations."



     In consideration of the above, the Company, SCB and the Bank negotiated a price reduction in the total amount of $379,500, which results in the total consideration to be received by shareholders of SCB being reduced from $11,005,500 to $10,626,000.

     The Bank has a substantial negative interest rate gap which means the Bank's earnings would be significantly adversely affected by periods of rising interest rates. For information regarding the Bank's interest rate risk sensitivity, and its negative interest rate gap at September 30, 1997 as computed on various future time horizons, see "RISK FACTORS -- Interest Rate Risk Sensitivity," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OF SHELBY COUNTY BANCORP -- Asset Liability Management," "BUSINESS OF SHELBY COUNTY BANCORP -- Lending Activities, Origination, Purchase and Sale of Loans" and "SUPERVISION AND REGULATION -- Regulation of the Bank as a Savings Bank, Savings Association Regulatory Capital." The Company intends to reduce the Bank's negative interest rate gap by: (i) establishing a mortgage secondary market operation to sell long-term fixed-rate mortgages from the Bank's loan portfolio, (ii) ceasing to make long-term fixed-rate commercial loans, (iii) increasing the volume of adjustable rate and balloon mortgages and (iv) reducing reliance upon variable-rate borrowings from the FHLB through increasing deposits at the Bank. There can be no assurances that the Company will ever be able to significantly reduce the Bank's negative interest rate gap.


MARKET AREA


     Shelby County is in the top one-third out of 92 counties in the State of Indiana in terms of personal income and population growth from 1990 through 1995 based on estimates of the Ball State University's Bureau of Business Research. Following the Merger, the Bank's primary service area will continue to be Shelby County which is located approximately 25 miles southeast of Indianapolis, Indiana. Management of the Company believes that this community has an expanding and diverse economic base, which includes a wide range of small to medium-sized businesses engaged in manufacturing, services and retail. The Company intends for the Bank to market extensively to companies in the Shelby County area with annual sales of up to $2.0 million. The Shelby County Chamber of Commerce has indicated that approximately 990 of the estimated 1,100 companies in Shelby County have annual sales of $2.0 million or less. As of December 31, 1997, the unemployment rate for Shelby County was 2.8%, compared with the statewide average of approximately 3.4%, according to Ball State University's Bureau of Business Research.


     The Company's address following completion of the Merger will be 29 East Washington Street, P.O. Box 927, Shelbyville, Indiana 46176 and its telephone number will be (317) 398-9721. The Company's current mailing address is P.O. Box 927, Shelbyville, Indiana 46176 and its telephone number is (317) 392-7700.

PREMISES

     The Company currently maintains its offices at 116 South Harrison Street, in Shelbyville, Indiana. The Company leases this space on a month to month basis. Either the Company or the landlord may terminate the lease at the end of any month. Following the closing of the Merger, the Company will maintain its offices in the main office of the Bank. See "BUSINESS OF SHELBY COUNTY
BANCORP -- Premises."

EMPLOYEES


     The Company does not intend to have any employees other than its executive officers. In addition to serving as directors of the Company, Steven R. Abel will serve as Chairman of the Board of the Company, Robert C. Reed will serve as President and Chief Executive Officer, D. Warren Robison will serve as Vice President and Secretary, and Bradley A. Long will serve as Vice President, Chief Financial Officer and Treasurer. No officer, other than Messrs. Reed, Long and Cartwright, will receive compensation from the Company for serving as an officer of the Company. Following the closing of the Merger, the employees and officers of the Bank are expected to continue as employees and officers of the Bank. However, at the closing of the Merger, Rodney L. Meyerholtz will resign as President and Chief Executive Officer and James M. Robison will resign as Chairman, and Mr. Reed will be elected President and Chief Executive Officer of the Bank and Mr. Abel will be elected Chairman of the Bank. See "MANAGEMENT OF THE COMPANY AND THE BANK" and "BUSINESS OF SHELBY COUNTY BANCORP -- Employees."

PENDING LITIGATION

     There is no pending litigation in which the Company is a party or to which any of its property is subject. Further, there is no legal proceeding in which any director, executive officer, principal shareholder or affiliate of the Company, or any associate of any such director, executive officer, principal shareholder or affiliate, is a party or has a material interest adverse to the Company. See "BUSINESS OF SHELBY COUNTY BANCORP -- Legal Proceedings."

INCOME TAXATION OF THE COMPANY

     Immediately prior to the closing of the Merger, the Subchapter S election of the Company will terminate and the Company will become subject to all federal, state and local corporate taxes on income. See "BUSINESS OF SHELBY COUNTY BANCORP -- Taxation." The Company and the Founders intend to enter into a tax indemnification agreement prior to the closing of the offering relating to future adjustments that may be made to the Company's tax returns for all periods during which it was an S corporation. See "RELATED PARTY TRANSACTIONS -- Tax Indemnification Agreement."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATION OF SHELBY COUNTY BANCORP


     All information contained in this section with respect to SCB and the Bank has been supplied by SCB and the Bank and not independently confirmed by the Company.



     Certain statements throughout this section regarding SCB's and the Bank's financial position, business strategy and plans and objectives of management for future operations are forward-looking statements rather than historical or current facts. When used in this section, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to SCB and the Bank or their respective management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the management of SCB and the Bank as well as assumptions made by and information currently available to the management of SCB and the Bank. Such statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as those disclosed under "RISK FACTORS," including but not limited to competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change, product development risks and general economic conditions, including, but not limited to, changes in interest rates, loss of deposits and loans to other savings and financial institutions, substantial changes in financial markets, substantial changes in real estate values and the real estate market and unanticipated results in pending legal proceedings. Such statements reflect the current view of SCB and the Bank with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of SCB and the Bank.


GENERAL

     SCB was formed as part of the conversion of the Bank from a federal mutual savings bank to a federal stock savings bank in October of 1991. In the stock thrift conversion, 172,500 shares of common stock were sold at $10.00 per share. Net proceeds of the stock thrift conversion were approximately $1,324,000. Of this amount, $150,000 was retained by SCB and the remainder was used to purchase all of the common shares of the Bank. The principal business of savings associations, including the Bank, has historically consisted of attracting deposits from the general public and making loans secured by residential and other real estate. The Bank, like the entire savings association industry, is significantly affected by prevailing economic and market conditions as well as by government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on money market funds and other competing investments, account maturities and level of personal income and savings. In addition, deposit growth is also affected by how customers perceive the stability of the financial services industry in general and the savings and loan industry specifically. Various current events such as regulatory changes, failures of other thrifts and financing of the deposit insurance fund also have an impact on deposit growth. Lending activities are influenced by, among other things, the demand for and supply of housing in the area as well as prevailing interest rates. Sources of funds for lending activities include deposits, borrowings, amortization and prepayments of loan principal, retained earnings and funds provided by operations.

RESULTS OF OPERATIONS


     Net earnings for the year ended September 30, 1997 were $513,000, compared to $236,000 for the year ended September 30, 1996, an increase of $277,000 or 117.4%. During the six month period ended March 31, 1998, net earnings decreased to $2,000 compared to net earnings of $249,000 during the six month period ended March 31, 1997. SCB's earnings in recent years have been affected by certain changes that have occurred in the regulatory, economic, and competitive environments in which savings associations operate. As is the case with most savings associations, the Bank's earnings are primarily dependent upon its net interest income. Net interest income is the difference between the interest income and interest expense. Net interest income of the Bank increased from $2,498,000 for the year ended September 30, 1996 to $2,816,000 for the year ended September 30, 1997, a 12.7% increase. Interest income is a function of the balances of loans and investments outstanding during a given period of time and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period of time and the rates paid on such deposits and borrowings.



     In connection with an ongoing OTS safety and soundness examination, the OTS has requested the Bank increase its allowance for loan losses as of March 31, 1998 an additional amount of $375,000. While management of the Bank notes that none of the commercial real estate or commercial loans are non-performing at this time, that type of lending has increased over the last two years. Accordingly, the Bank's lending risks have increased because commercial real estate and commercial loans are generally believed to be more risky than other types of lending such as residential mortgage lending. Therefore, the Bank has increased its provision for loan losses of $50,000 for the six months ended March 31, 1997 to $435,000 for the six months ended March 31, 1998.



     On May 6, 1998, the OTS advised the Bank that, until certain corrective actions are undertaken, the Bank should cease all commercial real estate and commercial lending. In light of the pending acquisition of the Bank by the Company, the Board of Directors of the Bank has determined to cease all such lending while the transaction is pending. Management of the Bank does not expect that ceasing to make such loans during that interim period will have a material adverse effect on the net earnings of the Bank.



     During the last several years, certain environmental monitoring and remediation has occurred at the Bank's St. Paul Branch location and an adjoining property (which adjoining property was transferred to an unrelated third party in 1995). At the conclusion of those environmental efforts, it was determined that no further environmental remediation was necessary at that time. Since then, IDEM has initiated the VRP. Pursuant to the VRP, a parcel of real property may be "submitted" and, after successful completion of testing and monitoring by the applicant and review by IDEM, the Indiana Governor's Office will issue a Certificate of Completion and Covenant Not to Sue. In connection with the proposed acquisition of the Bank and at the request of the Company, the Bank agreed in April, 1998 to begin the process to submit the St. Paul branch location into the VRP. Accordingly, the Bank engaged an environmental consultant to assist.



     As mentioned above, when deciding to begin the process, management of the Bank, based upon prior environmental reports and remediation efforts, believed that the environmental consultant would only need to undertake monitoring (and not any remediation) in connection with the VRP. However, after undertaking preliminary testing, the consultant informed the Bank that remediation would be necessary to remove certain liquid phase hydrocarbons (i.e. petroleum-based liquids). Accordingly, management of the Bank asked the consultant to proposed what remediation would be necessary and to estimate the expected cost. The consultant did so on May 18, 1998, and estimated the remediation and costs associated with the VRP to be $157,920. The Bank has charged to expenses approximately $150,000 in its income statement for the six month period ending

March 31, 1998. The expected amount of time for the VRP, including expected monitoring, is approximately three (3) years.



     The environmental consultant has only provided an estimate, and the actual total costs may be different. In addition, certain costs which may be incurred may not be estimated in the proposal. However, at this time, management of the Bank does not believe material additional expenditures in connection with this matter will be necessary during the foreseeable future. The Bank's actions are voluntary, and have not been required by any governmental agency or body. Accordingly, the Bank has the right not to proceed with the VRP as to the St. Paul branch property, although management of the Bank intends to proceed at this time. Except for the VRP, no administrative, legal, or other proceeding is pending in connection with this matter and, to the knowledge of management of the Bank, none is threatened.


     Average Balances and Interest. The following table presents for the periods indicated the monthly average balances of each category of interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts.

     Management of the Bank believes that the use of month-end average balances instead of daily average balances has not caused any material difference in the information presented.


                               SIX MONTHS ENDED MARCH 31,                 YEAR ENDED SEPTEMBER 30,
                         ---------------------------------------   ---------------------------------------
                                1998                 1997                 1997                 1996
                         ------------------   ------------------   ------------------   ------------------
                                   INTEREST             INTEREST             INTEREST             INTEREST
                         AVERAGE   EARNED/    AVERAGE   EARNED/    AVERAGE   EARNED/    AVERAGE   EARNED/
                         BALANCE     PAID     BALANCE     PAID     BALANCE     PAID     BALANCE     PAID
                         -------   --------   -------   --------   -------   --------   -------   --------
                                                      (DOLLARS IN THOUSANDS)
Interest-earning
  assets:
  Interest-earning
     deposits..........  $ 4,133    $   97    $ 3,824    $   68    $ 2,781    $  108    $ 5,055   $   234
  Investment
     securities........    4,650       144      2,899       118      3,286       171      2,998       223
  Loans(1).............   81,380     3,382     70,023     2,923     72,195     6,066     58,485     5,036
  Stocks in FHLB of
     Indianapolis......      933        37        690        26        746        59        458        35
  Mortgage-backed
     securities........    2,951        80      5,093       135      4,622       304      5,261       311
                         -------    ------    -------    ------    -------    ------    -------   -------
     Total
       interest-earning
       assets..........   94,047     3,740     82,529     3,270     83,630     6,708     72,257     5,839
                         =======    ======    =======    ======    =======    ======    =======   =======
Interest-bearing
  liabilities:
  Passbook accounts....    8,905       133      9,969       141     10,027       283     10,175       313
  NOW and money market
     accounts..........   19,688       278     14,405       157     14,468       314     13,062       302
  Certificates of
     deposit...........   42,282     1,288     41,007     1,227     40,536     2,399     43,173     2,604
                         -------    ------    -------    ------    -------    ------    -------   -------
     Total deposits....   70,875     1,699     65,381     1,525     65,031     2,996     66,410     3,219
  Borrowings...........   18,316       520     13,067       389     14,372       896      2,503       122
                         -------    ------    -------    ------    -------    ------    -------   -------
     Total
       interest-bearing
       liabilities.....   89,191     2,219     78,448     1,914     79,403     3,892     68,913     3,341
Net interest-earning
  assets...............  $ 4,856              $ 4,081              $ 4,227              $ 3,344
                         -------    ------    -------    ------    -------    ------    -------   -------
Net interest income....             $1,521               $1,356               $2,816              $ 2,498
                         -------    ------    -------    ------    -------    ------    -------   -------
Average
  interest-earning
  assets to average
  interest-bearing
  liabilities..........             105.44%              105.20%              105.32%              104.85%


-------------------------
(1) Average balances include non-accrual loans.

     Interest Rate Spread. The following table sets forth the weighted average effective interest rate earned by the Bank on its loan and investment portfolios, the weighted average effective costs of the Bank's deposits and borrowings, the interest rate spread of the Bank, and the net yield on weighted average interest-earning assets for the periods and as of the date shown. Average balances are based on month-end average balances.


                                                                           SIX MONTHS
                                                                             ENDED             YEAR ENDED
                                                AT            AT           MARCH 31,         SEPTEMBER 30,
                                             MARCH 31,   SEPTEMBER 30,   --------------      --------------
                                               1998          1997        1998      1997      1997      1996
                                             ---------   -------------   ----      ----      ----      ----
Weighted average interest rate earned on:
  Interest-earning deposits................    5.50%         5.56%       4.69%     3.56%     3.88%     4.63%
  Investment securities....................    6.32          7.00        6.19      8.14      5.20      7.44
  Loans....................................    8.53          8.42        8.31      8.35      8.40      8.61
  Stock in FHLB of Indianapolis............    8.00          8.25        7.93      7.54      7.91      7.64
  Mortgage-backed securities...............    6.61          6.60        5.42      5.30      6.58      5.91
                                                ---           ---        ----      ----      ----      ----
     Total interest-earning assets.........    8.26%         8.30%       7.96%     7.92      8.02%     8.08%
Weighted average interest rate cost of:
  Passbook accounts........................    2.96%         2.81%       2.99%     2.83%     2.82%     3.08%
  NOW and money market accounts............    3.24          2.74        2.82      2.18      2.16      2.31
  Certificates of deposit..................    6.10          6.07        6.09      5.98      5.92      6.03
  Borrowings...............................    6.51          6.88        5.68      5.95      6.23      4.87
                                                ---           ---        ----      ----      ----      ----
     Total interest-bearing liabilities....    5.35%         5.24%       4.98%     4.88%     4.90%     4.85%
Interest rate spread(1)....................    2.91%         3.06%       2.98%     3.04%     3.12%     3.23%
                                                ===           ===        ====      ====      ====      ====
Net yield on weighted average
  interest-earning assets (Net Interest
  Margin)(2)...............................     N/A           N/A        3.23%     3.29%     3.37%     3.46%
                                                ===           ===        ====      ====      ====      ====


-------------------------
(1) Interest rate spread is calculated by subtracting total weighted average interest rate cost from total weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities. Since SCB's interest-earning assets exceeded its interest-bearing liabilities for the three years shown above, a positive interest rate spread resulted in net interest income.


(2) The net yield of weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield figure is presented at September 30, 1997 and March 31, 1998, because the computation of net yield is applicable only over a period rather than at a specific date.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Bank's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume that cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.


                                                                  INCREASE (DECREASE) IN
                                                                    NET INTEREST INCOME
                                                               -----------------------------
                                                               TOTAL NET    DUE TO    DUE TO
                                                                CHANGE       RATE     VOLUME
                                                               ---------    ------    ------
                                                                      (IN THOUSANDS)
SIX MONTHS ENDED MARCH 31, 1998 COMPARED TO SIX MONTHS ENDED MARCH 31, 1997
Interest-earning assets:
  Interest-earning deposits.................................    $   29      $  23     $    6
  Investment securities.....................................        26        (17)        43
  Loans.....................................................       459        (14)       473
  Stock in FHLB of Indianapolis.............................        11          1         10
  Mortgage-backed securities................................       (55)         3        (58)
                                                                ------      -----     ------
       Total................................................    $  470      $  (4)    $  474
                                                                ------      -----     ------
Interest-bearing liabilities:
  Passbook accounts.........................................        (8)         9        (17)
  NOW and money market accounts.............................       121         54         67
  Certificates of deposit...................................        61         23         38
  Borrowings................................................       131        (17)       148
                                                                ------      -----     ------
       Total................................................    $  305      $  69     $  236
                                                                ------      -----     ------
Net change in net interest income...........................    $  165      $ (73)    $  238
                                                                ======      =====     ======
YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996
Interest-earning assets:
  Interest-earning deposits.................................    $ (126)     $ (33)    $  (93)
  Investment securities.....................................       (52)       (72)        20
  Loans.....................................................     1,030       (125)     1,155
  Stock in FHLB of Indianapolis.............................        24          2         22
  Mortgage-backed securities................................        (7)        33        (40)
                                                                ------      -----     ------
       Total................................................    $  869      $(195)    $1,064
                                                                ------      -----     ------
Interest-bearing liabilities:
  Passbook accounts.........................................    $  (30)     $ (26)    $   (4)
  NOW and money market accounts.............................        12        (20)        32
  Certificates of deposit...................................      (205)       (46)      (159)
  Borrowings................................................       774         43        731
                                                                ------      -----     ------
       Total................................................    $  551      $ (49)    $  600
                                                                ------      -----     ------
Net change in net interest income...........................    $  318      $(146)    $  464
                                                                ======      =====     ======



COMPARISON OF OPERATING RESULTS FOR SIX MONTHS ENDED MARCH 31, 1998 COMPARED TO SIX MONTHS ENDED MARCH 31, 1997



     General. During the six month period ended March 31, 1998, net earnings decreased to $2,000 (basic EPS of $.01 per share) compared to net earnings of $249,000 during the six month period ended March 31, 1997. The decrease in earnings is primarily the result of an increase in the provision for loan loss of $375,000 for a period for six months ended March 31, 1998 relating to the recent OTS safety and soundness exam and a reserve of $150,000 established for environmental matters relating to the St. Paul branch location. Net interest income was $1,086,000, after provision for loan losses, for the six months ended March 31, 1998, compared to $1,306,000 for the six months ended March 31, 1997. Net interest margin for the six months ended March 31, 1998 was 3.23%, compared to 3.29% for the same period one year ago.



     Interest Income. Interest income increased from $3,270,000 for the six months ended March 31, 1997 to $3,740,000 for the six months ended March 31, 1998.



     Interest Expense. Interest expense for the six month period ended March 31, 1998 was $2,219,000 compared to $1,914,000 for the six months ended March 31, 1997. This increase is primarily attributed to the increase in deposit accounts.



     Non-Interest Income. Total non-interest income was $219,000 for the six months ended March 31, 1998, compared to $168,000 for the same period in 1997.



     Non-Interest Expense. Non-interest expense totaled $1,302,000 for the six months ended March 31, 1998 compared to $1,072,000 for the same period in the prior year. The primary increase in non-interest expense relates to costs incurred in connection with the proposed acquisition of the Company, environmental remediation costs and costs associated with the VRP.



     Provision for Loan Losses. The Bank's provision for loan losses was $435,000 for the six months ended March 31, 1998 compared to $50,000 for the same period in the prior year. Non-performing assets increased from $561,000 at March 31, 1997 to $710,000 at March 31, 1998.



COMPARISON OF OPERATING RESULTS FOR YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996


     General. Net earnings for the year ended September 30, 1997 were $513,000, compared to $236,000 for the year ended September 30, 1996, an increase of $277,000 or 117.4%. Net interest income after provision for loan losses increased by $314,000 or 13.1% from $2,398,000 to $2,712,000.

     Total assets increased during the year ended September 30, 1997. Total assets at September 30, 1997 were $90,609,000 compared to $82,676,000 at September 30, 1996, an increase of $7,933,000, or 9.6%. This increase was primarily due to an increase in loans receivable of $9,940,000 or 15.0%, from $66,098,000 in 1996 to $76,038,000 in 1997.

     Interest Income. Total interest income for the year ended September 30, 1997 was $6,708,000 compared to $5,839,000 for the year ended September 30, 1996, an increase of $869,000 or 14.9%. This increase resulted primarily from an increase of $1,030,000 or 20.5%, in interest earned on loans receivable. Although the weighted average interest rate earned on loans in 1997 dropped slightly from 8.61% to 8.40%, the growth in the loan portfolio accounted for the increase in interest income. The loan portfolio growth reflects management's commitment to meet the needs of the growing economy in Shelby County.


     Interest Expense. Total interest expense for the period ended September 30, 1997, totaled $3,892,000, an increase of $551,000, or 16.5%, compared with $3,341,000 for the year ended September 30, 1996. This increase was primarily a result of higher costs on additional advances from the Federal Home Loan Bank of Indianapolis. The weighted average interest rate cost for all deposits and borrowings in 1997 was 4.90% compared to 4.85% in 1996.


     Non-interest Income. Total non-interest income for the year ended September 30, 1996, totaled $349,000 compared to $518,000 for the year ended September 30, 1997. The reason for the decline is because 1996 amounts included non-recurring items.

     Non-interest Expense. Non-interest expense decreased $293,000, or 11.5%, from $2,546,000 for the year ended September 30, 1996, to $2,253,000 for the year ended September 30, 1997. The decrease was primarily attributed to a reduction in the Federal Deposit Insurance Fund expense due to the one-time special assessment in 1996.

     Provision for Loan Losses. The Bank's provision for loan losses was $104,000 for the year ended September 30, 1997, compared to $100,000 for the year ended September 30, 1996. The 1997 provision exceeded net charge-offs of $38,000 during the year ended September 30, 1997. This provision reflects management's intent to provide an increased general allowance for loan loss and further provide for losses inherent in its consumer loan portfolio. Also, the provision resulted in an allowance for loan losses of $392,000 (.52% of total loans) at September 30, 1997. The allowance as a percentage of non-performing loans was 86% at September 30, 1997, compared to 109% at September 30, 1996. At September 30, 1997, non-performing loans as a percent of total gross loans were .54%.



FINANCIAL CONDITION AT MARCH 31, 1998 COMPARED TO SEPTEMBER 30, 1997



     Total assets at March 31, 1998, were $98,465,000, an increase of $7,856,000 from total assets of $90,609,000 at September 30, 1997. The most significant increases in assets were in net loans receivable and interest bearing deposits. Total net loans receivable increased from $76,038,000 at September 30, 1997 to $85,133,000 at March 31, 1998. This increase reflects an increase in mortgage loans which is attributed to a very strong local economy and loan demand. The two branches that were opened in 1995 have contributed over $6,585,000 in mortgage and consumer lending.



     Total deposits at September 30, 1997 of $64,633,000 increased to $70,533,000 at March 31, 1998. This increase in deposits is primarily due to an increase in certificates of deposit and checking accounts.


LIQUIDITY AND CAPITAL RESOURCES

     The standard measure of liquidity for the savings association industry is the ratio of cash and eligible investments to a percentage of savings deposits and borrowings due within one year. The minimum required ratio is currently set by OTS regulation at 4%. At September 30, 1997, the Bank's regulatory liquidity ratio was 8.3%, of which 100% were short-term investments. This was an increase of .8% from its liquidity ratio at September 30, 1996. Management believes that the Bank's liquidity level, both on a short-term and a long-term basis, is sufficient for the Bank's liquidity needs.

     Historically, the Bank has maintained its liquid assets above the minimum requirements imposed by OTS regulations and at a level believed by management adequate to meet requirements of normal daily activities and potential deposit withdrawals. Management monitors the cash flow position periodically to assure that adequate liquidity is maintained. Cash for liquidity purposes is generated through loan prepayments, repayments and increases in deposits. Loan payments are a relatively stable source of funds, while deposit flows are influenced significantly by the level of interest rates and general market conditions. The Bank's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities.

     During the year ended September 30, 1997, there was a net decrease of $2,487,000 in cash and cash equivalents. The major reason for this decrease was an increase in loans receivable.

     As a member of the Federal Home Loan Bank System ("FHLB System"), the Bank may borrow from the FHLB of Indianapolis. Borrowings outstanding at September 30, 1997, were $17,746,000, and under OTS regulations, the Bank could have borrowed up to an additional $10.2 million from the FHLB of Indianapolis as of that date. As of that date, the Bank had commitments to fund loan originations of approximately $2.1 million. In the opinion of management, the Bank has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

     SCB is subject to regulations as a savings and loan holding company by the OTS. The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealing with SCB. The Bank is subject to regulatory requirements applicable to a federal savings bank.

     Capital regulations require savings institutions to have a minimum regulatory tangible capital equal to 1.5% of total assets and a minimum core capital ratio equal to 3% of total assets. Additionally, savings institutions are required to meet a risk-based capital ratio of 8% of risk-weighted assets.

     In connection with the Federal Deposit Insurance Corporation Improvement Act of 1991, the OTS implemented additional minimal capital standards that place savings institutions into one of five categories, from "critically undercapitalized to "well capitalized," depending on levels of three measures of capital. At each successively lower capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions and limits. A well capitalized institution, as defined by the regulations, has a total risk-based capital ratio of at least 10 percent, a Tier 1 (core) risk-based capital ratio of at least six percent, and a leverage (core) risk-based capital of at least five percent. At September 30, 1997, the Savings Bank was classified as adequately capitalized.

     The Bank's capital ratios are as follows at September 30, 1997:

                                                           GAAP        TANGIBLE       CORE        RISK-BASED
                                                          CAPITAL      CAPITAL       CAPITAL       CAPITAL
                                                          -------      --------      -------      ----------
                                                                            (IN THOUSANDS)
Corporation GAAP Capital..............................    $7,171
The Bank GAAP Capital.................................    $6,219
Regulatory Capital....................................                  $5,593       $5,593         $5,985
Minimum capital requirement...........................                   1,342        2,684          5,048
Excess capital........................................                  $4,251       $2,909         $  937
Regulatory capital ratio..............................                    6.3%         6.3%           9.5%
Requirement...........................................                    1.5%         3.0%           8.0%

IMPACT OF INFLATION

     The audited consolidated financial statements of SCB presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     SCB's primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services, which is more directly affected by inflation

ASSET/LIABILITY MANAGEMENT

     The Bank, like other banks, is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits with short and medium-term maturities, mature or reprice more rapidly than its interest-earning assets. Although having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income during periods of rising interest rates, unless offset by other factors such as non-interest income. Therefore, a key element of the Bank's asset/liability plan is to protect net earnings from changes in interest rates by reducing the maturity or repricing mismatch between its interest-earning assets and rate-sensitive liabilities.

     Principal elements of the Bank's asset/liability management strategy include the origination of residential and small commercial mortgage loans with adjustable interest rates and increasing the origination of consumer loans. For example, the Bank has increased its adjustable rate mortgages from $107,000 at September 30, 1987, to $6,587,000 at September 30, 1997. Consumer lending was initiated in March 1989 and had a balance of $7,512,000 at September 30, 1997.


     The difference between the Bank's assets and liabilities having maturities and repricing periods of three months or less ("Interest Rate Gap") was negative 26.16% at September 30, 1997. A negative Interest Rate Gap leaves the Bank's earnings vulnerable to periods of rising interest rates because during such periods the interest expense paid on liabilities will generally increase more rapidly than the interest income earned on assets. Conversely, in a falling interest rate environment, the total expense paid on liabilities will generally decrease more rapidly than the interest income earned on assist. A positive Interest Rate Gap will have the opposite effect. During the years ended September 30, 1990, and 1989, the Bank's negative Interest Rate Gap did not result in increased net interest income even though interest rates were falling. During that period of time, the expected decrease in the average rate paid on deposits due to falling interest rates was offset by depositors reinvesting their time deposits from lower-rate short-term certificates to higher-rate long-term certificates. Additionally, new deposit customer accounts were attracted to the higher rate certificates. Net interest income during that period was also reduced because a significant portion of the increased funds derived from deposits was invested in short-term interest-earning instruments with a lower yield than long-term fixed-rate loans. During the years ended September 30, 1991 through and including September 30, 1997 interest income was positively affected by falling interest rates.

     The Bank has used a portion of the proceeds from the conversion to originate both consumer loans and adjustable rate mortgages, which have assisted in the management of Interest Rate Gap. Recently, the demand for adjustable-rate mortgage loans in the Bank's lending area has decreased and customers have sought fixed-rate loans due to the relatively low long-term interest rates. The Bank remains committed to originating adjustable rate mortgage loans, although market conditions may require that it originate more fixed rate mortgages in the future. The Bank will respond to a continued stronger demand for fixed-rate loans by emphasizing longer-term deposits and the purchase of adjustable-rate mortgages.


     Given the negative gap position, in the event of increasing interest rates, SCB may be exposed to the resulting demands for liquidity and funding. If additional liquidity or funding is necessary, at March 31, 1998, the Bank had the ability to borrow an additional $10.2 million from the FHLB. See additional discussion in the "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SHELBY COUNTY BANCORP -- Liquidity and Capital Resources."

     The following table illustrates the projected maturities and the repricing mechanisms of the major asset and liability categories of the Bank as of September 30, 1997. Maturity and repricing dates have been projected by applying the assumptions set forth below to contractual maturity and repricing dates. The information presented in the following table is derived from data that is provided to the OTS in "Schedule CMR: Consolidated Maturity/Rate" filed as part of the Bank's September 30, 1997, quarterly report. That information in Schedule CMR was reformulated by the FHLB of Indianapolis based upon certain repricing and other assumptions determined by the FHLB of Indianapolis. The repricing and other assumptions determined by the FHLB of Indianapolis are based on a study done by the FHLB of Indianapolis of industry interest rate and repricing trends and are not necessarily representative of the Bank's actual results. Classifications of such items are different from those presented in other schedules and financial statements included herein.


                                                   AT SEPTEMBER 30, 1997 MATURING OR REPRICING IN
                       -------------------------------------------------------------------------------------------------------
                        0 TO 3      3 TO 6     6 MONTHS      1 TO 3      3 TO 5     5 TO 10     10 TO 20    OVER 20
                        MONTHS      MONTHS     TO 1 YEAR     YEARS       YEARS       YEARS       YEARS       YEARS     TOTAL
                        ------      ------     ---------     ------      ------     -------     --------    -------    -----
                                                               (DOLLARS IN THOUSANDS)
Assets:
Adjustable rate
  mortgages..........  $    749    $  3,763    $    174     $  2,808    $     --    $     --    $    --     $   --    $  7,494
Fixed-rate
  mortgages..........       816         811       1,616        6,367       7,359      15,778     16,934      8,479      58,160
Non-mortgage loans...       834         854       1,770        6,541       1,758          --         --         --      11,757
Non-mortgage
  investments........     3,566          --          --           --       4,168       1,398         --         --       9,132
                       --------    --------    --------     --------    --------    --------    -------     ------    --------
    Total interest-
      earning
      assets.........  $  5,965    $  5,428    $  3,560     $ 15,716    $ 13,285    $ 17,176    $16,934     $8,479    $ 86,543
                       ========    ========    ========     ========    ========    ========    =======     ======    ========
Liabilities:
Interest-bearing
  liabilities:
Fixed maturity
  deposits...........  $  8,359    $     --    $ 11,427     $ 15,927    $  4,021    $     --    $    --     $   --    $ 39,734
Other deposits.......     2,640       2,191       3,444        6,937       2,941       3,827      2,462        688      25,130
Variable-rate fixed
  maturity...........    17,746          --          --           --          --          --         --         --      17,746
Other liabilities....  $    625    $     --    $     --     $     --    $     --    $     --    $    --     $   --    $    625
                       --------    --------    --------     --------    --------    --------    -------     ------    --------
    Total interest-
      bearing
      liabilities....  $ 29,370    $  2,191    $ 14,871     $ 22,864    $  6,962    $  3,827    $ 2,462     $  688    $ 83,235
                       ========    ========    ========     ========    ========    ========    =======     ======    ========
Excess (deficiency)
  of interest-bearing
  assets over
  interest-bearing
  liabilities........  $(23,405)   $  3,237    $(11,311)    $ (7,148)   $  6,323    $ 13,349    $14,472     $7,791    $  3,308
Cumulative excess
  (deficiency) of
  interest-bearing
  assets over
  interest-bearing
  liabilities........  $(23,405)   $(20,168)   $(31,479)    $(38,627)   $(32,304)   $(18,955)   $(4,483)    $3,308    $  3,308
Cumulative interest
  sensitivity gap as
  a percentage of
  total assets.......    (26.16)%    (22.54)%    (35.18)%     (43.17)%    (36.10)%    (21.18)%    (5.01)%     3.70%       3.70%



     In preparing the table above, it has been assumed, consistent with the assumptions used by the FHLB of Indianapolis at September 30, 1997, in assessing the interest-rate sensitivity of savings institutions, that (i) adjustable rate first mortgage loans on one-to four-family residences will repay at the rate of 22.0% per year; (ii) first mortgage loans on residential properties of five or more units and non-residential properties will prepay at the rate of 15.0% per year; (iii) fixed-rate first mortgage loans on one-to four-family residences with terms to maturity of 5 years or less will prepay at a rate of 9.06% per maturity classification; (iv) second mortgage loans on one-to four-family residences will prepay at a rate of 26.0% per maturity classification; (v) non-mortgage loans and investments will not prepay; and (vi) fixed-rate mortgage loans on one-to four-family residential properties with remaining terms to maturity of more than 5 years will prepay annually as follows:


                      INTEREST RATE                         PREPAYMENT ASSUMPTION
                      -------------                         ---------------------
Less than 8%..............................................          9.06%
8 to 8.99%................................................         12.06%
9 to 9.99%................................................         19.50%
10 to 10.99%..............................................         29.82%
11 and over...............................................         42.78%


     In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity, and that other deposits are withdrawn or reprice as follows:

                          0 TO 3   3 TO 6   6 MONTHS    1 TO 3   3 TO 5   5 TO 10   10 TO 20   OVER 20
                          MONTHS   MONTHS   TO 1 YEAR   YEARS    YEARS     YEARS     YEARS      YEARS
                          ------   ------   ---------   ------   ------   -------   --------   -------
Passbook................   4.55%    4.34%     8.11%     25.82%   16.83%   21.37%     14.78%     4.20%
Money market accounts...  32.31%   21.87%    24.82%     11.00%    5.24%    4.01%       .72%      .03%
Transaction accounts....  10.91%    9.72%    16.37%     33.87%    9.06%   12.16%      6.68%     1.22%
Non-interest bearing
  accounts..............   2.60%    2.53%     4.87%     17.10%   13.85%   24.18%     22.71%    12.16%

     In evaluating the Bank's exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing tables must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. The Bank considers all of these factors in monitoring its exposure to interest rate risk.

     The principal effect of inflation, as distinct from levels of interest rates, on SCB's earnings is in the area of other expenses. Such expense items as salaries and employee benefits, occupancy expense and equipment costs may be subject to increases as a result of inflation.

SUMMARY CONDENSED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING
         DATA OF BLUE RIVER BANCSHARES, INC. AND SHELBY COUNTY BANCORP

   (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE DOLLAR AMOUNTS)


     Historical Data. The following table presents certain condensed consolidated historical financial and operating data of SCB as of and for each of the years in the two year period ended September 30, 1997 and as of and for each of the six month periods ended March 31, 1998 and 1997. The following table should be read in conjunction with the consolidated financial statements of SCB, including the respective notes thereto, which appear elsewhere in this Prospectus. See "CONSOLIDATED FINANCIAL STATEMENTS OF SHELBY COUNTY BANCORP." In the opinion of management of SCB, the data presented for the six month periods ended March 31, 1998 and 1997 reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six month periods ending March 31, 1998 and 1997 are not necessarily indicative of results that may be expected for any other interim period or the year as a whole.



     Pro Forma Data. The following table presents certain unaudited pro forma condensed combined financial data for the Company giving effect to the Merger as if it had occurred as of the beginning of the earliest period indicated herein and after giving effect to the pro forma adjustments described in the Notes to Blue River Bancshares, Inc. and Shelby County Bancorp Unaudited Pro Forma Combined Financial Statements. The Merger will be accounted for as a purchase, and SCB assets acquired and liabilities assumed will be recorded at their estimated fair values, with the excess of the purchase price over the net fair market value recorded as goodwill. The purchase accounting adjustments are based on preliminary estimates of fair values. Actual fair values will be determined at the date of the Merger, and, accordingly the adjustments that have been included in the pro forma financial information are subject to change pending the final allocation of the total purchase cost of the Merger. This information should be read in conjunction with (i) the pro forma financial information, including the notes thereto, which appear elsewhere in this Prospectus, and (ii) the historical consolidated financial statements of the Company and SCB, including the respective notes thereto, which appear elsewhere in the Prospectus. See "PRO FORMA COMBINED FINANCIAL STATEMENTS," and "CONSOLIDATED FINANCIAL STATEMENTS OF SHELBY COUNTY BANCORP" and "FINANCIAL STATEMENTS OF BLUE RIVER BANCSHARES, INC." The pro forma financial data does not give effect to any revenue enhancements or operating efficiencies that the Company's management believes may result from the transaction. The pro forma adjustments reflect (i) the aggregate amount of cash to be paid to the shareholders of SCB by the Company as a result of the Merger and the related purchase accounting adjustments, (ii) the consummation of the offering and (iii) the termination of the Company's subchapter S election under the Code. The pro forma financial data is not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may occur in the future.


                                                                                    BLUE RIVER
                                                                                 BANCSHARES, INC.
                                           SHELBY COUNTY BANCORP           ----------------------------
                                   -------------------------------------   AT OR FOR THE
                                   AT OR FOR THE SIX     AT OR FOR THE     THREE MONTHS      FOR THE
                                     MONTHS ENDED         YEAR ENDED           ENDED        YEAR ENDED
                                       MARCH 31,         SEPTEMBER 30,       MARCH 31,     DECEMBER 31,
                                   -----------------   -----------------   -------------   ------------
                                      HISTORICAL          HISTORICAL         PRO FORMA      PRO FORMA
                                   -----------------   -----------------   -------------   ------------
                                    1998      1997      1997      1996         1998            1997
                                    ----      ----      ----      ----         ----            ----
STATEMENT OF INCOME:
  Interest income................  $ 3,740   $ 3,270   $ 6,708   $ 5,839     $  1,898         $7,092
  Interest expense...............    2,219     1,914     3,892     3,341        1,034          3,811
                                   -------   -------   -------   -------     --------         ------
  Net interest income............    1,521     1,356     2,816     2,498          864          3,281
  Provision for loan losses......      435        50       104       100          405            111
  Non-interest income............      219       168       349       518          118            365
  Non-interest expense...........    1,302     1,072     2,253     2,546          906          2,780
                                   -------   -------   -------   -------     --------         ------
  Income before income (loss)
     taxes.......................        3       402       808       370         (329)           755
  Provision for income taxes.....        1       153       295       134         (104)           375
                                   -------   -------   -------   -------     --------         ------
  Net income (loss)(7)...........  $     2   $   249   $   513   $   236     $   (225)        $  380
                                   =======   =======   =======   =======     ========         ======
PER SHARE DATA:(6)
  Basic earnings (loss) per
     share.......................       --        --        --        --     $  (0.15)        $ 0.25
  Diluted earnings (loss) per
     share.......................       --        --        --        --        (0.15)          0.25
  Cash dividends per share.......       --        --        --        --           --             --
  Book value per share...........       --        --        --        --        10.75             --
  Tangible book value per
     share(4)....................       --        --        --        --         7.89             --
BALANCE SHEET DATA:
  Total assets...................  $98,465   $87,795   $90,609   $82,676     $107,810             --
  Loans, net.....................   85,133    70,349    76,038    66,098       84,934             --
  Allowance for loan losses......      715       362       392       326          715             --
  Securities.....................    8,834     8,410     8,695     8,511        8,850             --
  Goodwill.......................       --        --        --        --        3,917             --
  Deposits.......................   70,533    65,853    64,633    65,286       71,196             --
  Shareholders' equity...........    7,346     6,730     7,171     6,433       16,126             --
  Tangible shareholders'
     equity(5)...................    7,346     6,730     7,171     6,433       12,209             --
PERFORMANCE RATIOS:(1)
  Return on average assets.......     0.00%     0.58%     0.59%     0.31%          --             --
  Return on average shareholders'
     equity......................     0.05      7.57      7.66      3.83           --             --
  Net interest margin............     3.23      3.29     (3.37)     3.46           --             --
  Non-interest income to total
     average assets..............     0.45      0.39      0.40      0.68           --             --
  Non-interest expense to total
     average assets..............     2.67      2.50      2.59      3.36           --             --
  Efficiency ratio(2)............    74.83     70.34     71.18     84.42           --             --

                                                                                    BLUE RIVER
                                                                                 BANCSHARES, INC.
                                           SHELBY COUNTY BANCORP           ----------------------------
                                   -------------------------------------   AT OR FOR THE
                                   AT OR FOR THE SIX     AT OR FOR THE     THREE MONTHS      FOR THE
                                     MONTHS ENDED         YEAR ENDED           ENDED        YEAR ENDED
                                       MARCH 31,         SEPTEMBER 30,       MARCH 31,     DECEMBER 31,
                                   -----------------   -----------------   -------------   ------------
                                      HISTORICAL          HISTORICAL         PRO FORMA      PRO FORMA
                                   -----------------   -----------------   -------------   ------------
                                    1998      1997      1997      1996         1998            1997
                                    ----      ----      ----      ----         ----            ----
ASSET QUALITY RATIOS:
  Non-performing loans to total
     gross loans.................    0.78%     0.79%     0.54%     0.45%           --             --
  Allowance for loan losses to
     total gross loans...........     0.83      0.51      0.52      0.49           --             --
  Allowance for loan losses to
     non-performing loans........   106.24     64.53     86.34    108.67           --             --
  Net charge-off loans to average
     loans(1)....................     0.14      0.02      0.05      0.02           --             --
CAPITAL RATIOS:(3)
  Shareholders' equity to
     assets......................    7.46%     7.67%     7.91%     7.78%           --             --
  Tangible capital ratio.........     5.91      6.41      6.32      6.09           --             --
  Core capital ratio.............     5.91      6.41      6.32      6.09           --             --
  Total risk-based capital
     ratio.......................     8.89     10.17      9.49      9.66           --             --


-------------------------

(1) Performance ratios for the six months ended March 31, 1998 and 1997 are stated on an annualized basis.


(2) Efficiency ratio is equal to non-interest expense divided by net interest income plus non-interest income less gains or losses on security transactions.


(3) For definitions and further information relating to SCB's regulatory capital requirements, see "REGULATION AND SUPERVISION -- Regulation of the Bank as a Savings Bank, Savings Association Regulatory Capital" and "-- Regulations Applicable to the Bank as a Savings Bank or Commercial Bank, Prompt Corrective Action."


(4) Tangible book value per share is equal to total shareholders' equity less goodwill divided by the weighted average common shares outstanding.

(5) Tangible shareholders' equity is equal to total shareholders' equity less goodwill.

(6) Per share data for the historical periods of SCB have not been presented.


(7) Net income decreased for the six months ended March 31, 1998 compared to March 31, 1997. The decrease was due to additional charges taken in the second quarter. The Bank increased its provision for loan losses and non-interest expense. The primary increase in non-interest expense relates to costs incurred in connection with the proposed acquisition of the Company, environmental remediation costs and costs associated with the VRP. See "SUPERVISION AND REGULATION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SHELBY COUNTY BANCORP."

                       BUSINESS OF SHELBY COUNTY BANCORP


     All information contained in this section with respect to SCB and the Bank has been supplied by SCB and the Bank and not independently confirmed by the Company.



     Certain statements throughout this section regarding SCB's and the Bank's financial position, business strategy and plans and objectives of management for future operations are forward-looking statements rather than historical or current facts. When used in this section, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to SCB and the Bank or their respective management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the management of SCB and the Bank as well as assumptions made by and information currently available to the management of SCB and the Bank. Such statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as those disclosed under "RISK FACTORS," including but not limited to competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change, product development risks and general economic conditions, including, but not limited to, changes in interest rates, loss of deposits and loans to other savings and financial institutions, substantial changes in financial markets, substantial changes in real estate values and the real estate market and unanticipated results in pending legal proceedings. Such statements reflect the current view of SCB and the Bank with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of SCB and the Bank.


     SCB is an Indiana corporation organized in June, 1991 to become a unitary savings and loan holding company. SCB became a unitary savings and loan holding company upon the conversion of the Bank from a federal mutual savings bank to a federal stock savings bank in October, 1991. The Bank was established in 1937 as a federal savings and loan. SCB is the sole shareholder of the Bank. SCB and the Bank conduct business from its main office in Shelbyville, Indiana with branch offices for the Bank in Shelbyville, St. Paul, and Morristown, Indiana. The Bank is and historically has been among the top residential real estate lenders in Shelby County and is the largest locally owned financial institution in Shelby County. The Bank offers a variety of retail deposits and lending services to retail and commercial customers in Shelby County.

LENDING ACTIVITIES

     Loan Portfolio Data. The following table sets forth the composition of the Bank's loan portfolio by loan type and security type as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for possible loan losses and deferred net loan fees on loans.


                                                                                  AT SEPTEMBER 30,
                                              AT MARCH 31,          --------------------------------------------
                                                  1998                     1997                     1996
                                           -------------------      -------------------      -------------------
                                                      PERCENT                  PERCENT                  PERCENT
                                           AMOUNT     OF TOTAL      AMOUNT     OF TOTAL      AMOUNT     OF TOTAL
                                           ------     --------      ------     --------      ------     --------
                                                                  (DOLLARS IN THOUSANDS)
Mortgage loans:
  One-to-four family...................    $54,334      63.14%      $46,870      61.17%      $42,131      63.24%
  Residential construction.............      1,148       1.33         1,054       1.38         1,003       1.51
  Multi-family.........................      4,800       5.58         4,512       5.89         3,406       5.11
  Non-residential......................     12,659      14.71        11,746      15.33        10,418      15.64
  Home equity loans....................      1,268       1.47           977       1.28           740       1.11
Consumer loans:
  Installment loans....................      2,968       3.45         3,411       4.45         2,494       3.74
  Auto loans...........................      4,043       4.69         3,878       5.06         3,423       5.14
  Home improvement loans...............        100       0.12            86        .11            --         --
  Loans secured by deposits............        258       0.30           137        .18           169        .25
Commercial loans.......................      4,489       5.21         3,947       5.15         2,838       4.26
                                           -------     ------       -------     ------       -------     ------
     Gross loans receivable............    $86,067     100.00%      $76,618     100.00%      $66,622     100.00%
                                           =======     ======       =======     ======       =======     ======
TYPE OF SECURITY
  One-to-four family(1)................    $56,850      66.05%      $48,987      63.94%      $43,874      65.86%
  Non-residential real estate..........     12,659      14.70        11,746      15.33        10,418      15.63
  Multi-family.........................      4,800       5.58         4,512       5.89         3,406       5.11
  Autos................................      4,043       4.70         3,878       5.06         3,423       5.14
  Deposits.............................        258       0.30           137        .18           169        .25
  Other security.......................      4,137       4.81         4,027       5.26         3,009       4.52
  Unsecured............................      3,320       3.86         3,331       4.34         2,323       3.49
                                           -------     ------       -------     ------       -------     ------
     Gross loans receivable............    $86,067     100.00%      $76,618     100.00%      $66,622     100.00%
                                           =======     ======       =======     ======       =======     ======
Deduct:
  Allowance for possible losses on
     loans.............................        715        .83%          392        .51%          326        .49%
  Deferred net loan fees...............        219        .25           188        .25           198        .30
                                           -------     ------       -------     ------       -------     ------
Net loans receivable...................    $85,133      98.92%      $76,038      99.24%      $66,098      99.21%
                                           =======     ======       =======     ======       =======     ======


-------------------------
(1) Includes residential construction, home equity loans and home improvement loans.


     The Bank's portfolio includes no highly leveraged transaction loans. The Bank does not intend to make such loans in the future. The following table sets forth certain information at March 31, 1998, regarding the dollar amount of loans maturing in the Bank's loan portfolio based on the due date of each payment. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses. Management of the Bank expects prepayments will cause actual maturities to be shorter.


                                                               DUE DURING YEARS ENDED MARCH 31,
                                    BALANCE      -------------------------------------------------------------
                                  OUTSTANDING                          2001      2003      2008        2013
                                   MARCH 31,                            TO        TO        TO          AND
                                     1998         1999       2000      2002      2007      2012      FOLLOWING
                                  -----------     ----       ----      ----      ----      ----      ---------
                                                                 (IN THOUSANDS)
Mortgages:
  Residential one-to-four family
     mortgage loans.............    $54,334      $ 3,473    $2,133    $2,192    $4,676    $12,454     $29,406
  Residential construction......      1,148        1,071         9        10        18         40          --
  Multi-family loans............      4,800          778       149       194       504      1,192       1,983
  Non-residential...............     12,659          742       495       608     1,495      4,046       5,273
  Home equity...................      1,268           33        32        62       141        124         876
Consumer loans:
  Home improvement loans........        100           36        17        19        28         --          --
  Auto..........................      4,043        1,577     1,041       751       653         21          --
  Installment loans.............      2,968        2,185       211       124       108        195         145
  Loans secured by deposits.....        258          194        11         9        13         26           5
Commercial loans................      4,489        2,772       394       339       482        502          --
                                    -------      -------    ------    ------    ------    -------     -------
  Gross loans receivable........    $86,067      $12,861    $4,492    $4,308    $8,118    $18,600     $37,688
                                    =======      =======    ======    ======    ======    =======     =======



     The following table sets forth, as of March 31, 1998, the dollar amount of all loans due after one year which have fixed interest rates and floating or adjustable interest rates.



                                                                     DUE AFTER MARCH 31, 1999
                                                              --------------------------------------
                                                              FIXED RATES   VARIABLE RATES    TOTAL
                                                              -----------   --------------    -----
                                                                          (IN THOUSANDS)
Mortgages:
  Residential one-to-four family mortgage loans.............    $47,534         $3,327       $50,861
  Multi-family loans........................................      2,802          1,220         4,022
  Non-residential...........................................      9,552          2,365        11,917
  Home equity...............................................         --          1,235         1,235
  Residential Construction..................................         77             --            77
Consumer loans:
  Home improvement loans....................................         64             --            64
  Auto......................................................      2,466             --         2,466
  Installment loans.........................................        783             --           783
  Loans secured by deposits.................................         64             --            64
Commercial loans............................................      1,717             --         1,717
                                                                -------         ------       -------
     Total..................................................    $65,059         $8,147       $73,206
                                                                =======         ======       =======



     Residential Loans. Approximately $54 million, or 63.1% of the Bank's total loan portfolio at March 31, 1998, consisted of one-to-four family mortgage loans, of which 93.5% had fixed-rates. Historically, such loans have generally not been written on terms that are in conformity with the standard underwriting criteria of the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"), thereby making resale of such loans difficult. See "BUSINESS OF SHELBY COUNTY BANCORP -- Lending Activities, Origination, Purchase and Sale of Loans." The Bank's fixed-rate mortgages generally have terms of 15, 20, 25 or 30 years.



     The Bank began originating adjustable rate mortgages in April, 1988. As of March 31, 1998, approximately 6.5% of the mortgage loans on one-to-four family residences included in the Bank's loan and mortgage-backed securities portfolio had adjustable rates. The adjustment for all of the Bank's adjustable rate mortgage loans is indexed to U.S. Treasury securities. Such loans have interest rates which adjust annually, with maximum rate changes of 2.0% per adjustment. These loans have terms of 25 years.

     The rates offered on the Bank's adjustable rate and fixed-rate residential mortgage loans are competitive with the rates offered by other mortgage lenders in the Bank's market area.

     Although the Bank's residential mortgage loans are written for amortization terms up to 30 years, due to prepayments and refinancings, its residential mortgage loans generally have remained outstanding for a substantially shorter period of time than the maturity terms of the loan contracts.


     Substantially all of the residential mortgage loans that the Bank has originated since 1987 include "due on sale" clauses, which give the Bank the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. The Bank requires private mortgage insurance on all conventional residential single-family mortgage loans with loan-to-value ratios in excess of 89%. The Bank will not lend more than 95% of the lower of current cost or appraised value of a residential single family property. At March 31, 1998, residential mortgage loans amounting to $673,000, or .78% of the Bank's total loan portfolio, were included in non-performing assets.



     The Bank offers residential construction loans only in conjunction with residential mortgage loans. Interest is charged on the money disbursed under the loan. After the construction phase (typically 3 to 12 months), the Bank makes a mortgage loan, the proceeds of which are used to pay off the construction loan. At March 31, 1998, the Bank had $1.1 million, or 1.3% of its total loan portfolio, in residential construction loans outstanding.



     Non-Residential Real Estate Loans. At March 31, 1998, $13 million, or 14.7%, of the Bank's total loan portfolio consisted of mortgage loans secured by non-residential real estate. The non-residential mortgage loans are written for terms not exceeding 25 years, and generally require a 75% or lower loan-to-value ratio. The largest non-residential mortgage loan as of March 31, 1998, had a balance of approximately $740,000. At that date, all of the Bank's non-residential mortgage loans consisted of loans secured by real estate located in Indiana.


     Under the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA"), a savings association's portfolio of non-residential real estate loans is limited to 400% of its capital. In addition, the application of the Qualified Thrift Lender ("QTL") test has had the effect of limiting the aggregate investment in non-residential real estate loans made by the Bank. See "REGULATION AND SUPERVISION -- Regulation of the Bank as a Savings Bank, Qualified Thrift Lender." The Bank currently complies with the non-residential real estate loan limitations.

     Generally, non-residential mortgage loans involve greater risk than do residential loans. Non-residential mortgage loans typically involve larger loan balances to single borrowers or groups of related borrowers. In addition, the payment experience on loans received by income-producing properties is typically dependent on the successful operation of the related project and thus may be subject to adverse conditions in the real estate market or in the economy in general.


     Multi-Family Loans. At March 31, 1998, $4.8 million, or 5.6%, of the Bank's total loan portfolio consisted of mortgage loans secured by multi-family dwellings (those consisting of more than four units). All of the Bank's multi-family loans are secured by apartment complexes located in Shelby County. The largest such multi-family mortgage loan as of March 31, 1998, had a balance of approximately $639,000 and none of these loans were non-performing at that time. As with the Bank's non-residential real estate loans, multi-family mortgage loans are written for terms not exceeding 25 years, and require at least a 75% loan-to-value ratio.


     Multi-family loans, like non-residential real estate loans, involve a greater risk than do residential loans. See "BUSINESS OF SHELBY COUNTY
BANCORP -- Lending Activities, Non-Residential Real Estate Loans." Also, the more stringent loans-to-one borrower limitation, described below in "BUSINESS OF

SHELBY COUNTY BANCORP -- Lending Activities, Origination, Purchase and Sale of Loans," limits the ability of the Bank to make loans to developers of apartment complexes and other multi-family units.


     Home Equity Loans. The Bank markets a home equity line of credit loan. The maximum loan-to-value ratio for such loans is 80%, and the minimum draw on a home equity line of credit is $250. As of March 31, 1998, the Bank had approximately $1.3 million outstanding home equity loans, or 1.5% of its total loan portfolio, with approximately $612,000 of additional credit available to its borrowers under existing home equity lines of credit. Home equity line of credit loans are adjustable rate loans, indexed to the base rate on corporate loans at large U.S. money center commercial banks that the Wall Street Journal publishes as the Prime Rate.


     Consumer Loans. Federal laws and regulations permit federally chartered savings associations to make secured and unsecured consumer loans in an aggregate amount of up to 35% of the association's total assets. In addition, a federally chartered savings association has lending authority above the 35% limit for certain consumer loans, such as property improvement loans and deposit account secured loans. However, the QTL test places additional limitations on a savings association's ability to make consumer loans. See "REGULATION AND SUPERVISION -- Regulation of the Bank as a Savings Bank, Qualified Thrift Lender."


     In the spring of 1989, the Bank, as part of its strategy of becoming a community bank for Shelby County, hired a Vice President -- Consumer Loans to guide the Bank's entry into the consumer loan area. By March 31, 1998, approximately nine years after the Bank began making consumer loans, these loans, consisting primarily of auto, installment, loans secured by deposits and home improvement loans, were $7.4 million, or approximately 8.6% of the Bank's total loan portfolio. Although consumer loans are currently only a small portion of its lending business, the Bank consistently originates consumer loans to meet the needs of its customers, and the Bank intends to originate more such loans to assist in meeting its asset/liability management goals.



     Although consumer loans generally involve a higher level of risk than one-to-four family residential mortgage loans, their relatively higher yields and shorter terms to maturity are believed to be helpful in reducing the interest-rate risk of the Bank's portfolio. At March 31, 1998, no consumer loans were included in non-performing assets.



     The Bank's portfolio of automobile loans was $4 million, or 4.7% of its total loan portfolio at March 31, 1998. The maximum term of these loans is 66 months, and the borrower must provide proof of insurance.



     Installment loans, loans secured by deposits and home improvement loans totaled $3.3 million, or 4% of the Bank's total loan portfolio at March 31, 1998.



     Commercial Loans. The Bank has historically made a limited number of secured commercial loans. At March 31, 1998, these loans, which included inventory financing for a lawn and garden equipment supplier, totaled $4.5 million, or 5.2% of the Bank's total loan portfolio.



     On May 6, 1998, the Bank received a letter from the OTS indicating that the current Board of Directors of the Bank had failed to establish systems necessary to prudently conduct commercial real estate and commercial lending and that such lending should cease until certain corrective action is taken and approval to resume commercial real estate and commercial lending has been obtained from the OTS. The OTS noted several supervisory concerns including loan documents which fail to clearly establish repayment terms, loans priced below market rates and extended maturities at fixed rates, failure to perform and document proper credit analysis and reliance on overstated collateral values. In light of the pending acquisition of the Bank by the Company, the Board of Directors of the Bank has determined to cease all such lending while the transaction is pending.


     Origination, Purchase and Sale of Loans. The Bank has historically not originated its residential mortgage loans in conformity with the standard criteria of the FHLMC or FNMA. The Bank would therefore experience some difficulty selling such loans in the secondary market, although most loans could be brought into conformity. The Bank's mortgage loans vary from secondary market criteria because the Bank capitalizes taxes rather than using escrow accounts. This practice allows the Bank to keep its administrative costs down and have thus provided the Bank with the competitive advantage of being able to make mortgage loans without charging points. However, the Bank's inability to quickly and easily sell its residential mortgage loans may subject the Bank to increased interest rate risk (since most of the Bank's residential mortgage loans have fixed rates) and could adversely affect the Bank's liquidity position during periods of rising interest rates.

     Although the Bank currently has authority to lend anywhere in the United States, it has confined its loan origination activities primarily to Shelby County, Indiana. The Bank's loan originations are generated from referrals from builders, developers, real estate brokers and existing customers, newspaper, radio and periodical advertising, and walk-in customers. Loans are originated at either the main or branch office. All loan applications have historically been processed and underwritten at the Bank's main office.


     FIRREA contains a generally more stringent loans-to-one-borrower limitation than that applicable to savings associations before FIRREA's enactment. Under FIRREA, a savings association generally may not make any loan to a borrower or its related entities if the total of all such loans by the savings association exceeds 15% of its capital (plus up to an additional 10% of capital in the case of loans fully collateralized by readily marketable collateral); provided, however, that loans up to $500,000 regardless of the percentage limitations may be made and certain housing development loans of up to $30 million or 30% of capital, whichever is less, are permitted. The maximum amount which the Bank could have loaned to one borrower and the borrower's related entities under the 15% of capital limitation was approximately $850,000 at March 31, 1998. At that date, the highest outstanding balance of loans by the Bank to one borrower and related entities was approximately $740,000, an amount within such loans-to-one-borrower limitations. The Bank's portfolio of loans and mortgage-backed securities currently contains no group of loans-to-one-borrower that in the aggregate exceed the 15% of capital limitation.


     The Bank's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. The Bank studies the employment and credit history and information on the historical and projected income and expenses of its individual and corporate mortgagors to assess their ability to repay its mortgage loans. It uses an independent appraiser to appraise the property securing its loans and requires title insurance and a valid lien on its mortgaged real estate. Generally, appraisals on real estate underlying most real estate loans in excess of $100,000 are required to be performed by either state-licensed or state-certified appraisers, depending on the type and size of the loan. The Bank requires fire and extended coverage insurance in amounts at least equal to the principal amount of the loan. It may also require flood insurance to protect the property securing its interest. The Bank generally makes disbursements for taxes and insurance on the borrower's behalf, adding the amount of such disbursements to the principal of the loan.


     The Bank's policy is to apply consistent underwriting standards to the several types of consumer loans it makes to protect the Bank adequately against the risks inherent in making such loans. Borrower character, paying habits, net worth and underlying collateral are important considerations.



     The Bank has historically not sold and has rarely purchased loans. The Bank may enter into participations to diversify its portfolio, to supplement local loan demand and to obtain more favorable yields. During the year ended September 30, 1992, the Bank acquired a $114,000 participation in a mobile home park in Shelby County. During the year ended September 30, 1993, the Bank acquired additional $182,000 participation in the same mobile home park. During the year ended September 30, 1996, the Bank acquired an additional $366,000 in loan participations. During the year ended September 30, 1997, the Bank acquired an additional $1,908,000 in loan participation. As of March 31, 1998, the Bank held in its loan and mortgage-backed securities portfolio 15 participations. The Bank's portion of the outstanding balance of such participations on that date was approximately $4,657,000.

     The following table shows loan origination, purchase, sale and repayment activity for the Bank during the periods indicated:


                                                          SIX MONTHS ENDED             YEAR ENDED
                                                             MARCH 31,               SEPTEMBER 30,
                                                        --------------------      --------------------
                                                         1998         1997         1997         1996
                                                         ----         ----         ----         ----
                                                                        (IN THOUSANDS)
Gross loans receivable at beginning of period.......    $76,618      $66,622      $66,622      $50,927
Originations:
First mortgage loans:
  Residential.......................................     10,856        5,300       12,150       17,084
  Non-residential...................................      1,579          582        3,559        3,087
  Miscellaneous additions...........................         --           --          744          271
                                                        -------      -------      -------      -------
     Total first mortgage loans.....................     12,435        5,882       16,453       20,442
                                                        -------      -------      -------      -------
Consumer loans:
  Installment loans.................................      5,551        4,475       13,327       10,302
  Loans secured by deposits.........................         24           38           54           72
  Miscellaneous additions...........................         --           --           --           --
                                                        -------      -------      -------      -------
     Total consumer loans...........................      5,575        4,513       13,381       10,374
                                                        -------      -------      -------      -------
Commercial loans....................................      2,721        1,256        1,103        3,920
                                                        -------      -------      -------      -------
     Total originations.............................     20,731       11,651       30,937       34,736
                                                        -------      -------      -------      -------
Purchases:
  First mortgage loans..............................        250        1,784          536        1,636
                                                        -------      -------      -------      -------
     Total originations and purchases...............     20,981       13,435       31,473       36,372
                                                        -------      -------      -------      -------
Sales:
  First mortgage loans..............................         --           --           --           --
                                                        -------      -------      -------      -------
     Total sales....................................         --           --           --           --
                                                        -------      -------      -------      -------
Repayments and other deductions.....................     11,532        9,139       21,477       20,677
                                                        -------      -------      -------      -------
Gross loans receivable at end of period.............    $86,067      $70,918      $76,618      $66,622
                                                        =======      =======      =======      =======


     Origination and Other Fees. The Bank realizes income from fees for originating loans, late charges, checking account service charges, and fees for other miscellaneous services, including cashier's checks. In order to increase its competitive position with respect to other mortgage lenders, the Bank currently does not charge points and charges a flat mortgage origination fee of $300, not dependent on the size of the loan, payable at loan closing. Late charges are assessed if payment is not received within a specified number of days after it is due.

     The Bank charges miscellaneous fees for appraisals, inspections (including a 1% inspection fee for construction loans), obtaining credit reports, certain loan applications, recording and similar services. The Bank also collects fees for Visa and MasterCard applications which it refers to another institution. The Bank does not make credit card loans directly.

ASSET QUALITY

     Non-Performing Assets. Mortgage loans are reviewed by the Bank on a regular basis and are generally placed on a non-accrual status when the loans become contractually past due 90 days or more. Once a mortgage loan is 15 days past due, a notice of delinquency is mailed to the borrower. Telephone contact with the borrower is made, and another written notice follows at the end of the month, with a demand to pay-in-full notice sent on the 32nd day. The Bank attempts to arrange a personal interview after a loan has been delinquent for two months. When the loan is 75 days delinquent, a title search or abstract update is ordered. By the time a mortgage loan is 90 days past due, management has decided whether to foreclose. Further, the loan status is reported to the Board of Directors. The Board of Directors normally confers foreclosure authority at that time, but management may continue to work with the borrower if circumstances warrant.

     Consumer and commercial loans other than mortgage loans are treated similarly. It is the Bank's policy to recognize losses on these loans as soon as they become apparent. The Board will determine whether to charge off a loan by the time it is four months past due.


     At March 31, 1998, $710,000, or .72%, of the Bank's total assets were non-performing.


     At September 30, 1997, the Bank did have one real estate acquired as a result of foreclosure, voluntary deed, or other means totaling $37,000. Such real estate is classified as "real estate owned" or "REO" until it is sold. When property is so acquired, it is recorded at the lower of the unpaid principal balance at the date of acquisition plus foreclosure and other related costs or at fair value. Interest accrual ceases no later than the date of acquisition and all costs incurred from that date in maintaining the property are expensed.

     The table below sets forth the amounts and categories of the Bank's non-performing assets (non-accrual loans, real estate owned and troubled debt restructurings) for the last three years. It is the policy of the Bank that all earned but uncollected interest on all loans be reviewed monthly to determine if any portion thereof should be classified as uncollectible for any loan past due in excess of 90 days.


                                                    AT MARCH 31,      AT SEPTEMBER 30,
                                                    ------------      -----------------
                                                        1998          1997         1996
                                                        ----          ----         ----
                                                              (IN THOUSANDS)
Non-performing assets:
  Non-accrual loans(1)............................      $673          $417         $300
  Real estate owned -- net........................        37            37           --
  Troubled debt restructurings....................        --            --           --
                                                        ----          ----         ----
       Total non-performing assets................      $710          $454         $300
                                                        ----          ----         ----
Non-performing assets to total assets.............       .72%          .50%         .36%
                                                        ====          ====         ====


-------------------------

(1) The Bank generally places loans on a nonaccrual status when the loans become contractually past due 90 days or more. At March 31, 1998, all $673,000 of nonaccrual loans were residential loans. For the fiscal years ended September 30, 1997 and 1996, the income that would have been recorded had the non-accrual loans not been in a non-performing status was approximately $31,359 and $15,585, respectively, compared to actual income recorded of $20,667 and $8,696, respectively.



     As of March 31, 1998, the Bank held loans delinquent from 30 to 89 days aggregating approximately $2.1 million or 2.13% of total assets. The amount of past due payments on such loans aggregated approximately $35,000. The Bank is not aware of any loans not classified as non-accrual or delinquent of which the borrowers were experiencing financial difficulties.


     Allowance for Loan Losses. The allowance for loan losses is maintained through the provision for losses on loans, which is charged to earnings. The provision is determined in conjunction with management's review and evaluation of current economic conditions (including those of the Bank's lending area), changes in the character and size of the loan portfolio, loan delinquencies (current status as well as past and anticipated trends) and adequacy of collateral securing loan delinquencies, historical and estimated net charge-offs, and other pertinent information derived from a review of the loan portfolio. Loans or portions thereof are charged to the allowance when losses are considered probable.

     The following table analyzes changes in the allowance during the two years ended September 30, 1997 and 1996 and the six months ended March 31, 1998 and 1997.



                                                           SIX MONTHS ENDED             YEAR ENDED
                                                               MARCH 31,               SEPTEMBER 30,
                                                           -----------------         -----------------
                                                           1998         1997         1997         1996
                                                           ----         ----         ----         ----
                                                                         (IN THOUSANDS)
Balance of allowance at beginning of period............    $392         $326         $326         $241
Add:
  Provision for loan losses............................     435           50          104          100
  Recoveries of loans previously charged off...........       4           --            1           --
Less gross charge-offs:
  Residential real estate loans........................      --           14           --           --
  Consumer loans.......................................     116           --           39           15
                                                           ----         ----         ----         ----
  Gross charge-offs....................................     116           14           39           15
                                                           ----         ----         ----         ----
Balance of allowance at end of period..................    $715         $362         $392         $326
                                                           ====         ====         ====         ====
Net charge-offs to total average loans outstanding.....     .14%        0.02%        0.05%        0.02%
                                                           ====         ====         ====         ====
Allowance at end of period to total gross loans
  outstanding..........................................    0.83%        0.51%        0.52%        0.49%
                                                           ====         ====         ====         ====


     The following table sets forth information concerning the allocation of the Bank's allowance for loan losses by loan categories at the dates indicated.


                                           MARCH 31,                                        SEPTEMBER 30,
                        -----------------------------------------------    -----------------------------------------------
                                 1998                     1997                      1997                     1996
                        ----------------------   ----------------------    ----------------------   ----------------------
                                    PERCENT                  PERCENT                   PERCENT                  PERCENT
                                   OF LOANS                 OF LOANS                  OF LOANS                 OF LOANS
                                    IN EACH                  IN EACH                   IN EACH                  IN EACH
                                  CATEGORY TO              CATEGORY TO               CATEGORY TO              CATEGORY TO
                        AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS     AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS
                        ------    -----------    ------    -----------     ------    -----------    ------    -----------
                                        (IN THOUSANDS)                                     (IN THOUSANDS)
Mortgage loans........   $415        86.23%       $238        85.53%        $283        85.05%       $202        86.61%
Consumer loans........    300         8.56%        124         9.49%         109         9.80%        124         9.13%
Commercial loans......     --         5.21%         --         4.98%          --         5.15%         --         4.26%
                         ----       -------       ----       -------        ----       -------       ----       -------
  Total...............   $715       100.00%       $362       100.00%        $392       100.00%       $326       100.00%
                         ====       =======       ====       =======        ====       =======       ====       =======


INVESTMENTS


     The Bank's investment portfolio consists of mortgage-backed securities, corporate and municipal bonds and FHLMC preferred stock.

     The following table sets forth the amortized cost and fair value of the Bank's investment portfolio at the dates indicated.


                                 AT MARCH 31,         AT MARCH 31,       AT SEPTEMBER 30,     AT SEPTEMBER 30,
                                     1998                 1997                 1997                 1996
                              ------------------   ------------------   ------------------   ------------------
                              AMORTIZED   MARKET   AMORTIZED   MARKET   AMORTIZED   MARKET   AMORTIZED   MARKET
                                COST      VALUE      COST      VALUE      COST      VALUE      COST      VALUE
                              ---------   ------   ---------   ------   ---------   ------   ---------   ------
Investment securities:
Available for sale:
  Mortgage-backed
     securities.............   $2,174     $2,160    $3,279     $3,215    $2,997     $2,973    $4,700     $4,583
  Municipal bonds...........    2,519      2,496       444        436     1,339      1,353       445        435
  Corporate bonds...........    1,863      1,861     1,759      1,690     2,253      2,227     1,517      1,446
  Agencies..................       98         99     1,083      1,048        --         --        --         --
  Treasury notes............       --         --        --         --       224        225        --         --
  FHLMC preferred stock.....       31      1,473        31        867        31      1,109        31        780
                               ------     ------    ------     ------    ------     ------    ------     ------
     Total preferred........    6,685      8,089     6,596      7,256     6,844      7,887     6,693      7,244
                               ------     ------    ------     ------    ------     ------    ------     ------
Held to maturity:
  Mortgage-backed
     securities.............      274        282       388        399       336        325       633        637
  Municipal bonds...........      221        226       225        223       223        227       227        224
  Corporate bonds...........      250        253       404        410       250        255       408        414
  Derivatives...............       --         --       107        107        --         --        --         --
                               ------     ------    ------     ------    ------     ------    ------     ------
     Total..................      745        761     1,124      1,139       809        807     1,268      1,275
                               ------     ------    ------     ------    ------     ------    ------     ------
Total investment
  securities................   $7,430     $8,850    $7,720     $8,395    $7,653     $8,694    $7,961     $8,519
                               ======     ======    ======     ======    ======     ======    ======     ======



     The following table sets forth the amount of investment securities (excluding FHLMC preferred stock which is an equity security) which mature during each of the periods indicated and the weighted average yields for each range of maturities at March 31, 1998.



                                                      AMOUNT AT MARCH 31, 1998 WHICH MATURES IN
                               ----------------------------------------------------------------------------------------
                                                          ONE YEAR TO           SIX YEARS TO
                                ONE YEAR OR LESS          FIVE YEARS              TEN YEARS           OVER TEN YEARS
                               -------------------    -------------------    -------------------    -------------------
                               CARRYING    AVERAGE    CARRYING    AVERAGE    CARRYING    AVERAGE    CARRYING    AVERAGE
                                VALUE       YIELD      VALUE       YIELD      VALUE       YIELD      VALUE       YIELD
                               --------    -------    --------    -------    --------    -------    --------    -------
                                                                    (IN THOUSANDS)
Mortgage-backed securities...    $ --         --       $  566      5.99%      $1,129      6.80%       $740       4.32%
Municipal and corporate
  bonds......................      --         --        2,669      5.10%       1,923      7.61%        236       6.10%
Agencies.....................      --         --           --        --           99      5.66%         --         --



     The OTS requires savings associations to maintain an average daily balance of liquid assets equal to a monthly average of not less than a specified percentage of its net withdrawable savings deposits plus short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers' acceptances, specified U.S. government, state or federal agency obligations, certain corporate debt securities, commercial paper, certain mutual funds, certain mortgage-related securities, and certain first lien residential mortgage loans. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%, and is currently 5%, although the OTS has proposed a reduction to 4%. Monetary penalties may be imposed for failure to meet these liquidity requirements. At March 31, 1998, the Bank had liquid assets of $5.4 million, and a regulatory liquidity ratio of 6.13%, of which 62.87% were short-term investments.



     As of March 31, 1998, $2.4 million, or 33% of the Bank's total investment securities portfolio consisted of mortgage-backed securities. These mortgage-backed securities had an estimated market value of $2.4 million at March 31, 1998. Management has classified these securities into held to maturity and available for sale portfolios in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

SOURCES OF FUNDS

     General. Deposits have traditionally been the Bank's primary source of funds for use in lending and investment activities. In addition to deposits, the Bank derives funds from loan amortization, prepayments, retained earnings and income on earning assets. While loan amortization and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

     Deposits. Deposits are attracted, principally from within Shelby County, through the offering of a broad selection of deposit instruments including NOW accounts, fixed-rate certificates of deposit, individual retirement accounts, and savings accounts. The Bank does not actively solicit or advertise for deposits outside of Shelby County, although deposits at the St. Paul branch may come from neighboring Decatur County and certain advertising media may extend into other nearby areas. Substantially all of the Bank's depositors are residents of Shelby County. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit and the interest rate. Although the Bank has accepted a limited number of brokered deposits in the past (for which it paid no commissions), the Bank does not solicit such deposits and does not anticipate accepting such deposits in the future.

     Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and federal regulations.

     An analysis of the Bank deposit accounts by type, maturity, and rate at March 31, 1998 and September 30, 1997, is as follows:



                                MINIMUM    BALANCE AT              WEIGHTED    BALANCE AT                WEIGHTED
                                OPENING    MARCH 31,      % OF     AVERAGE    SEPTEMBER 30,     % OF     AVERAGE
                                BALANCE       1998      DEPOSITS     RATE         1997        DEPOSITS     RATE
                                -------    ----------   --------   --------   -------------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
TYPE OF ACCOUNT
Withdrawable:
  Savings accounts............  $     25    $ 8,351       11.84%     2.97%       $ 9,206        14.24%     2.81%
  NOW.........................       100     15,625       22.15      2.78         13,063        20.21      2.15
  Money Market................    10,000      6,647        9.42      5.50          2,732         4.23      5.60
                                            -------      ------                  -------       ------
Total withdrawable............               30,623       43.41                   25,001        38.68
                                            -------      ------                  -------       ------
Certificates (original terms):
  31 days.....................     2,500          7         .01      2.75             67          .10      4.77%
  3 months....................     1,000        420         .60      4.65            601          .93      4.60
  6 months....................     1,000      4,934        7.00      5.13          5,854         9.06      5.11
  12 months...................       500      4,266        6.05      5.62          3,850         5.96      5.53
  18 months...................       500      1,444        2.05      5.68          1,529         2.37      5.59
  30 months...................       500      4,587        6.50      5.72          4,602         7.12      5.78
  48 months...................       500      1,158        1.64      6.18          1,039         1.61      6.13
  60 months...................       500      9,715       13.77      6.70         10,700        16.56      6.67
IRA's
  6 months....................     1,000        146         .21      5.17            140          .22      5.12
  12 months...................       500        170         .24      5.91            156          .24      5.75
  18 months...................       500         46         .07      5.70             49          .08      5.67
  30 months...................       500        609         .86      5.67            608          .94      5.73
  48 months...................       500         21         .03      5.88             17          .03      5.89
  60 months...................       500      2,766        3.92      6.53          2,779         4.30      6.57
  96 months...................     1,000         --          --        --             --           --        --
Jumbo certificates............   100,000      9,621       13.64      6.42          7,641        11.80      6.49
                                            -------      ------                  -------       ------
  Total certificates..........               39,910       56.59                   39,632        61.32
                                            -------      ------                  -------       ------
  Total deposits..............              $70,533      100.00%                 $64,633       100.00%
                                            =======      ======                  =======       ======


     The following table sets forth by various interest rate categories the composition of time deposits of the Bank at the dates indicated:


                                                                     AT SEPTEMBER 30,
                                                 AT MARCH 31,      --------------------
                                                     1998           1997         1996
                                                 ------------       ----         ----
                                                             (IN THOUSANDS)
Under 5%.....................................      $ 3,011         $ 4,066      $ 5,374
5.01 - 7.00%.................................       33,588          32,250       33,106
7.01 - 9.00%.................................        3,311           3,316        3,245
9.01 and over................................           --              --           --
                                                   -------         -------      -------
  Total......................................      $39,910         $39,632      $41,725
                                                   =======         =======      =======

     The following table represents, by various interest rate categories, the amounts of time deposits maturing during future years following March 31, 1998. Matured certificates which have not been renewed as of March 31, 1998, have been allocated based upon certain rollover assumptions.



                                               AMOUNTS AT MARCH 31, 1998, MATURING IN
                                     ----------------------------------------------------------
                                     ONE YEAR                                      GREATER THAN
                                     OR LESS       TWO YEARS      THREE YEARS      THREE YEARS
                                     --------      ---------      -----------      ------------
                                                           (IN THOUSANDS)
Under 5%.........................    $ 2,916        $   95          $    --           $   --
5.01 - 7.00%.....................     16,004         4,099           10,599            2,886
7.01 - 9.00%.....................        228         2,027              414              642
9.01 - and over..................         --            --               --               --
                                     -------        ------          -------           ------
  Total..........................    $19,148        $6,221          $11,013           $3,528
                                     =======        ======          =======           ======



     The following table indicates the amount of the Bank's jumbo certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 1998.



MATURITY
--------                                                        (IN THOUSANDS)
Three months or less........................................        $2,647
Greater than three months through six months................           750
Greater than six months through twelve months...............           900
Over twelve months..........................................         5,324
                                                                    ------
  Total.....................................................        $9,621
                                                                    ======

     The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by the Bank at the dates indicated, and the amount of increase or decrease in such deposits as compared to the previous period.

                                                         DEPOSIT ACTIVITY
                         --------------------------------------------------------------------------------
                                                   INCREASE                                   INCREASE
                                                  (DECREASE)                                 (DECREASE)
                         BALANCE AT                  FROM         BALANCE AT                    FROM
                         MARCH 31,      % OF     SEPTEMBER 30,   SEPTEMBER 30,     % OF     SEPTEMBER 30,
                            1998      DEPOSITS       1997            1997        DEPOSITS       1996
                         ----------   --------   -------------   -------------   --------   -------------
                                                      (DOLLARS IN THOUSANDS)
Withdrawable:
  Savings accounts.....   $ 8,351       11.84%      $ (855)         $ 9,206        14.24%      $  (822)
  NOW..................    15,625       22.15        2,562           13,063        20.21          (470)
  Money Market.........     6,647        9.42        3,915            2,732         4.23         2,732
                          -------      ------       ------          -------       ------       -------
Total withdrawable.....    30,623       43.41        5,622           25,001        38.68         1,440
                          -------      ------       ------          -------       ------       -------
Certificates (original terms):
  31 days..............         7         .01          (60)              67          .10            (7)
  3 months.............       420         .60         (181)             601          .93           155
  6 months.............     4,934        7.00         (920)           5,854         9.06        (2,130)
  12 months............     4,266        6.05          416            3,850         5.96           716
  18 months............     1,444        2.05          (85)           1,529         2.37           382
  30 months............     4,587        6.50          (15)           4,602         7.12          (548)
  48 months............     1,158        1.64          119            1,039         1.61        (1,405)
  60 months............     9,715       13.77         (985)          10,700        16.56          (541)
IRA's
  6 months.............       146         .21            6              140          .22             7
  12 months............       170         .24           14              156          .24            58
  18 months............        46         .07           (3)              49          .08            (6)
  30 months............       609         .86            1              608          .94            70
  48 months............        21         .03            4               17          .03            (5)
  60 months............     2,766        3.92          (13)           2,779         4.30           152
  96 months............        --          --           --               --           --            --
Jumbo certificates.....     9,621       13.64        1,980            7,641        11.80         1,009
                          -------      ------       ------          -------       ------       -------
    Total
       certificates....    39,910       56.59          278           39,632        61.32        (2,093)
                          -------      ------       ------          -------       ------       -------
    Total deposits.....   $70,533      100.00%      $5,900          $64,633       100.00%      $  (653)
                          =======      ======       ======          =======       ======       =======

                             DEPOSIT ACTIVITY
                         ------------------------

                          BALANCE AT
                         SEPTEMBER 30,     % OF
                             1996        DEPOSITS
                         -------------   --------
                          (DOLLARS IN THOUSANDS)
Withdrawable:
  Savings accounts.....     $10,028        15.36%
  NOW..................      13,533        20.73
  Money Market.........          --           --
                            -------       ------
Total withdrawable.....      23,561        36.09
                            -------       ------
Certificates (original
  31 days..............          74          .11
  3 months.............         446          .68
  6 months.............       7,984        12.23
  12 months............       3,134         4.80
  18 months............       1,147         1.76
  30 months............       5,150         7.89
  48 months............       2,444         3.75
  60 months............      11,241        17.22
IRA's
  6 months.............         133          .21
  12 months............          98          .15
  18 months............          55          .08
  30 months............         538          .82
  48 months............          22          .03
  60 months............       2,627         4.02
  96 months............          --           --
Jumbo certificates.....       6,632        10.16
                            -------       ------
    Total
       certificates....      41,725        63.91
                            -------       ------
    Total deposits.....     $65,286       100.00%
                            =======       ======



     Borrowings. Generally, the Bank focuses on generating high quality loans and then funds such loans from deposits and investments. The Bank may obtain advances from the FHLB of Indianapolis to supplement its supply of lendable funds. See "SUPERVISION AND REGULATION -- Regulation of the Bank as a Savings Bank, Federal Home Loan Bank System" and, "Qualified Thrift Lender." These limitations are not expected to have any impact on the Bank's ability to borrow from the FHLB of Indianapolis. At March 31, 1998, the Bank had approximately $19.6 million in borrowings outstanding, of which approximately $19.3 million were FHLB advances. The Bank does not anticipate any problem obtaining additional advances appropriate to meet its requirements in the future, if such advances should become necessary.

     The following table represents certain information relating to our borrowings at or for the six months ended March 31, 1998 and 1997 and at or for the years ended September 30, 1997 and 1996.



                                                               AT OR FOR THE         AT OR FOR THE
                                                              SIX MONTHS ENDED        YEAR ENDED
                                                                 MARCH 31,           SEPTEMBER 30,
                                                             ------------------    -----------------
                                                              1998       1997       1997       1996
                                                              ----       ----       ----       ----
                                                                     (DOLLARS IN THOUSANDS)
FHLB Advances:
  Outstanding at end of period...........................    $19,321    $14,246    $17,746    $9,746
  Average balance outstanding for period.................     18,009     12,746     14,054     2,173
  Maximum amount outstanding at any month-end during the
     period..............................................     19,321     14,246     17,746     9,746
  Weighted average interest rate during the period.......      5.77%      6.10%      6.19%     4.41%
  Weighted average interest rate at end of the period....      6.48%      7.10%      6.85%     6.48%


SERVICE CORPORATION SUBSIDIARY

     OTS regulations permit federal savings associations to invest in the capital stock, obligations, or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of an association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special-purpose finance subsidiaries), in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations. FIRREA requires a savings association that acquires a non-savings association subsidiary, or that elects to conduct a new activity within a subsidiary, to give the FDIC and the OTS at least 30 days advance written notice. The FDIC may, after consultation with the OTS, prohibit specific activities if it determines such activities pose a serious threat to the Savings Association Insurance Fund (the "SAIF"). Moreover, FIRREA requires savings associations to deduct from capital, for purposes of meeting the core capital, tangible capital, and risk-based capital requirements, their entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries).


     The Bank wholly owns two subsidiaries. First Tier One Corporation, an Indiana corporation, holds common stock issued by Intrieve (formerly known as Savings & Loan Data Corporation), the Bank's data processing provider. Through March 1994, it offered tax-deferred annuity products. The Shelby Group, Inc., an Indiana Corporation ("TSGI"), offered a full line of insurance products, including health, life, auto and medical insurance. The Bank ceased the operations of TSGI as of November 1, 1996.


EMPLOYEES


     As of March 31, 1998, SCB employed no persons on a full- or part-time basis. As of March 31, 1998, the Bank employed 28 persons on a full-time basis and four persons on a part-time basis. None of the Bank's employees are represented by a collective bargaining group.



     Management of the Bank considers its employee relations to be good.


COMPETITION

     The Bank originates most of its loans to, and accepts most of its deposits from, residents of Shelby County, Indiana and surrounding counties. The Bank is the only financial institution headquartered in Shelby County.

     The Bank is subject to competition from various financial institutions, including state and national banks, state and federal savings associations, credit unions, certain nonbanking consumer lenders, and other companies or firms, including brokerage houses and mortgage brokers, that provide similar services in Shelby County with significantly larger resources than the Bank. In particular, three commercial banks and one savings association compete with the Bank in its market area. To some extent, the Bank must also compete with banks and savings associations in Indianapolis, since media advertising from Indianapolis reaches Shelbyville. The Bank also competes with money market funds and with insurance companies with respect to its individual retirement accounts.

     Under current law, bank holding companies may acquire savings associations. Savings associations may also acquire banks under federal law. To date, several bank holding company acquisitions of healthy savings associations in Indiana have been completed. Affiliations between banks and healthy savings associations based in Indiana may also increase the competition faced by the Bank and SCB.

     The primary factors influencing competition for deposits are interest rates, service and convenience of office locations. The Bank competes for loan originations primarily through the efficiency and quality of services it provides borrowers, builders and realtors and through interest rates and loan fees it charges. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that are not readily predictable.

     In the current environment, with many savings associations undercapitalized, the Bank will attempt to differentiate itself from other providers of financial services by emphasizing its strong capital base.

TAXATION

     Federal Taxation. SCB and the Bank file a consolidated federal income tax return on the accrual basis for each fiscal year ending September 30. The consolidated federal income tax return has the effect of eliminating intercompany distributions, including dividends, in the computation of consolidated taxable income. Income of SCB generally would not be taken into account in determining the bad debt deduction allowed to the Bank, regardless of whether a consolidated tax return is filed. However, certain "functionally related" losses of SCB would be required to be taken into account in determining the permitted bad debt deduction which, depending upon the particular circumstances, could reduce the bad debt deduction. The Bank's federal income tax returns have not been audited in the last five years.


     Historically, savings associations, such as the Bank, have been permitted to compute bad debt deductions using either the bank experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, the Bank is no longer be able to use the percentage of taxable income method of computing its allocable tax bad debt deduction. The Bank is required to compute its allocable deduction using the experience method. As a result of the repeal of the percentage of taxable income method, reserves taken after 1987 using the percentage of taxable income method generally must be included in future taxable income over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test. In addition, the pre-1988 reserve, in which no deferred taxes have been recorded, will not have to be recaptured into income unless (i) the Bank no longer qualifies as a bank under the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) excess dividends are paid out by the Bank.


     Depending on the composition of its items of income and expense, a savings institution may be subject to the alternative minimum tax. A savings institution must pay an alternative minimum tax equal to the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid that is attributable to most preferences (although not to post-August 7, 1986 tax-exempt interest) can be credited against regular tax due in later years.

     On August 20, 1996, the "Small Business Job Protection Act of 1996" was passed into law. One provision of this act repeals the special bad debt reserve method for thrift institutions currently provided for in Section 593 of the Code. The provision requires thrifts to recapture any reserves accumulated after 1987 but generally forgives taxes owed. Thrift institutions have been given six years to account for the recaptured excess reserves, beginning with the first taxable year after 1995, and are permitted to delay the timing of this recapture for one or two years subject to whether they meet certain residential loan test requirements.


     Income of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes is not available for payment of cash dividends or other distributions to SCB without the payment of federal income taxes by the Bank on the amount of such income deemed removed from the reserves at the then-current income tax rate. At March 31, 1998, approximately $1.1 million of the Bank's retained income represented bad debt deductions for which no federal income tax provision had been made.


     State Taxation. The Bank is subject to Indiana's Financial Institutions Tax ("FIT"), which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by Section 63 of the Code, and thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

     The Bank's state income tax returns have not been audited in the last five years.

CURRENT ACCOUNTING ISSUES

     Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income," was issued in June 1997 and becomes effective for fiscal periods beginning after December 15, 1997. SFAS 130 requires reclassification of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments and gain and losses on certain securities be shown in the financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. Management of the Bank has not yet quantified the effect of the new standard on the consolidated financial statements.

     Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," was issued in June 1997 and is effective for fiscal periods beginning after December 15, 1997. This statement will change the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. Management of the Bank has not yet quantified the effect of this new standard on the consolidated financial statements.

PROPERTIES


     At March 31, 1998, the Bank conducted its business from its main office at 29 East Washington Street, Shelbyville, Indiana, and three branch offices. All four offices are full-service offices. The Main Office in Shelbyville, the Rampart Office in Shelbyville and the office in St. Paul are either owned by the Bank or SCB and the office in Morristown is leased.

     The following table provides certain information with respect to the Bank's offices as of March 31, 1998:



                                                                          NET BOOK VALUE       APPROXIMATE
                                                        YEAR OPENED        OF PROPERTY,          SQUARE
              DESCRIPTION AND ADDRESS                   OR ACQUIRED    FURNITURE & FIXTURES      FOOTAGE
              -----------------------                   -----------    --------------------    -----------
Shelbyville Main Office
  29 East Washington Street.........................       1975              $787,359            15,000
Shelbyville Rampart Office
  34 Rampart Street.................................       1995              $880,588             3,000
Morristown Office
  127 East Main Street..............................       1995              $ 45,471             1,800
St. Paul Office
  105 County Line Road..............................       1989              $ 36,138             1,476


     The Bank has two ATMs, one of which is located at its main office and the other which is located at its Rampart office. The Bank's ATMs are on the INTRIEVE INC. interchange system and participate in the nationwide CIRRUS ATM network.


     The Bank owns computer and data processing equipment which is used for transaction processing, accounting, financial forecasting, and loan document preparation. The net book value of electronic data processing equipment owned by the Bank was $132,000 at March 31, 1998.


     The Bank also has contracted for the data processing and reporting services of Intrieve. The Bank's service corporation subsidiary owns common stock of Intrieve having a book value of $15,000. See "BUSINESS OF SHELBY COUNTY
BANCORP -- Service Corporation Subsidiary." The cost of these data processing services is approximately $18,000 per month.

LEGAL PROCEEDINGS

     Neither SCB, the Bank, nor the Bank's service corporation subsidiaries is a party to any material pending legal proceeding.

YEAR 2000 COMPLIANCE


     Some early mainframes and computer programs used only the final two digits for the year in the date field while maintaining the first two digits of each year constant. As a result, some computer applications may be unable to interpret the change from the year 1999 to the year 2000. A failure by a business to identify properly and to correct a Year 2000 Problem in its operations could result in system failures or miscalculations. In turn, this could result in disruptions of operations, including, among other things, a temporary inability to process transactions, send statements or invoices, or otherwise engage in routine business transactions on a day-to-day basis. SCB is actively monitoring its year 2000 computer compliance issues. The bulk of SCB's computer processing is contracted with Intrieve. Intrieve's schedule for compliance with year 2000 is for all data processing to be in compliance by the fall of 1998. Currently, Intrieve is testing certain of the Bank's systems. Intrieve will assist SCB with other phases of year 2000 compliance through 1998 and 1999. SCB has also appointed a year 2000 team to address all aspects of the year 2000 compliance. The Bank does not expect the Year 2000 Problem to materially affect the Bank's financial condition or results of operations, and the Bank likewise does not expect costs associated with prevention or remediation of the Year 2000 Problem to be material.

                     MANAGEMENT OF THE COMPANY AND THE BANK

DIRECTORS AND OFFICERS

     The contemplated directors and officers of the Company upon completion of the Merger, and the contemplated directors and executive officers of the Bank upon completion of the Merger, are as follows:


                                          POSITION(S) WITH           DIRECTOR             POSITION(S)
NAME AND AGE                                 THE COMPANY           TERM EXPIRES          WITH THE BANK
------------                              ----------------         ------------          -------------
Robert C. Reed, 32................    President, Chief                 1999        President, Chief
                                      Executive Officer and                        Executive Officer, and
                                      Director                                     Director
Steven R. Abel, 48................    Chairman of the Board,           2000        Chairman of the Board,
                                      Director                                     Director
D. Warren Robison, 32.............    Vice President, Secretary        2001        Director
                                      and Director
Wendell L. Bernard, 53............    Director                         2000        Director
Ralph W. Van Natta, 68............    Director                         2001        Director
Bradley A. Long, 34...............    Vice President, Chief              --        Senior Vice President and
                                      Financial Officer and                        Treasurer
                                      Treasurer
Stephen R. Cartwright, 50.........    Vice President and Chief           --        Senior Vice President and
                                      Credit Officer                               Chief Credit Officer



     The directors of the Company are Steven R. Abel, Robert C. Reed, D. Warren Robison, Wendell L. Bernard and Ralph W. Van Natta.


     Under federal law and regulations and subject to certain exceptions, the addition or replacement of any director, or the employment, dismissal or reassignment of a senior executive officer, of the Bank occurring within two years of the chartering of the Bank, its acquisition by the Company or any change in control of the Bank or the Company (or at any time that the Bank is not in compliance with applicable minimum capital requirements or is otherwise in a troubled condition) is subject to prior notice to and disapproval by the FDIC.

     The Company's Bylaws provide that the number of directors is presently fixed at seven, until changed by amendment to the Bylaws by the Board of Directors. The Articles of Incorporation further provide that the directors shall be divided into three classes, with each class serving a staggered 3-year term and with the number of directors in each class being as nearly equal as possible. The initial terms of the three classes of directors have been established at one year, two years and three years, respectively. The subsequent terms of each class of director will be for three years.

     It is anticipated that the entire Board of Directors of the Bank will be elected annually by its sole shareholder, the Company. Officers of the Company and the Bank will be appointed annually by their respective Boards of Directors and will perform such duties as are prescribed in the Bylaws or by the Board of Directors.

     None of the executive officers or staff is subject to any agreements with former employers that restrict their right to fully perform their duties with the Company or the Bank.

EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

     The experience and backgrounds of the directors and executive officers, and their present or proposed positions with the Company, are summarized below.

     Steven R. Abel (Chairman of the Board, Director). Mr. Abel is a licensed real estate appraiser for Hoosier Appraisal Service, Inc., a real estate appraisal and consulting firm located in Shelbyville, Indiana. He has served in this position since 1992. Prior thereto, Mr. Abel was a banker for eighteen years. He served as a

Vice President of Fifth Third Bank of Central Indiana and its predecessor, the New Palestine Bank, and served on their respective senior management teams. His banking career began in 1974 with Central Indiana Bank, Shelbyville, Indiana, where he was a Vice President and Senior Lending Officer. Mr. Abel also owns and operates a farm in northern Shelby County.

     Robert C. Reed (President, Chief Executive Officer, Director). Mr. Reed has over thirteen years of banking experience in Shelby County. From April of 1996 to August of 1997, he was Vice President and Regional Director for Citizens Bank. In this position, he headed Citizens Bank's operations for the Shelby County market and served on the bank's management committee. During Mr. Reed's banking career he has served in various lending and administrative positions in Shelby County. His banking career began with Farmers National Bank (now a part of National City Bank, Indiana) where he served for over eight years with responsibilities for lending and branch administration. Mr. Reed was then employed by Irwin Union Bank and Trust Company as a branch officer and also had mortgage lending responsibilities. Mr. Reed was subsequently employed by American Home Funding. Norwest Mortgage, Inc. next hired Mr. Reed as a loan officer. He then went to work for Citizens Bank. Mr. Reed also has served on the boards of various civic and service organizations. Mr. Reed is currently a member of the Shelby County Chamber of Commerce and the Morristown Chamber of Commerce. He is the past President of the Town Council in Morristown, Indiana where he worked extensively with economic development efforts.


     D. Warren Robison (Vice President, Secretary, Director). Mr. Robison is the President and sole shareholder of Hoosier Appraisal Service, Inc. and has been a licensed real estate appraiser since 1985. He is also Vice President of Hale Abstract Company, Inc., which issues real estate title insurance and conducts real estate closings. Mr. Robison serves on numerous boards of community organizations. He is the past chairman and president of the Shelby County Noon Sertoma Club and received the Sertomian of the Year Award for 1997. He also co-founded the Big Brother/Big Sister Program for Shelbyville. Mr. Robison is the nephew of James M. Robison.



     Wendell L. Bernard (Director). Mr. Bernard owns and operates a real estate agency located in Shelbyville, Indiana, an agency he founded in 1982. He is the former Director and Vice President of Finance of Williams Industrial, Inc., a manufacturing company. He worked there for sixteen years until 1997. Mr. Bernard is a member of the Shelby County Chamber of Commerce.


     Ralph W. Van Natta (Director). Mr. Van Natta has been the owner of Shelby Travel Center, a travel agency located in Shelbyville, Indiana, for the past ten years. Prior to this time, he served as the Mayor of Shelbyville and then as the Commissioner of the Indiana Bureau of Motor Vehicles. Mr. Van Natta is a member of the Shelby County Chamber of Commerce.


     Bradley A. Long (Vice President, Chief Financial Officer, Treasurer). Mr. Long has over eleven years of banking experience. Prior to his employment by the Company, Mr. Long was the Vice President of First of America's Bancard Division in Kalamazoo, Michigan from March 1997 to February 1998 and in Indianapolis, Indiana he served as Vice President-Financial Analysis Manager from April 1994 to March 1997. Prior to Mr. Long's employment by First of America, he served as the Assistant Vice President-Accounting/Special Projects for STAR Financial Group, Marion, Indiana, the holding company of STAR Financial Bank, from May 1986 to April 1994.



     Stephen R. Cartwright (Vice President, Chief Credit Officer). Mr. Cartwright has over 20 years of banking experience. Prior to his employment by the Company, Mr. Cartwright was the Senior Vice President for Retail Lending for Fort Wayne National Bank (now a part of National City Bank, Indiana) from January, 1998 to May, 1998. Prior to his employment by Fort Wayne National Bank, he was the Senior Vice President and Direct Consumer Loan Production Manager for First of America Bank, Indianapolis from February, 1997 to January, 1998, and prior to this time, he served as First of America's Banks Vice President for Indirect Lending from December, 1991 to February, 1997. Mr. Cartwright began his banking career with Mutual Federal Savings Bank in Muncie, Indiana where he was the Assistant Vice President for Consumer Lending from August, 1977 to December, 1991. At Mutual Federal Savings Bank, he was responsible for all direct and indirect consumer loans, credit cards and commercial loans.

DIRECTORS AND OFFICERS OF THE COMPANY AFTER THE MERGER

     The Company will be the surviving corporation in the Merger and, upon consummation of the Merger, SCB's separate corporate existence will cease. Consequently, the directors and officers of SCB will no longer serve in such capacities after the closing of the Merger. The Board of Directors of the Company serving at the closing of the Merger will be the Board of Directors of the Company following consummation of the Merger, until new directors are elected. The officers of the Company serving at the closing of the Merger will continue to serve as the officers of the Company following consummation of the Merger, until the Board of Directors of the Company elects new or successor officers.

DIRECTORS AND OFFICERS OF THE BANK AFTER THE MERGER

     The Board of Directors of the Bank following the closing of the Merger, until such time as their respective successors have been elected and qualified, will consist of those persons who are serving as directors of the Company immediately prior to the closing of the Merger. The officers of the Bank serving immediately prior to the closing of the Merger will be the officers of the Bank following the closing of the Merger until the Board of Directors of the Bank elects new or successor officers. However, at the closing of the Merger, Rodney
L. Meyerholtz will resign as President and Chief Executive Officer of the Bank and James M. Robison will resign as Chairman of the Bank. Robert C. Reed will be elected as President and Chief Executive Officer of the Bank and Steven R. Abel will be elected as the Chairman of the Bank. Messrs. Reed and Abel each will serve in their respective positions until such time as their respective successors have been duly elected and qualified.

DIRECTOR, EXECUTIVE OFFICER AND EMPLOYEE COMPENSATION

     In the first year following the closing of the Merger, a cash retainer of $1,200 per month is expected to be paid to non-employee directors of the Company for their services, regardless of attendance at meetings. In addition, directors will receive awards under the 1997 Directors' Stock Option Plan ("Directors' Stock Option Plan"). See "MANAGEMENT OF THE COMPANY AND THE BANK -- 1997 Directors' Stock Option Plan." The Company has paid a cash retainer of $1,200 per month since April 1, 1997 to Messrs. Abel and Robison for their services as directors.


     The Company has accrued a salary to Mr. Reed for his services through March 31, 1998 in an amount of $73,346. The Company has accrued a salary to Mr. Long for his services through March 31, 1998 in an amount of $3,937. Mr. Cartwright's employment by the Company will begin on June 15, 1998, and his annual salary will be $85,000. The Bank's initial salary levels for its executive officers and employees will be based on individual years of experience and the compensation of officers and employees in comparable positions at similar financial institutions. Executive officers' compensation in subsequent years will be determined by the Compensation Committee, a committee of the Bank's Board of Directors comprised of a majority of outside (non-employee) directors. Officers of the Bank may also participate in any benefit plan adopted for broad participation by Bank employees, such as a planned 401(k) plan. The Company has an employment agreement with Mr. Reed.


     The Company presently does not provide any employee benefits other than the stock option plans described below. The Company anticipates that it will adopt a tax-qualified defined contribution plan which will include a qualified cash or deferred (i.e., 401(k)) arrangement for the benefit of all employees of the Company or the Bank who satisfy the plan's eligibility requirements. The Company may provide retirement benefits, other incentive plans, various forms of non-cash compensation and group health insurance to employees of the Company or the Bank, although the Company cannot at this time predict what benefits will be provided or the costs of such benefits.

     In general, employees of the Bank will receive benefits in accordance with the policies and programs of the Company following the closing of the Merger. Years of service of an officer or employee prior to the closing of the Merger will be credited to each such officer or employee for purposes of eligibility under the Company's employee welfare benefit plans and for purposes of eligibility and vesting, but not for benefit accrual or contributions, under any profit sharing plan of the Company. Until the officers and employees of the

Bank become covered by the welfare benefit plans sponsored by the Company, such officers and employees will remain covered by the welfare benefit plans currently sponsored by the Bank. The accrual of participants' benefits under the Bank's Financial Institution's Retirement Fund ("Bank Retirement Plan") will be frozen effective as of December 31, 1998, and all accrued benefits of participants in the Bank Retirement Plan will thereupon become fully vested. To the extent permitted by the Bank Retirement Plan and applicable law, the accrued benefit of each participant in the Bank Retirement Plan will be held and remain under the Bank Retirement Plan and will be payable at the time(s) and in the forms provided for under that plan.

     The Board of Directors of the Company has approved a three-year employment contract with its President and Chief Executive Officer, Robert C. Reed. Each year, the contract can be extended for additional one-year terms to maintain a three-year term unless notice is properly given by either party to the contract. Unless extended further, the contract will expire in 2000. Mr. Reed receives his current salary under the contract, which salary is subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to the Company's employees. Mr. Reed may terminate his employment upon 60 days' written notice to the Company. The Company may discharge Mr. Reed for "cause" (as defined in the contract) at any time or upon the occurrence of certain events specified by the FDI Act. Upon termination of Mr. Reed's employment by the Company for other than cause or in the event of termination by Mr. Reed "for cause" (as defined in the contract), Mr. Reed will receive his base compensation under the contract (a) for an additional three years (or the remaining term of the contract, if shorter) if the termination follows a change of control (as defined in the contract), or (b) for an additional two years (or the remaining term of the contract, if shorter) if the termination does not follow a change of control. In addition, during such period, Mr. Reed will continue to participate in the Company's group insurance plans or receive comparable benefits. Further, within a period of three months after such termination following a change of control, Mr. Reed will have the right to cause the Company to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. Payments pursuant to the contract will be adjusted, if necessary, in order to avoid any adverse tax consequences to the Company and Mr. Reed under the so-called "golden parachute" provisions of the Code.

EXECUTIVE COMPENSATION


     The following table sets forth the compensation accrued by the Company to Robert C. Reed and Bradley A. Long, its only executive officers who received compensation for services rendered during the period from the Company's organization (March 18, 1997) through March 31, 1998.


                         SUMMARY COMPENSATION TABLE(1)


                                            ANNUAL COMPENSATION                  LONG TERM COMPENSATION AWARDS
                                 ------------------------------------------    ----------------------------------
                                  PERIOD FROM
                                  ORGANIZATION                                   SECURITIES
          NAME AND                  THROUGH                                      UNDERLYING          ALL OTHER
     PRINCIPAL POSITION          MARCH 31, 1998    SALARY($)(2)    BONUS($)    OPTIONS/SARS(#)    COMPENSATION($)
     ------------------          --------------    ------------    --------    ---------------    ---------------
Robert C. Reed...............         1998           $73,346          --           33,400               --
  President and Chief
  Executive Officer
Bradley A. Long..............         1998           $ 3,937          --            6,000               --
  Vice President and Chief
  Financial Officer


-------------------------

(1) Each of Messrs. Reed and Long received certain perquisites, but the incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of his salary and bonus.



(2) Mr. Reed's annual salary is $110,000 and his employment began on August 11, 1997, and Mr. Long's annual salary is $67,500 and his employment began on March 9, 1998.

STOCK OPTION INFORMATION


     The following table sets forth certain information concerning the stock options granted by the Company to employees through March 31, 1998:


                                 OPTION GRANTS


                                              INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------------------------
                                                              % OF TOTAL
                                                               OPTIONS
                                    NUMBER OF SECURITIES      GRANTED TO
                                     UNDERLYING OPTIONS       EMPLOYEES          EXERCISE OR       EXPIRATION
              NAME                     GRANTED(#)(1)        IN FISCAL YEAR    BASE PRICE($/SH)        DATE
              ----                  --------------------    --------------    ----------------     ----------
Robert C. Reed..................           6,000                 50%               $12.00                , 20
  President and Chief Executive
  Officer
Bradley A. Long.................           6,000                 50%               $12.00                , 20
  Vice President and Chief
  Financial Officer


-------------------------


(1) Options are exercisable with respect to 20% of the shares granted by the option within 60 days of the date of this Prospectus and will vest with respect to an additional 20% of the shares on each of the anniversaries of the date of this Prospectus (assuming continued service). Does not include options granted to Mr. Reed under the Directors' Stock Option Plan to purchase 27,500 shares at $12.00 per share.


STOCK PLANS


     The Company has adopted separate stock option plans for Directors of the Company and the Bank and for officers and key employees of the Company and the Bank. Under the option plans, options for an aggregate of 150,000 shares of Common Stock may be granted. The Board of Directors of the Company believes these plans provide an important incentive to those who will be instrumental to the success of the Company and of the Bank and will encourage such persons to continue their service with the Company and the Bank. A description of each of the plans is set forth below but such descriptions are qualified in their entirety by reference to the complete plans which are included as exhibits to the Company's registration statement on Form SB-2 (of which this Prospectus is a part).


     For the life of the options, the individuals who hold such options will be given the opportunity to benefit if the value of the shares of Common Stock increases. In the event that the options are exercised, there may be some resulting dilution in the per share book value of the Company at the time of exercise or issuance and there will be a reduction in the percentage ownership in the Company by the other shareholders.

     1997 Key Employee Stock Option Plan. The Board of Directors of the Company adopted a stock option plan which provides for the grant of "incentive stock options" within the meaning of Section 422 of the Code and of nonqualified stock options (the "Employee Stock Option Plan"). The Employee Stock Option Plan provides for the award of stock options to elected officers and key employees of the Company and its subsidiaries, including the Bank once it is acquired. The exercise price per share for all options granted under the Employee Stock Option Plan will not be less than the greater of $12.00 per share or the fair market value of a share on the date of grant. No option will be granted under the Employee Stock Option Plan after August 27, 2007. The Employee Stock Option Plan was approved by the Founders as the sole shareholders of the Company prior to the offering.

     Options may be granted under the Employee Stock Option Plan only to officers and other key employees who are in positions to make significant contributions to the success of the Company. A committee consisting of outside directors of the Company who are ineligible under the Employee Stock Option Plan to receive options themselves will administer the Employee Stock Option Plan.

     Options will be exercisable in whole or in part upon such terms and conditions as may be determined by the committee, but in no event will any incentive stock options be exercisable later than ten years after date of grant.


     A total of 50,000 shares of Common Stock have been reserved for issuance under the Employee Stock Option Plan. Except for the options granted to Messrs. Reed and Long, no options are outstanding under the Employee Stock Option Plan. The Company will grant to Mr. Cartwright the option to acquire 6,000 shares of Common Stock prior to the closing of the offering at an exercise price of $12.00 per share.


     1997 Directors' Stock Option Plan. The Board of Directors of the Company adopted a nonqualified stock option plan which provides for the grant of nonqualified stock options to those individuals who serve as Directors of the Company or any of its subsidiaries, including the Bank once it is acquired. The Directors' Stock Option Plan was also approved by the Founders as the sole shareholders of the Company prior to the offering.


     The Directors' Stock Option Plan provides for the grant of nonqualified stock options with an exercise price per share of the greater of the public offering price of $12.00 per share or the fair market value of a share on the date of grant. A total of 100,000 shares of Common Stock have been reserved for issuance under the Director's Stock Option Plan. Options granted under the Director's Stock Option Plan become exercisable on the date of grant to the extent of 20 percent of the shares covered by the option and will vest with respect to an additional 20 percent of the shares on each anniversary of the date of the grant. The unexercised portion of each option automatically expires, and is no longer exercisable, on the earlier to occur of the following: (i) 15 years after the option is granted, (ii) three months after the person who was granted the option ceases to be a director, other than due to permanent disability, death, or for cause, (iii) one year following the death or permanent disability of the director, or (iv) termination of the director's services, for cause. No option will be granted under the Directors' Stock Option Plan after July 31, 2007. Pursuant to the Amended and Restated Stock Option Agreements, dated as of September 12, 1997 between the Company and each of the Founders, the Company granted each Founder the option to acquire 25,000 shares of Common Stock at an exercise price of $12.00. At the time of this grant, the Founders were the
only directors of the Company. On             , 1998, each of the directors of
the Company, Messrs. Abel, Reed, Robison, Bernard and Van Natta, received options under the Directors' Stock Option Plan to acquire a total of 2,400 shares at an exercise price of $12.00 per share. In the future, an individual will become eligible to receive grants of options under the Directors' Stock Option Plan upon his election to a qualifying board of directors but will not receive additional options because he is a member of more than one such board.


                           RELATED PARTY TRANSACTIONS

REDEMPTION OF STOCK AND LOANS FROM FOUNDERS


     The Founders are currently the sole shareholders of the Company, each of whom currently owns 30,000 shares of Common Stock of the Company. Prior to the closing of the Merger, the shares of Common Stock of the Company owned by the Founders will be redeemed by the Company at their initial cost of $0.20 per share. The Founders will purchase shares of Common Stock in the offering at the initial public offering price of $12.00 per share. The Borrowings consist of the Company's lines of credit from the Founders in an aggregate amount of $450,000 to fund certain expenses of the Company. As of March 31, 1998, there was $172,000 outstanding under such lines of credit. All advances under the lines of credit are due and payable on demand. The outstanding balances under the lines of credit bear interest at 8.5%, which was the prime rate of interest charged by most of the Indianapolis banks at the time such loans were made. The Founders may elect to receive repayment of the loans at the closing of the offering in the form of cash or shares of Common Stock sold in the offering, valued at the initial public offering price of $12.00 per share.


BANKING TRANSACTIONS

     It is anticipated that the directors and officers of the Company and the Bank and the companies with which they are associated will have banking and other transactions with the Company and the Bank in the ordinary course of business. It is the Bank's policy that any loans and commitments to lend to such affiliated persons or entities included in such transactions will be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness, and will not involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank. Applicable law and Bank policy generally require that transactions between the Company or the Bank, and any officer, director, principal shareholder or other affiliate of the Company or the Bank will be on terms no less favorable to the Company or the Bank than could be obtained on an arm's-length basis from unaffiliated independent third parties.

TAX INDEMNIFICATION AGREEMENT


     The Company and the Founders intend to become parties to a tax indemnification agreement prior to the closing of the offering relating to their respective income tax liabilities. Subject to certain limitations, this tax indemnification agreement will generally provide that the Founders, as the sole shareholders of the Company prior to the offering, will be indemnified by the Company, and the Company will be indemnified by the Founders, with respect to certain federal and state income taxes (plus interest and penalties) shifted between the Founders, on the one hand, and the Company, on the other hand, for taxable years ending either before or after the closing of the offering as a result of adjustments to tax returns of the Founders and the Company. The Company believes that its tax returns for the year ended December 31, 1997 were properly prepared. Accordingly, the Company does not anticipate any adjustments to its tax returns, and, therefore, no indemnification should be recognized under the tax indemnification agreement. However, there can be no assurances that there will not be any payments made under the tax indemnification agreement.


OTHER TRANSACTIONS


     D. Warren Robison is the sole shareholder and President of Hoosier Appraisal Service, Inc. and Steven R. Abel is an appraiser for Hoosier Appraisal Service, Inc. The Company intends that the Bank will continue to utilize the services of Hoosier Appraisal Service, Inc. which it has utilized for the past 13 years in connection with the appraisal of real estate that serves as collateral for loans made by the Bank. The fees charged by Hoosier Appraisal Service, Inc. generally will be paid by the borrowers and not the Bank and will be at arm's-length. The Company has adopted a Conflict of Interest Policy consistent with OTS regulations which would prohibit Messrs. Abel or Robison from engaging in any discussions by the Board of Directors relating to, or voting upon, any loan for which they performed an appraisal.


     D. Warren Robison is Vice President of Hale Abstract Co., Inc., which provides title insurance and performs real estate closings. The Company intends that the Bank will continue to utilize the services of Hale Abstract Co., Inc. in connection with its real estate loans. The fees charged by Hale Abstract Co., Inc. are generally paid by the borrowers and not the Bank and will be at arm's-length.


     D. Warren Robison, Vice President, Secretary and Director of the Company, is the nephew of James M. Robison, Chairman of SCB and the Bank. They have no agreement or understanding as to any matter in connection with the Merger, and the negotiations with respect to the Merger were conducted at arms-length.


DIRECTOR LIABILITY; INDEMNIFICATION

     Under Indiana law, a director of the Company will not be liable for any action taken as a director, or any failure to take any action, unless (a) the director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the Company, and (b) such breach or failure to perform constitutes willful misconduct or recklessness. The Bylaws of the Company provide for the indemnification by the Company of certain liabilities of the directors and officers of the Company incurred while acting for or on behalf of the Company or the Bank as a director or officer, subject to certain limitations. It is possible that the indemnification obligations imposed under the Company's Bylaws could result in a charge against the Company's earnings and thereby affect the market value of the

Common Stock of the Company and the availability of funds for payment of dividends to the Company's shareholders. The scope of such indemnification otherwise permitted by Indiana law may be limited in certain circumstances by federal law and regulations. See "SUPERVISION AND REGULATION -- Regulatory Developments." The Company may purchase director's and officer's liability insurance for directors and officers of the Company and the Bank.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed above or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TERMINATION AGREEMENT

     The Company, the Bank and Mr. Rodney L. Meyerholtz entered into a certain Termination of Employment Agreement dated February 5, 1998 ("Termination Agreement"). Pursuant to the Termination Agreement, at the closing of the Merger, the employment agreement dated October 17, 1991 ("Meyerholtz Employment Agreement") between Mr. Meyerholtz and the Bank will terminate in its entirety and neither the Bank nor Mr. Meyerholtz will have any obligation to the other under the Meyerholtz Employment Agreement. Under the Termination Agreement, the Bank has agreed to pay Mr. Meyerholtz an amount equal to $211,094 without any interest thereon, less any withholdings for applicable taxes required by law, in thirty-six approximately equal monthly installments. The Bank has also agreed under the Termination Agreement to pay the costs associated with Mr. Meyerholtz's participation in the Company's group health insurance plan for 3 years. However, if Mr. Meyerholtz chooses to receive health insurance coverage through the exercise of his COBRA rights, then for a period of 18 months the Company will reimburse Mr. Meyerholtz for the COBRA cost of his individual coverage. Under the Termination Agreement, Mr. Meyerholtz has agreed to certain non-disclosure, non-solicitation and non-competition covenants.

     Pursuant to the terms of the Merger Agreement, the Company has agreed that the Bank may amend the employment agreements between the Bank and each of Ronald
L. Lanter, Vice President-Consumer Loans, Joyce E. Ford, Vice President-Mortgage Loans, and Rita Sturgill, Vice President and Treasurer, such that, among other things, the term of each such employment agreement will end one-year from the closing of the Merger.

STOCK OPTION AGREEMENT

     As a condition to the Company entering into the Merger Agreement, and in consideration therefor, the Company and SCB entered into a Stock Option Agreement dated February 5, 1998 ("Option Agreement"). The Option Agreement is intended to increase the likelihood that the Merger will be consummated by making it more difficult and more expensive for another party to obtain control of or acquire SCB. The Option Agreement grants the Company the right to purchase up to 24.8% of the issued and outstanding shares of SCB Common Stock upon the occurrence of specific events at a price of $49.16 per share. The Option Agreement will expire at the closing of the Merger. In no event will the net proceeds of the offering be used to exercise the option granted under the Option Agreement.

     The information contained in this Prospectus with respect to the Termination Agreement and Stock Option Agreement is a summary of the material provisions of those agreements and, as such, is qualified in its entirety by reference to those agreements, which are included as exhibits to the Company's registration statement on Form SB-2 (of which this Prospectus is a part).

                             PRINCIPAL SHAREHOLDERS

     The Company has 90,000 shares of Common Stock outstanding with such shares being held equally by Messrs. Abel, Reed and Robison; such shares will be redeemed by the Company at their original cost of $.20 per share prior to the closing of the Merger. See "RELATED PARTY TRANSACTIONS -- Redemption of Stock and Loans from Founders." The following table sets forth certain information with respect to the anticipated beneficial ownership of the Common Stock after the sale of shares offered hereby, by each of the current directors and executive officers of the Company and by all such directors and executive officers of the Company as a group. No person is expected to beneficially own more than five percent of the outstanding Common Stock following the offering. Pursuant to the Underwriting Agreement, the Company will direct the Underwriter to offer to sell the number of shares listed below. All share numbers are provided based upon such directions from the Company and non-binding expressions of interest supplied by the persons listed below. Depending upon their individual circumstances at the time, each of such persons may purchase a greater or fewer number of shares than indicated in the following table and, in fact, may purchase no shares.


                                                NUMBER OF SHARES          PERCENTAGE OF
                                               BENEFICIALLY OWNED       OUTSTANDING SHARES
                    NAME                        AFTER OFFERING(1)       AFTER OFFERING(4)
                    ----                       ------------------       ------------------
Steven R. Abel...............................        10,000(3)                0.67%
Robert C. Reed...............................        17,000(2)(3)             1.13%
D. Warren Robison............................         8,500(3)                0.57%
Wendell L. Bernard...........................         2,000(3)                0.13%
Ralph W. Van Natta...........................         2,000(3)                0.13%
Bradley A. Long..............................         1,250(2)                0.09%
Stephen R. Cartwright........................         1,000(2)                0.07%(2)
Directors and executive officers as a group
  (7 persons)................................        41,750(2)(3)             2.78%


-------------------------
(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and/or children of, or various trusts established by, the person indicated.


(2) Does not include the shares that such person has the right to acquire within 60 days of the date of this Prospectus pursuant to the Employee Stock Option Plan (Mr. Reed: 1,200 shares; Mr. Long: 1,200 shares; and Mr. Cartwright:
    1,200).



(3) Does not include the shares that such person has the right to acquire within 60 days after the date of this Prospectus pursuant to the Directors' Stock Option Plan (Mr. Abel: 5,480 shares; Mr. Reed: 5,480 shares; Mr. Bernard:
    480 shares; Mr. Robison: 5,480 shares; and Mr. Van Natta: 480 shares.



(4) The percentages shown are based on the 1,500,000 shares offered hereby and assume no exercise of the Underwriter's over-allotment option.

                           SUPERVISION AND REGULATION

GENERAL

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Federal Reserve, the OTS, the FDIC, the Department, the Commission, the Internal Revenue Service and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank and the public, rather than shareholders of the Bank or the Company.


     Federal law and regulations, including provisions added by FDICIA and regulations promulgated thereunder, establish supervisory standards applicable to the operation, management and lending activities of the Bank, including internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and loan-to-value ratios for loans secured by real property. The Bank will continue to comply with these requirements, and in some cases may apply more restrictive standards.


     The following references to statutes and regulations are intended to summarize material effects of certain government regulation on the business of the Company and the Bank. Any change in government regulation may have a material adverse effect on the Company, the Bank and their operations.

REGULATION OF THE COMPANY UNDER HOLA

     As the holding company for the Bank, the Company will be regulated as a "non-diversified savings and loan holding company" within the meaning of the HOLA, and subject to regulatory oversight of the Director of the OTS. As such, the Company will be registered with the OTS and thereby subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, the Bank will be subject to certain restrictions in its dealings with the Company and with other companies affiliated with the Company.

     In general, the HOLA prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from acquiring control of another savings association or savings and loan holding company or retaining more than 5% of the voting shares of a savings association or of another holding company which is not a subsidiary. The HOLA will restrict the ability of a director or officer of the Company, or any person who owns more than 25% of the Company's common stock, from acquiring control of another savings association or savings and loan holding company without obtaining the prior approval of the Director of the OTS.

     OTS regulations generally do not restrict the permissible business activities of a unitary savings and loan holding company.


     Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the Qualified Thrift Lender ("QTL") test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. (Additional restrictions on securing advances from the FHLB also apply.) At March 31, 1998, the Bank's asset composition was in excess of that required to qualify as a Qualified Thrift Lender.

     If the Company were to acquire control of another savings association other than through a merger or other business combination with the Bank, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, the activities of the Company and any of its subsidiaries (other than the Bank or other subsidiary savings associations) would thereafter be subject to further restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings association, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association, (iv) holding or managing properties used or occupied by a subsidiary savings association, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the FSLIC by regulation as of March 5, 1987, to be engaged in by multiple holding companies, or (vii) those activities authorized by the Federal Reserve as permissible for bank holding companies, unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of the OTS before a multiple holding company may engage in such activities.

     The Director of the OTS may also approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state, if the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the association to be acquired is located specifically permit associations to be acquired by state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings associations). Also, the Director of the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions.

     Indiana law permits federal and state savings association holding companies with their home offices located outside of Indiana to acquire savings associations whose home offices are located in Indiana and savings association holding companies with their principal place of business in Indiana ("Indiana Savings Association Holding Companies") upon receipt of approval by the Department. Moreover, Indiana Savings Association Holding Companies may acquire savings associations with their home offices located outside of Indiana and savings association holding companies with their principal place of business located outside of Indiana upon receipt of approval by the Department.

     No subsidiary savings association of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first gives the Director of the OTS 30 days advance notice of such declaration and payment. Any dividend declared during such period or without giving notice shall be invalid.

REGULATION OF THE BANK AS A SAVINGS BANK

     As a federally chartered, SAIF-insured savings association, the Bank is subject to extensive regulation by the OTS and the FDIC. For example, the Bank must obtain OTS approval before it may engage in certain activities and must file reports with the OTS regarding its activities and financial condition. The OTS periodically examines the Bank's books and records and, in conjunction with the FDIC in certain situations, has examination and enforcement powers. This supervision and regulation are intended primarily for the protection of depositors and federal deposit insurance funds. The Bank's semi-annual assessment owed to the OTS, which is based upon a specified percentage of assets, is approximately $10,000.

     The activities of the Bank are governed by the HOLA and, in certain respects, the FDI Act. The Director of the OTS is authorized to promulgate regulations to ensure the safe and sound operation of savings associations and may impose various requirements and restrictions on the activities of savings associations.

     Federal Home Loan Bank System. The Bank is a member of the FHLB of Indianapolis. The FHLB system consists of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings associations and proceeds derived from the sale of consolidated obligations of the FHLB system. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. The Federal Housing Finance Board, an independent agency, controls the FHLB System, including the FHLB of Indianapolis.

     As a member, the Bank is required to purchase and maintain stock in the FHLB of Indianapolis in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts, or similar obligations at the beginning of each year. At September 30, 1997, the Bank's investment in stock of the FHLB of Indianapolis was $920,000. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate-related collateral to 30% of a member's capital and limiting total advances to a member. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of Indianapolis and the purpose of the borrowing.

     The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the fiscal year ended September 30, 1997, dividends paid by the FHLB of Indianapolis to the Bank totaled approximately $59,000, for an annual rate of 7.9%.


     Savings Association Regulatory Capital. Currently, savings associations are subject to three separate minimum capital-to-assets requirements: (i) a leverage limit, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. The leverage limit requires that savings associations maintain "core capital" of at least 4% of total assets. Core capital is generally defined as common shareholders' equity (including retained income), noncumulative perpetual preferred stock and related surplus, certain minority equity interests in subsidiaries, certain non-withdrawable accounts, qualifying supervisory goodwill, purchased mortgage servicing rights and purchased credit card relationships (subject to certain limits) less nonqualifying intangibles. Under the tangible capital requirement, a savings association must maintain tangible capital (core capital less all intangible assets except purchased mortgage servicing rights which may be included after making the above-noted adjustment in an amount up to 100% of tangible capital) of at least 1.5% of total assets. Under the risk-based capital requirements, a minimum amount of capital must be maintained by a savings association to account for the relative risks inherent in the type and amount of assets held by the savings association. The risk-based capital requirement requires a savings association to maintain capital (defined generally for these purposes as core capital plus general valuation allowances and permanent or maturing capital instruments such as preferred stock and subordinated debt less assets required to be deducted) equal to 8.0% of risk-weighted assets. Assets are ranked as to risk in one of four categories (0-100%). A credit risk-free asset, such as cash, requires no risk-based capital, while an asset with a significant credit risk, such as a non-accrual loan, requires a risk factor of 100%. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries). At March 31, 1998, the Bank was in compliance with all capital requirements imposed by law.



     The OTS has promulgated a rule which sets forth the methodology for calculating an interest rate risk component to be used by savings associations in calculating regulatory capital. The OTS has delayed the implementation of this rule, however. The rule requires savings associations with "above normal" interest rate risk (institutions whose portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis-point move in interest rates) to maintain additional capital for interest rate risk under the risk-based capital framework.

     The following is a summary of the Bank's regulatory capital and capital requirements at March 31, 1998:



                                                    TANGIBLE       CORE     RISK-BASED
                                                    CAPITAL       CAPITAL    CAPITAL
                                                    --------      -------   ----------
                                                          (DOLLARS IN THOUSANDS)
Regulatory capital................................   $5,671       $5,671     $ 6,385
Minimum capital requirement.......................   $1,459       $3,835     $ 5,748
Excess capital....................................   $4,212       $1,836     $   637
                                                     ------       ------     -------
Regulatory capital ratio..........................     5.91%        5.91%       8.89%
                                                     ------       ------     -------
Minimum capital ratio.............................     1.50%        4.00%       8.00%
                                                     ------       ------     -------


     If an association is not in compliance with the capital requirements, the OTS is required to prohibit asset growth and to impose a capital directive that may restrict, among other things, the payment of dividends and officers' compensation. In addition, the OTS and the FDIC generally are authorized to take enforcement actions against a savings association that fails to meet its capital requirements. These actions may include restricting the operations activities of the association, imposing a capital directive, cease and desist order, or civil money penalties, or imposing harsher measures such as appointing a receiver or conservator or forcing the association to merge into another institution.

     Dividend Limitations. An OTS regulation imposes limitations upon all "capital distributions" by savings associations, including cash dividends, payments by an association to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system of regulation, with the greatest flexibility being afforded to well-capitalized associations. A savings association which has total capital (immediately prior to and after giving effect to the capital distribution) that is at least equal to its fully phased-in capital requirements would be a Tier 1 institution ("Tier 1 Institution"). An association that has total capital at least equal to its minimum capital requirements, but less than its fully phased-in capital requirements, would be a Tier 2 institution ("Tier 2 Institution"). An institution having total capital that is less than its minimum capital requirements would be a Tier 3 institution ("Tier 3 Institution"). However, an institution which otherwise qualifies as a Tier 1 Institution may be designated by the OTS as a Tier 2 Institution or Tier 3 Institution if the OTS determines that the institution is "in need of more than normal supervision." The Bank is currently a Tier 1 Institution.

     A Tier 1 Institution may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the greater of
(a) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year (the smallest excess over its capital requirements), or (b) 75% of its net income over the most recent four-quarter period. Any additional amount of capital distributions would require prior regulatory approval.

     The OTS has proposed revisions to these regulations which would permit savings associations to declare dividends in amounts which would assure that they remain adequately capitalized following the dividend declaration. Savings associations in a holding company system which are rated CAMELS 1 or 2 and which are not in troubled condition would need to file a prior notice with the OTS concerning such dividend declaration.

     Liquidity. For each calendar quarter, the Bank is required to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to an amount not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions. The OTS recently reduced the level of liquid assets that must be held by a savings association from 5% to 4% of the associations net withdrawable accounts plus short-term borrowings based upon the average daily balance of such liquid assets for each quarter of the associations's fiscal year. The OTS may impose monetary penalties upon savings associations that fail to comply with those liquidity requirements. The OTS eliminated the requirement that each savings association maintain an average daily balance of short-term liquid assets of 1% of the total of its net withdrawable deposit accounts and short-term borrowings during the preceding calendar month. The daily average liquidity of the Bank for September, 1997 was 5.3% which exceeded the then-applicable 5% liquidity requirement. Its average short-term liquidity ratio for September, 1997, was 8.3%. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

     Real Estate Lending Standards. OTS regulations require savings associations to establish and maintain written internal real estate lending policies. Each association's lending policies must be consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its operations. The policies must establish loan portfolio diversification standards; establish prudent underwriting standards, including loan-to-value limits, that are clear and measurable; establish loan administration procedures for the association's real estate portfolio; and establish documentation, approval, and reporting requirements to monitor compliance with the association's real estate lending policies. The association's written real estate lending policies must be reviewed and approved by the association's Board of Directors at least annually. Further, each association is expected to monitor conditions in its real estate market to ensure that its lending policies continue to be appropriate for current market conditions.


     Loans to One Borrower. The Bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate. In some cases, a savings association may lend up to 30 percent of unimpaired capital and surplus to one borrower for purposes of developing domestic residential housing, provided that the association meets its regulatory capital requirements and the OTS authorizes the association to use this expanded lending authority. At March 31, 1998, the Bank did not have any loans or extensions of credit to a single or related group of borrowers in excess of its lending limits.



     Qualified Thrift Lender. Savings associations must meet a QTL test. If the Bank maintains an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, the Bank will continue to enjoy full borrowing privileges from the FHLB of Indianapolis. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the association in conducting its business and liquid assets equal to 20% of total assets). In addition, savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every twelve months. As of March 31, 1998, the Bank was in compliance with its QTL requirement, with approximately 69.83% of its assets invested in QTIs.


     A savings association which fails to meet the QTL test must either convert to a bank (but its deposit insurance assessments and payments will be those of and paid to the SAIF) or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings association; (ii) its branching activities shall be limited to those of a national bank; (iii) it shall not be eligible for any new FHLB advances; and (iv) it shall be bound by regulations applicable to national banks respecting payment of dividends. Three years after failing the QTL test the association must (i) dispose of any investment or activity not permissible for a national bank and a savings association and (ii) repay all outstanding FHLB advances. If such a savings association is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies (including restrictions as to the scope of permissible business activities).

     Branching. The rules of the OTS on branching by federally-chartered savings associations permit nationwide branching to the extent allowed by federal statute. This permits federal savings associations with interstate networks to diversify their loan portfolio and lines of business. The OTS authority pre-empts any state law purporting to regulate branching by federal savings associations.

     Insurance of Deposits. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the Bank Insurance Fund (the "BIF") for commercial banks and state savings banks and the SAIF for savings associations such as the Bank and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. As of September 30, 1996, the reserves of the SAIF were below the level required by law, primarily because a significant portion of the assessments paid into the SAIF have been used to pay the cost of prior thrift failures, while the reserves of the BIF met the level required by law in May, 1995. However, on September 30, 1996, provisions designed to recapitalize the SAIF and eliminate the premium disparity between the BIF and SAIF were signed into law.

     The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease these rates if the target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. An institution's risk level is determined based on its capital level and the FDIC's level of supervisory concern about the institution.

     On September 30, 1996, President Clinton signed into law legislation which included provisions designed to recapitalize the SAIF and eliminate the significant premium disparity between the BIF and the SAIF. Under the new law, the Bank was charged a one-time special assessment equal to $.657 per $100 in assessable deposits at March 31, 1995. The Bank recognized this one-time assessment as a non-recurring operating expense of $332,000 ($200,000 after tax) during the three-month period ending September 30, 1996, and the Bank paid this assessment in November 1996. The assessment was fully deductible for both federal and state income tax purposes. Beginning January 1, 1997, the Bank's annual deposit insurance premium was reduced from .23% to .0644% of total assessable deposits. BIF institutions pay lower assessments than comparable SAIF institutions because BIF institutions pay only 20% of the rate being paid by SAIF institutions on their deposits with respect to obligations issued by the federally-chartered corporation which provided some of the financing to resolve the thrift crisis in the 1980's ("FICO"). The 1996 law also provides for the merger of the SAIF and the BIF by 1999, but not until such time as bank and thrift charters are combined. Until the charters are combined, savings associations with SAIF deposits may not transfer deposits into the BIF system without paying various exit and entrance fees, and SAIF institutions will continue to pay higher FICO assessments. Such exit and entrance fees need not be paid if a SAIF institution converts to a bank charter or merges with a bank, as long as the resulting bank continues to pay applicable insurance assessments to the SAIF, and as long as certain other conditions are met.

REGULATION OF THE COMPANY UNDER THE BHC ACT

     General. The Company intends to file at some time following the completion of the Merger, in connection with the Conversion, an application with the Federal Reserve to serve as the holding company for the Bank under the BHC Act.

     When the Conversion is consummated and with the prior approval of the Federal Reserve, the Company will be a bank holding company and, as such, will be subject to the supervision of and regulation by, the Federal Reserve under the BHC Act. Under the BHC Act, the Company will be subject to periodic examination by the Federal Reserve and will be required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company also will be required to file periodic reports with, and otherwise comply with the rules and regulations of, the Commission under the federal securities laws.

     In accordance with Federal Reserve policy, the Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not do so absent such policy. In addition, in certain circumstances an Indiana state bank having impaired capital may be required by the Department to initiate the liquidation of the bank.

     Investments and Activities. Under the BHC Act, bank holding companies are prohibited, with certain limited exceptions, from engaging in, or acquiring, directly or indirectly, control of voting securities or assets of a company engaged in, any activity other than banking or managing or controlling banks or an activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under current Federal Reserve regulations, such permissible non-bank activities include such things as mortgage banking, equipment leasing, securities brokerage and consumer and commercial finance company operations. Any such acquisition will require, except in certain cases, prior written notice to the Federal Reserve.

     In evaluating a written notice of such an acquisition, the Federal Reserve will consider various factors, including among others the financial and managerial resources of the notifying bank holding company and its subsidiaries, and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. The required notice period may be extended by the Federal Reserve under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal Reserve. If such a proposed acquisition is not disapproved or subjected to conditions by the Federal Reserve within the applicable notice period, it is deemed approved by the Federal Reserve.

     In general, any direct or indirect acquisition by the Company of any voting shares of any bank which would result in the Company's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of the Company with another bank holding company, will require the prior written approval of the Federal Reserve under the BHC Act. In acting on such applications, the Federal Reserve must consider various statutory factors, including among others, the effect of the proposed transaction on competition in the relevant geographic and product markets, each party's financial condition and managerial resources and record of performance under the Community Reinvestment Act. Since September 29, 1995, the BHC Act has permitted the Federal Reserve under specified circumstances to approve the acquisition, by a bank holding company located in one state, of a bank located in another state, without regard to any prohibition contained in state law. See "SUPERVISION AND REGULATION -- Regulatory Developments."

     The merger or consolidation of an existing bank subsidiary of the Company with another bank, or the acquisition by such a subsidiary of assets of another bank, or the assumption of liability by such a subsidiary to pay any deposits in another bank, will require the prior written approval of the responsible Federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHC Act. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve under the BHC Act and/or the Department, may be required.

     Capital Requirements. The Federal Reserve uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total assets, (ii) a risk-based requirement expressed as a percentage of total risk-weighted assets, and (iii) a Tier 1 leverage requirement expressed as a percentage of total assets. The leverage capital requirement consists of a minimum ratio of total capital to total assets of 6%, with an expressed expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others.

     The risk-based and leverage standards presently used by the Federal Reserve are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant

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

growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.


     The Federal Reserve's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets unless: (i) the bank holding company is engaged directly or indirectly in any nonbank activity involving significant leverage or (ii) the holding company has a significant amount of debt outstanding held by the general public. Nonetheless, on a pro forma basis, assuming the issuance and sale by the Company of the 1,500,000 shares of Common Stock offered hereby at $12.00 per share, the Company's leverage capital ratio, risk-based capital ratio and Tier 1 leverage ratio, in each case as calculated on a consolidated basis under the Federal Reserve's capital guidelines, would exceed the minimum requirements.



     Dividends. The Company is a corporation separate and distinct from the Bank. Most of the Company's revenues will be received by it in the form of dividends or interest paid by the Bank. The Bank is subject to statutory restrictions on its ability to pay dividends. See "SUPERVISION AND REGULATION -- Regulation of the Bank as a Savings Bank, Dividend Limitations" and "-- Regulation of the Bank as a Commercial Bank, Dividends." The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which could only be funded in ways that weakened the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over the Bank are possessed by the FDIC. The "prompt corrective action" provisions of FDICIA impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies.


     In addition to the restrictions on dividends imposed by the Federal Reserve, the laws of the State of Indiana impose certain restrictions on the declaration and payment of dividends by Indiana corporations such as the Company. See "DESCRIPTION OF CAPITAL STOCK -- Common Stock, Dividend Rights."

REGULATION OF THE BANK AS A COMMERCIAL BANK

     General. Upon completion of the Conversion, the Bank will be an Indiana state-charted commercial bank, and its deposit accounts opened following the Conversion of the Bank will be insured up to applicable limits by the FDIC under the BIF. Those deposit accounts in existence at the time of the Conversion will continue to be insured up to applicable limits by the FDIC under the SAIF. As an FDIC-insured, Indiana-chartered bank, the Bank will be subject to the examination, supervision, reporting and enforcement requirements of the Department, as the chartering authority for Indiana banks, and the FDIC, as administrator of the SAIF and BIF. These agencies and federal and state law extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts and the safety and soundness of banking practices.

     Insurance of Deposits. Following the Conversion, the Bank, as an FDIC-insured institution, will continue to pay deposit insurance premium assessments to the FDIC.

     Those deposits insured by the SAIF at the date of the Conversion will continue to be insured by the SAIF and will be subject to assessments payable to the SAIF and those deposits received by the Bank following the Conversion will be insured by the BIF and subject to assessments payable to the BIF. See "REGULATION AND SUPERVISION -- Regulation of the Bank as a Savings Bank, Insurance of Deposits."

     FDICIA required the FDIC to establish assessment rates at levels which would restore the BIF to a mandated reserve ratio of 1.25% of insured deposits over a period not to exceed 15 years. In November 1995, the FDIC determined that the BIF had reached the required ratio. Accordingly, the FDIC has established the schedule of BIF insurance assessments for the first semi-annual assessment period of 1997 and thereafter, ranging from 0% of deposits for institutions in the highest category to .27% of deposits for institutions in the lowest category.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices, or have violated any applicable law, regulation, rule, order or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

     Capital Requirements. The FDIC has established the following minimum capital standards for state-chartered, FDIC-insured non-member banks, such as the Bank: (i) a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks and a minimum ratio of Tier 1 capital to total assets of 4% to 5% for all others, and (ii) a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half of that total capital amount must consist of Tier 1 capital. Tier 1 capital consists principally of shareholders' equity.

     The capital requirements described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions.

     Dividends. As a state-chartered commercial bank organized under Indiana law, the Bank may declare and pay dividends to the proposed sole shareholder (the Company) of so much undivided profits as its Board of Directors deems expedient, subject to prior approval of the Department if the proposed dividend (when added to all prior dividends declared during the current calendar year) would exceed current year "net profits" and retained "net profits" for the previous two calendar years.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, payment of dividends by a bank may be prevented by the applicable federal regulatory authority if such payment is determined, by reason of the financial condition of such bank, to be an unsafe and unsound banking practice.

     Certain Investments. Under FDICIA, as implemented by final regulations adopted by the FDIC, FDIC-insured state banks are prohibited, subject to certain exceptions, from directly or indirectly acquiring or retaining any equity investments of a type, or in an amount, that are not permissible for a national bank. FDICIA, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with FDICIA. These restrictions are not currently expected to have a material impact on the operations of the Bank.

REGULATIONS APPLICABLE TO THE BANK AS A SAVINGS BANK OR COMMERCIAL BANK

     Prompt Corrective Action. FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, federal depository institution regulators are required to take certain mandatory supervisory actions, and may take certain discretionary supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. In addition, subject to a narrow exception, FDICIA generally requires the federal depository institution regulators to appoint a receiver or conservator for an institution that is critically undercapitalized.

     As mandated by FDICIA, the federal banking regulators have specified by regulation the relevant capital measures at which an insured depository institution is deemed well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Pursuant to the FDIC's regulations implementing the prompt corrective action provisions of FDICIA, a bank will be deemed to be: (i) well capitalized if the bank has a total risk-based capital ratio of 10% or greater, Tier 1 risk-based capital ratio of 6% or greater and leverage ratio of 5% or greater; (ii) adequately capitalized if the bank has a total risk-based capital ratio of 8% or greater, Tier 1 risk-based capital ratio of 4% or greater and leverage ratio of 4% or greater (3% for the most highly rated banks); (iii) undercapitalized if the bank has a total risk-based capital ratio of less than 8%, or Tier 1 risk-based capital ratio of 4% or greater and leverage ratio of less than 4% (less than 3% for the most highly rated banks); (iv) significantly undercapitalized if the bank has a total risk-based capital ratio of less than 6%, Tier 1 risk-based capital ratio of less than 3% or leverage ratio of less than 3%; and (v) critically undercapitalized if the bank has a ratio of tangible equity to total assets of 2% or less. At March 31, 1998, the Bank was categorized as "adequately capitalized," and it was not subject to regulatory order, agreement or directive to meet and maintain a specific level for any capital measure.


     Subject to certain exceptions, these capital ratios are generally determined on the basis of Call Reports submitted by each depository institution and the reports of examination by each institution's appropriate federal depository institution regulatory agency.

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan (which must include a holding company guarantee of performance); placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the holding company to divest certain subsidiaries including the institution; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver or conservator for the institution.

     In general, a depository institution may be reclassified to a lower category than is indicated by its capital position if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

     Insider Transactions. The Bank is subject to certain restrictions imposed by the Federal Reserve Act ("FRA") on any extensions of credit to the Company or its subsidiaries, on investments in the stock or other securities of the Company or its subsidiaries, and the acceptance of the stock or other securities of the Company or its subsidiaries as collateral for loans. These restrictions limit the aggregate amount of transactions with any individual affiliate to 10% of the Bank's capital and surplus, limit the aggregate amount of transactions with all affiliates to 20% of the Bank's capital and surplus, require that loans and certain other extensions of credit be secured by collateral in certain specified amounts and types, generally prohibit the purchase of low quality assets from affiliates and generally require that certain transactions with affiliates, including loans and asset purchases, be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the Bank as those prevailing at the time for comparable transactions with nonaffiliated individuals or entities.

     Also, the FRA prescribes certain limitations and reporting requirements on extensions of credit by the Bank to its directors and executive officers, to directors and executive officers of the Company and its subsidiaries, to principal shareholders of the Company and its subsidiaries, to principal shareholders of the Company and to "related interests" of such directors, officers and principal shareholders. Among other things, the FRA, and the regulations thereunder, require such loans to be made on substantially the same terms as those offered to unaffiliated individuals, place limits on the amount of loans the Bank may extend to such individuals and require certain approval procedures to be followed. In addition, such legislation and regulations may affect the terms upon which any person becoming a director or officer of the Company or one of its subsidiaries or a principal shareholder of the Company may obtain credit from banks with which the Bank maintains a correspondent relationship.

     Limitations on Rates Paid for Deposits. Regulations promulgated by the FDIC pursuant to FDICIA limit the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in the institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of FDICIA. The Bank does not believe that these regulations will have a materially adverse effect on its current operations.

     Community Reinvestment Act Matters. Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") be disclosed. The disclosure includes both a four-unit descriptive rating -- outstanding, satisfactory, needs to improve, and substantial noncompliance -- and a written evaluation of an institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the CRA and its record of lending to first-time home buyers. The OTS has designated the Bank's record of meeting community credit needs as satisfactory.

     Safety and Soundness Standards. On July 10, 1995, the FDIC, the OTS, the Federal Reserve and the Office of the Comptroller of the Currency published final guidelines implementing the FDICIA requirement that the federal banking agencies establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines, which took effect on August 9, 1995, establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits, and specifically prohibit, as an unsafe and unsound practice, excessive compensation that could lead to a material loss to an institution. The federal banking agencies also adopted asset quality and earnings standards that were added to the safety and soundness guidelines effective October 1, 1996. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action.

     Consumer Banking. The Bank's business will include making a variety of types of loans to individuals. In making these loans, the Bank will be subject to state usury and regulatory laws and to various federal statutes, such as the Equal Credit Opportunity Act, Fair Credit Reporting Act, Truth in Lending Act, Real Estate Settlement Procedures Act and Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs and regulate the mortgage loan servicing activities of the Bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. The Riegle Act imposed new escrow requirements on depository and non-depository mortgage lenders and services under the National Flood Insurance Program. See "SUPERVISION AND REGULATION -- Regulatory Developments." In receiving deposits, the Bank will be subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act and the FDI Act. Violation of these laws could result in the imposition of significant damages and fines upon the Bank, its directors and officers.

REGULATORY DEVELOPMENTS

     In 1994, the Congress enacted two major pieces of banking legislation, the Riegle Community Direction Act (the "Riegle Act") and the Riegle-Neal Interstate Banking and Branching Efficiency Act (the "Riegle-Neal Act"). The Riegle Act addressed such varied issues as the promotion of economic revitalization of defined urban and rural "qualified distressed communities" through special purpose "Community

Development Financial Institutions," the expansion of consumer protection with respect to certain loans secured by a consumer's home and reverse mortgages and reductions in compliance burdens regarding Currency Transaction Reports, in addition to reform of the National Flood Insurance Program, the promotion of a secondary market for small business loans and leases and mandating specific changes to reduce regulatory impositions on depository institutions and holding companies.

     The Riegle-Neal Act substantially changed the geographic constraints applicable to the banking industry. Effective September 29, 1995, the Riegle-Neal Act allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depository institution affiliates. Effective June 1, 1997 (or earlier if expressly authorized by applicable state law), the Riegle-Neal Act allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997.

     Effective March 14, 1996, Indiana "opted in" to the interstate branching provisions of the Riegle-Neal Act. The Indiana legislation authorizes, subject to certain approval and other requirements, Indiana-chartered banks to establish branches in states other than Indiana and out-of-state banks to establish branches in Indiana. Indiana and out-of-state banks are authorized to establish branches either by acquisition or de novo.

     FDIC regulations, which became effective April 1, 1996, impose certain limitations (and in certain cases, prohibitions) on (i) "golden parachute" severance payments by troubled depository institutions, their subsidiaries and affiliated holding companies to institution-affiliated parties (primarily directors, officers, employees or principal shareholders of the institution), and (ii) indemnification payments by a depository institution, their subsidiaries and affiliated holding companies, regardless of financial condition, to institution-affiliated parties. The FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by the Company or the Bank to their respective directors or officers otherwise permitted under Indiana state law. See "RELATED PARTY TRANSACTIONS -- Director Liability; Indemnification."


     On May 13, 1998, the House of Representatives passed financial reform legislation. The legislation is intended to break down barriers between banking, securities and insurance activities, while maintaining the bank holding company structure and continuing to restrict commercial activity by banks. Under the bill, financial services holding companies, which would be regulated by the Federal Reserve, would be allowed to own banks, securities firms and insurance companies. The bill contains provisions regulating the commercial activities of holding companies. Additionally, the bill contains language allowing the Office of the Comptroller of the Currency to preempt state insurance laws' application to national banks in certain instances.



     The bill must be considered by the Senate Banking Committee and ultimately passed by the Senate. The Company cannot predict whether, or in what form, this legislation may be enacted, and if enacted, what the effect would be on the Company and the Bank.


     The FDIC includes, in its evaluations of a bank's capital adequacy, an assessment of the bank's exposure to declines in the economic value of the bank's capital due to changes in interest rates. On June 26, 1996, the FDIC, along with the Office of the Comptroller of the Currency and the Federal Reserve, issued a joint policy statement to provide guidance on sound practices for managing interest rate risk. The statement sets forth the factors the federal regulatory examiners will use to determine the adequacy of a bank's capital for interest rate risk. These qualitative factors include the adequacy and effectiveness of the bank's internal interest rate risk management process and the level of interest rate exposure. Other qualitative factors that will be considered include the size of the bank, the nature and complexity of its activities, the adequacy of its capital and earnings in relation to the bank's overall risk profile, and its earning exposure to interest rate movements.

     The interagency supervisory policy statement describes the responsibilities of a bank's board of directors in implementing a risk management process and the requirements of the bank's senior management in ensuring the effective management of interest rate risk. Further, the statement specifies the elements that a risk management process must contain.

     In August, 1996, the Federal Reserve and the FDIC issued final regulations further revising their risk-based capital standards to include a supervisory framework for measuring market risk. The effect of the new regulations is that any bank holding company or bank which has significant exposure to market risk must measure such risk using its own internal model, subject to the requirements contained in the regulations, and must maintain adequate capital to support that exposure.

     The new regulations apply to any bank holding company or bank whose trading activity equals 10% or more of its total assets, or whose trading activity equals $1 billion or more. Examiners may require a bank holding company or bank that does not meet the applicability criteria to comply with the capital requirements if necessary for safety and soundness purposes.

     The new regulations contain supplemental rules to determine qualifying and excess capital, calculate risk-weighted assets, calculate market risk equivalent assets and calculate risk-based capital ratios adjusted for market risk.


     Safety and soundness guidance on the risks posed to financial institutions by the Year 2000 Problem has been issued by the Federal Institutions Examination Council, whose members include the OTS, the FDIC and the Federal Reserve Board. The guidance underscores that Year 2000 preparation is not only an information systems issue, but also an enterprise-wide challenge that must be addressed at the highest level of a financial institution. The guidance sets out the responsibilities of senior management and boards of directors in managing their Year 2000 projects. Among the responsibilities of institution managers and directors is that of managing the internal and external risks presented by providers of data-processing products and services, business partners, counterparties and major loan customers. Under the guidance, senior management must provide the board of directors with status reports, at least quarterly, on efforts to reach Year 2000 goals both internally and by the institution's major vendors. Senior managers and directors must allocate sufficient resources to ensure that high priority is given to seeing that remediation plans are fulfilled, and that the project receives the quality personnel and timely support it requires. The guidance does not require financial institutions to obtain Year 2000 certification from their vendors. Rather, an institution must implement its own internal testing or verification processes for vendor products and services to ensure that its different computer systems function properly together.


     Additional legislation and administrative actions affecting the banking industry are being considered and in the future may be considered by the United States Congress, state legislatures and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation or administrative action will be enacted or the extent to which the banking industry in general or the Company and the Bank in particular would be affected thereby.

                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, no par value, of which 90,000 shares were issued and outstanding as of the date of this Prospectus and 2,000,000 shares of Preferred Stock, no par value, of which no shares are issued and outstanding. Immediately prior to the conclusion of the offering, the Company will redeem the 90,000 shares of Common Stock issued and outstanding at their initial cost. At the conclusion of the offering, 1,500,000 shares of Common Stock will be issued and outstanding, assuming no exercise by the Underwriter of its over-allotment option. The Board of Directors has the power to determine the relative rights of and restrictions on any series of Preferred Stock that it may authorize in the future and may provide terms upon which preferred stock may be converted into shares of any other class of stock, and may issue and sell such Preferred Stock without prior shareholder approval. The Company has reserved 150,000 shares of Common Stock that may be issued under the Company's stock option plans. The remaining authorized but unissued shares of Common Stock may be issued upon authorization by the Board of Directors without prior shareholder approval. The issuance of additional shares of Common Stock other than on a pro-rata basis to existing shareholders at the time of such issuance will reduce the proportionate interests of the Company held by existing shareholders.

COMMON STOCK

     The following is a summary of certain of the rights and privileges pertaining to the shares of Common Stock.

     Voting Rights. The holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except for (a) supermajority votes required for approval of certain business combinations, removal of Directors and certain other matters, and (b) certain corporate actions that must be approved by a majority of the outstanding votes of the relevant voting group under the IBCL, the affirmative vote of the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to approve matters submitted for shareholder approval, except that Directors are elected by a plurality of the votes cast. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the outstanding shares of Common Stock, if they choose to do so, can elect all of the Directors.

     Dividend Rights. All shares of Common Stock are entitled to share equally in such dividends as the Board of Directors may declare, in its discretion. The Company will be largely dependent upon dividends from the Bank for funds to pay dividends on the Common Stock, and dividends payable by the Bank are limited by law and by the need to maintain adequate capital in the Bank. See "DIVIDEND POLICY."

     Liquidation Rights. Upon liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, all shares of Common Stock are entitled to share equally in the assets legally available for distribution to the holders of Common Stock after payment of all prior obligations of the Company which may include the satisfaction in full of any liquidation preference to which holders of Preferred Stock, if any, may then be entitled.

     Other Matters. The holders of the shares of Common Stock have no preemptive or redemption rights or any preferred right to purchase or subscribe for any authorized but unissued capital stock, or any securities convertible into Common Stock, of the Company. The shares of Common Stock offered hereby will be when issued, fully paid and non-assessable. The shares of Common Stock are not redeemable at the option of the Company or holders thereof.

     The Company may be required to provide additional capital to the Bank in the future in the event that the regulating body for the Bank determines such capital infusion is necessary. In such event, in order to obtain such capital, the Company may seek additional funds from existing shareholders, borrow additional funds from a bank or other lender or have an equity offering of additional shares of Common Stock or other securities of the Company.

     The Company serves as the registrar and transfer agent for its own Common Stock.

PREFERRED STOCK


     The Company's Articles of Incorporation authorize the Board of Directors, without further shareholder approval, to establish the relative rights, designations, preferences, and limitations or restrictions on the shares of Preferred Stock prior to the issuance thereof, including, without limitation, dividend rights, conversion rights, voting rights, liquidation preferences, redemption rights, division into series, sinking fund provisions, and similar matters. Thus, the Board of Directors may authorize and issue a series of Preferred Stock with rights and preferences that are superior to those of the Common Stock, the issuance of which could adversely affect the voting power of the holders of Common Stock. Any future issuance of Preferred Stock will be approved by a majority of those directors of the Company who (a) are not, and have not been during the preceding two years, officers or employees of the Company or any of its subsidiaries or their affiliates or associates, (b) do not have any material business or professional relationship with the Company or any of its affiliates or associates, (c) do not have an interest in the transaction and (d) have had access, at the Company's expense, to the Company's or independent legal counsel.


     The availability of Preferred Stock with unspecified voting rights and possibly other rights, such as a required approval of mergers or other extraordinary corporate transactions, could be used by management to create voting impediments or to deter persons seeking to effect a merger or otherwise to gain control of the Company. Preferred Stock may also be issued at sometime in the future in connection with acquisitions by the Company of additional companies or businesses. The Company has no present plans to issue any series of Preferred Stock.

INDIANA LAW

     Under the IBCL, several provisions could affect the acquisition of the shares of Common Stock or of control of the Company after completion of the offering. The Business Combinations Chapter of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations and reverse stock splits, between certain Indiana corporations and a 10% or greater shareholder for five years following the date on which the shareholder obtained a 10% or greater ownership interest, unless the acquisition was approved in advance of that date by the Board of Directors. In addition, if prior approval is not obtained, the Company and such shareholder may not consummate a business combination unless a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the Business Combinations Chapter. The Articles of Incorporation of the Company provide that the Business Combinations Chapter shall apply to the Company. However, the Company may subsequently elect to remove itself from the protection provided by the Business Combinations Chapter, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% or greater ownership position prior to the effective date of the election.

     In addition to the Business Combinations Chapter, the IBCL also contains a Control Share Acquisition Chapter which, although different in structure from the Business Combinations Chapter, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision, however, may also have the effect of discouraging premium bids for outstanding shares. The Control Share Acquisition Chapter provides that, unless otherwise provided in a corporation's articles of incorporation or by-laws, shares acquired in certain acquisitions of the corporation's stock will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. An Indiana corporation is subject to the Control Share Acquisition Chapter if it has 100 or more shareholders and its principal place of business is in Indiana. An Indiana corporation otherwise subject to the Control Share Acquisition Chapter may elect not to be governed by the statute by so providing in its articles of incorporation or by-laws. The Company has not made an election and therefore will be subject to the statute (assuming that it has 100 or more shareholders).

     The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers and customers of the corporation on the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. As described below, the Company's Articles of Incorporation contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith, after considering and weighing as they deem appropriate the effects of such action on the corporation's constituents, that such approval is not in the best interest of the corporation. The IBCL specifies that, in making these determinations, directors are not required to consider the effects of a proposed corporation action on any particular corporate constituent group or interest (including the amounts that might be paid to shareholders) as a dominant or controlling factor. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply.

     In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

     Because of the foregoing provisions of the IBCL, the Board will have flexibility in responding to unsolicited proposals to acquire the Company, and, accordingly, it may be more difficult for an acquiror to gain control of the Company in a transaction not approved by the Board.

     The IBCL also imposes restrictions in connection with shareholder derivative proceedings. The IBCL provides that if a shareholder of a corporation files a derivative complaint, the corporation's board of directors may establish a committee of disinterested directors or other disinterested persons to investigate the complaint. The IBCL authorizes a stay of any court proceedings on the complaint until the investigation of such committee is completed. If the committee determines that pursuit of the claim through the derivative proceeding would not be in the best interests of the corporation, then the committee can terminate the derivative proceeding. The conclusion of the committee is determinative unless the shareholder who filed the complaint can demonstrate that the committee was not disinterested or did not act in good faith.

ARTICLES OF INCORPORATION


     Staggered Board of Directors. The Board of Directors is divided into three classes, designated as Class 1, Class 2 and Class 3, with each class being comprised of as nearly an equal number of Directors as possible. The Directors in Class 1 hold office initially for a term of one year; the Directors in Class 2 hold office initially for a term of two years; and the Directors in Class 3 hold office initially for a term of three years. Upon expiration of the respective initial terms and thereafter, the Directors in each of the classes shall be elected to serve for terms of three years and until their successors have been elected and qualified. Following completion of the Merger, the Director in Class 1 will be Robert C. Reed, the Directors in Class 2 will be Steven R. Abel and Wendell L. Bernard, and the Directors in Class 3 will be Ralph W. Van Natta and D. Warren Robison.


     Staggered terms of Directors tend to promote continuity of management of the Company because only one-third of the Directors will be elected at annual meetings. In addition, the staggered terms will ensure that two-thirds of the Directors have at least one year of experience on the Board of Directors, which helps assure that the Board of Directors consists of persons with experience.

     Staggered terms may tend to perpetuate present management by making it more difficult for a shareholder to make immediate changes in the composition of a majority of the Board of Directors. Because the terms of only one-third of the Directors expire each year, it would require at least two annual meetings of shareholders in order to effect a change in a majority of the Directors of the Company.

     Shareholders may find the provision for staggered terms disadvantageous to the extent that it may tend to discourage or render it more difficult for a person to acquire control of the Company because a person who acquires control of a company may desire to remove and replace directors immediately.

     This provision may not be altered, amended or repealed without the prior approval of the holders of outstanding shares of stock of the Company representing at least two-thirds of the votes entitled to be cast.

     Residency Requirements for Directors. The Articles of Incorporation provide that a Director must be a resident of the State of Indiana. This provision is consistent with the philosophy of the Company that the Bank should be responsive to and aware of the needs of the communities which the Bank serves. This provision may discourage a person from seeking to acquire control of the Company if such person did not reside within the State of Indiana.

     This provision may not be altered, amended or repealed without the prior approval of the holders of outstanding shares of stock of the Company representing at least two-thirds of the votes entitled to be cast.

     Removal of Directors. The Articles of Incorporation provide that a Director may be removed from office without cause prior to the expiration of his term only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the Company entitled to vote for the election of Directors at any meeting called for that purpose. The Articles do provide for the removal of a Director by the remaining

Directors if a Director fails to attend at least three consecutive Board of Directors meetings and a majority of the remaining Directors vote to remove such Director. Directors may be removed from office with cause upon the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Company entitled to vote for the election of Directors.

     The Articles define two types of cause for removal. The first type of cause would occur if the Director is convicted of a felony or if he accepted immunity from prosecution in exchange for his testimony when another person has been so convicted. The second type of cause would occur if the Director is found, by a court of competent authority, to have acted willfully or recklessly in the performance of his duties as a Director of the Company.

     This provision may tend to moderate the pace at which changes in the composition of the Board of Directors of the Company may occur. This provision may prevent shareholders from removing Directors (as opposed to defeating their re-election) because of dissatisfaction with their performance unless the holders of outstanding shares of stock of the Company representing at least two-thirds of the votes entitled to be cast approved the removal.

     This provision may not be altered, amended or repealed without the approval of the holders of outstanding shares of stock of the Company representing at least two-thirds of the votes entitled to be cast.

     Certain Business Combinations. The Articles of Incorporation provide for certain voting requirements for the approval by the Board of Directors or the shareholders of certain business combinations affecting the Company. A "Business Combination" as defined in the Articles includes any merger, consolidation or share exchange of the Company with or into any other corporation; any sale, lease, exchange, pledge, transfer or other disposition, in one transaction or a series of transactions, of a material portion of the assets of the Company; and any liquidation or dissolution of the Company or any material subsidiary of the Company.

     The Articles provide that the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the Company entitled to vote is required to approve a Business Combination affecting the Company if the Business Combination is not first approved by the affirmative vote of at least two-thirds of the members of the Board of Directors. If, however, at least two-thirds of the members of the Board of Directors approves, and recommends approval to shareholders of, the proposed Business Combination, then only the affirmative vote of a majority of the outstanding shares of stock of the Company entitled to vote is required to approve the Business Combination.

     The Board of Directors of the Company believes that it is in the best interests of shareholders of the Company to encourage persons seeking to complete a Business Combination with the Company to enter into negotiations with the Board of Directors relating to such a transaction. The Board of Directors further believes that attempts to gain control of the Company, in certain instances, may not be beneficial to the interests of the Company and to its shareholders because such attempts may be structured in such a manner so as not to provide the Board with adequate time and information necessary to evaluate a proposal, to study alternative proposals and to seek to obtain the best possible terms of any such Business Combination. The Board of Directors also believes this provision will permit the Board of Directors to have adequate time to consider appropriate financial and non-financial factors permitted by law in determining whether to approve a Business Combination.

     This provision may tend to discourage or render it more difficult for a person to acquire control of the Company, even if such a transaction might generally be favorable to the interests of shareholders. This provision may also tend to perpetuate present management in that if a certain number of Directors do not approve a proposed Business Combination it may be more difficult to obtain the two-thirds shareholder approval requirement. In addition, this provision may give Directors and minority shareholders veto power over a Business Combination which a majority of the shareholders may believe is desirable.

     This provision may not be altered, amended or repealed without the approval of the holders of outstanding shares of stock of the Company representing at least two-thirds of the votes entitled to be cast.

     Non-Financial Considerations. In deciding whether to approve a Business Combination or a tender or exchange offer, the Articles of Incorporation require the Board of Directors to consider a number of factors in addition to the adequacy of the consideration to be paid. These factors may include the social and economic effects of the transaction on the Company, on its subsidiaries, employees, depositors and customers and on the communities in which the Company or its subsidiaries may conduct business or be located. The Directors will be charged with the responsibility of inquiring into the business and financial condition, results of operation and earnings potential of the interested party and to include an examination of the debt service or other financial obligations entered into by the interested or acquiring party, and the effect such conditions will have on the Company, its subsidiaries and the community. Furthermore the competence, experience and integrity of the management of the acquiring party will be thoroughly analyzed. These factors may also include the adequacy of the consideration offered in relation to the current market price of the outstanding securities of the Company, the current value of the Company in a freely negotiated transaction and the Board's estimate of the future value of the Company as an independent going concern, including the unrealized value of its properties and assets.

     This provision may discourage or make more difficult an attempt by a potential acquiring party to effect a Business Combination without giving the Board an opportunity to consider and approve the full consequences of the proposed transaction. The Board also believes that its obligation to evaluate a Business Combination with an interested party extends beyond merely comparing the consideration offered to the market price of the Company's stock at the time of the offer. While such a comparison is important, it is the Board's view that this one factor alone should not be determinative when evaluating either the financial benefits or overall desirability of a particular Business Combination. This provision recognizes the Board's obligations to evaluate a Business Combination in light of all relevant financial, as well as non-financial, criteria, including the legal and economic effect on the depositors and customers of the Company and the Bank, on the communities which the Company and the Bank serve and on the Company's business and properties.

     The Board of Directors believes that corporations in general, and banks in particular, occupy positions of special trust in the communities in which they are located and operate. It is a concern of the Board that the Company be managed in the interests of the community which is served by the Bank and that the Bank maintain its integrity as a locally-owned institution in the community. The Board also believes that this is in the best interests of the Company and its shareholders.

     This provision may not be altered, amended or repealed without the approval of the holders of outstanding shares of stock of the Company representing at least two-thirds of the votes entitled to be cast.

     Notice for Nominations and Proposals. The Articles of Incorporation provide that nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the Board of Directors of the Company or by any shareholder of the Company entitled to vote generally in the election of directors. Any shareholder making a nomination or proposal must provide the Secretary of the Company with written notice relating to the nominations and/or proposals not less than one hundred twenty (120) days prior to the date of any such meeting. The notice provided by the shareholder must contain certain information as set forth in the Articles of Incorporation. The Chairman of the annual or special meeting may determine that such nomination or proposal was not made in accordance with the Articles of Incorporation and declare such nomination defective or proposal disregarded and held over for action at the next annual or special meeting of the shareholders taking place thirty (30) days or more thereafter. A shareholder is limited to making one proposal for business to be considered at each annual or special meeting of shareholders.

     This provision may not be altered, amended or repealed without the approval of the holders of outstanding shares of stock of the Company representing at least two-thirds of the votes entitled to be cast.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company presently has 90,000 shares of Common Stock outstanding. Those shares are held equally by the Founders and will be redeemed at their original cost immediately prior to completion of the offering.

See "RELATED TRANSACTIONS -- Redemption of Stock and Loans from Founders." Upon completion of the offering, the Company expects to have 1,500,000 shares of Common Stock outstanding (plus any shares issued and sold upon exercise by the Underwriter of the over-allotment option). The 1,500,000 shares of Common Stock sold in the offering (plus any additional shares sold upon the Underwriter's exercise of its over-allotment option) have been registered with the Commission under the Securities Act and may generally be resold without registration under the Securities Act unless they were acquired by directors, executive officers or other affiliates of the Company (collectively, "Affiliates"). Affiliates of the Company may generally only sell shares of Common Stock pursuant to Rule 144 under the Securities Act without registration.


     In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) of the Company may sell shares of Common Stock within any three-month period in an amount limited to the greater of 1% of the outstanding shares of Common Stock or the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, holding periods for restricted shares, notice requirements and the availability of current public information about the Company.


     The Company and the directors and officers of the Company and the Bank (who are expected to hold an aggregate of approximately 41,750 shares after the offering), have agreed, or will agree, that they will not issue, offer for sale, sell, transfer, grant options to purchase or otherwise dispose of any shares of Common Stock without the prior written consent of the Underwriter for a period of 150 days from the date of this Prospectus, except that (i) they may sell shares to the Company in payment of part or all of the purchase price of shares purchased under the Stock Option Plans, and (ii) the directors and officers may give Common Stock owned by them to others who have agreed in writing to be bound by the same agreement.


     Prior to the offering, there has been no public trading market for the Common Stock, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the Common Stock after completion of the offering. Nevertheless, sales of substantial amounts of Common Stock in the public market could have an adverse effect on prevailing market prices.

                                  UNDERWRITING


     The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company 1,500,000 shares of Common Stock. The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to certain conditions and provides for the Company's payment of certain expenses incurred in connection with the review of the underwriting arrangements for the offering by the National Association of Securities Dealers, Inc. (the "NASD"). The Underwriter is obligated to purchase all 1,500,000 of the shares of Common Stock offered hereby, excluding shares covered by the over-allotment option granted to the Underwriter, if any are purchased.


     If the Underwriting Agreement is terminated, except in certain limited cases, the Underwriting Agreement provides that the Company will reimburse the Underwriter for all accountable out-of-pocket expenses, including Underwriter's counsel's fees and any Blue Sky costs, incurred by it in connection with the proposed purchase and sale of Common Stock, up to $50,000. Such expenses will be credited by the Underwriter against the underwriting discount otherwise payable to the Underwriter upon any purchase by it of Common Stock.


     The Company and the Underwriter have agreed that the Underwriter will purchase the 1,500,000 shares of Common Stock offered hereunder at a price to the public of $12.00 per share less underwriting discounts and commissions of
$     per share. However, underwriting discounts or commissions will be incurred
by the Company in the amount of $     per share with respect to the first shares
of Common Stock sold to officers and directors of the Company, their immediate families or certain other designated individuals. The Underwriter proposes to offer the Common Stock to selected dealers who are members of the NASD, at a
price of $12.00 per share less a concession not in excess of $     per share.
The Underwriter may allow, and such dealers may re-allow, concessions not in
excess of $     per share to certain other brokers and dealers.

     The Underwriter has informed the Company that the Underwriter does not intend to make sales to any accounts over which it exercises discretionary authority.


     The Company has granted the Underwriter an option, exercisable within 30 days after the date of this offering, to purchase up to an additional 225,000 shares of Common Stock from the Company to cover over-allotments, if any, at the same price per share as is to be paid by the Underwriter for the other shares offered hereby. If the over-allotment option is exercised in full, the Underwriter has agreed to pay the Company $10,000 in partial reimbursement for the offering expenses incurred by the Company. The Underwriter may purchase such shares only to cover over-allotments, if any, in connection with the offering.



     The Underwriter has rendered financial advisory services to the Company in connection with the Merger. The Company has paid the Underwriter a fee of $25,000 for providing such services. In addition, the Underwriter will be paid a contingent fee in the amount of $25,000 by the Company for general advisory services rendered in connection with the Merger which amount will be payable at the closing of the Merger. Further, the Company will indemnify the Underwriter and the controlling persons thereof against certain liabilities arising out of the Underwriter's financial advisory services rendered to the Company.


     In connection with the offering of the Common Stock, the Underwriter and any selling group members and their respective affiliates may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids effected in accordance with Rule 104 of the Commission's Regulation
M. Over-allotment is a transaction in which the Underwriter creates a short position for its own account by selling more Common Stock than it is committed to purchase from the Company. To cover all or part of a short position, the Underwriter may exercise the over-allotment option described above or may purchase Common Stock in the open market following completion of the initial offering of the Common Stock. In stabilizing transactions, the Underwriter may bid for, and purchase, shares of the Common Stock at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Common Stock. Syndicate covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such a transaction. The Underwriter is not required to engage in any of the foregoing transactions, and, if commenced, can be discontinued at any time.

     The Underwriting Agreement contains indemnity provisions between the Underwriter and the Company against certain liabilities, including liabilities arising under the Securities Act. The Company is generally obligated to indemnify the Underwriter and its controlling persons in connection with losses or claims arising out of any untrue statement of a material fact contained in this Prospectus or in related documents filed with the Commission or with any state securities administrator, or any omission of certain material facts from such documents.

     There has been no public trading market for the Common Stock. The price at which the shares are being offered to the public was determined by negotiations between the Company and the Underwriter. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Common Stock. Several factors were considered in determining the initial offering price of the Common Stock, among them the size of the offering, the desire that the security being offered be attractive to individuals and the Underwriter's experience in dealing with initial public offerings for financial institutions.

                                 LEGAL MATTERS


     The legality of the Common Stock offered hereby will be passed upon for the Company by Krieg DeVault Alexander & Capehart, Indianapolis, Indiana. Leagre Chandler & Millard, Indianapolis, Indiana, is acting as counsel for the Underwriter.

                                    EXPERTS


     The financial statements of the Company included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the development stage of the Company described in Note 1 to the financial statements), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The consolidated financial statements of SCB included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their report with respect thereto. Such consolidated financial statements and their report have been included herein in reliance upon their authority as experts in accounting and auditing.

                          BLUE RIVER BANCSHARES, INC.


                           AND SHELBY COUNTY BANCORP



               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



     The unaudited pro forma combined statements of operations for the three month period ended March 31, 1998 and for the year ended December 31, 1997 and the unaudited pro forma combined statement of financial condition as of March 31, 1998, give effect to the following pro forma adjustments: (i) the aggregate amount of cash to be paid to the shareholders of SCB by the Company as a result of the Merger and the related purchase accounting adjustments, (ii) the consummation of the offering and (iii) the termination of the Company's subchapter S election under the Code. The pro forma combined financial statements assume that these transactions occurred on January 1, 1997 for the pro forma combined statement of operations for the three month period ended March 31, 1998, and for the pro forma combined statement of operations for the year ended December 31, 1997. The pro forma combined statement of financial condition assumes that these transactions occurred on March 31, 1998. The Merger will be accounted for as a purchase, and the assets acquired and liabilities assumed in the acquisition of SCB will be recorded at their estimated fair values, with the excess of the purchase price over the net fair value recorded as goodwill. The purchase accounting adjustments are based on preliminary estimates of fair values. Actual fair values will be determined at the date of the Merger, and, accordingly the adjustments that have been included in the pro forma financial information are subject to change pending the final allocation of the total purchase cost of the Merger. This information should be read in conjunction with the historical financial statements of the Company, including the notes thereto, which appear elsewhere in this Prospectus, and with the historical consolidated financial statements of SCB, including the notes thereto, which also appear elsewhere in this Prospectus. See "FINANCIAL STATEMENTS OF BLUE RIVER BANCSHARES, INC." and "CONSOLIDATED FINANCIAL STATEMENTS OF SHELBY COUNTY BANCORP."



     The pro forma financial data do not give effect to any revenue enhancements or operating efficiencies that the Company's management believes may result from the transaction. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may occur in the future.



     Unaudited pro forma earnings per share data, as adjusted, is calculated using 1,500,000 shares of Common Stock outstanding subsequent to the sale of the Common Stock offered hereby.

             BLUE RIVER BANCSHARES, INC. AND SHELBY COUNTY BANCORP

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                           HISTORICAL      HISTORICAL      ACQUISITION       PRO FORMA
                                           BLUE RIVER   SHELBY COUNTY(7)   ADJUSTMENTS        COMBINED
                                           ----------   ----------------   -----------       ---------
Interest income:
  Loans..................................                  $6,299,344       $ 123,656(1)     $6,423,000
  Interest-bearing deposits..............                     148,762                           148,762
  Investment securities..................                     459,033          (4,048)(2)       454,985
  Dividends from FHLB....................                      65,368                            65,368
                                           ---------       ----------       ---------        ----------
       Total interest income.............                   6,972,507         119,608         7,092,115
                                           ---------       ----------       ---------        ----------
Interest expense:
  Interest expense on deposits...........                   3,119,364        (294,555)(3)     2,824,809
  Interest expense on FHLB advances and
     other borrowings....................                     986,452                           986,452
                                           ---------       ----------       ---------        ----------
       Total interest expense............                   4,105,816        (294,555)        3,811,261
                                           ---------       ----------       ---------        ----------
Net interest income......................                   2,866,691         414,163         3,280,854
Provision for loan losses................                     111,000                           111,000
                                           ---------       ----------       ---------        ----------
Net interest income after provision for
  losses.................................                   2,755,691         414,163         3,169,854
                                           ---------       ----------       ---------        ----------
Non-interest income:
  Service charges........................                     252,717                           252,717
  Other..................................                     112,512                           112,512
                                           ---------       ----------       ---------        ----------
       Total non-interest income.........                     365,229                           365,229
                                           ---------       ----------       ---------        ----------
Non-interest expense:
  Salaries and employee benefits.........  $  45,545          957,343         160,991(4)      1,163,879
  Premises and equipment.................                     266,720                           266,720
  Federal deposit insurance..............                      70,470                            70,470
  Data processing........................                     269,539                           269,539
  Advertising............................                     150,677                           150,677
  Bank fees and charges..................                      74,856                            74,856
  Amortization of goodwill...............                                     261,143(5)        261,143
  Other..................................     71,245          451,770                           523,015
                                           ---------       ----------       ---------        ----------
       Total non-interest expense........    116,790        2,241,375         422,134         2,780,299
                                           ---------       ----------       ---------        ----------
Income (loss) before income taxes........   (116,790)         879,545          (7,971)          754,784
Income taxes.............................                     320,980          54,021(6)        375,001
                                           ---------       ----------       ---------        ----------
Net income (loss)........................  $(116,790)      $  558,565       $ (61,992)       $  379,783
                                           =========       ==========       =========        ==========
Basic earnings (loss) per share..........  $   (1.30)      $     3.17                        $     0.25
                                           =========       ==========                        ==========
Diluted earnings (loss) per share........  $   (1.30)      $     3.08                        $     0.25
                                           =========       ==========                        ==========

             BLUE RIVER BANCSHARES, INC. AND SHELBY COUNTY BANCORP

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998


                                                 HISTORICAL     HISTORICAL      ACQUISITION       PRO FORMA
                                                 BLUE RIVER    SHELBY COUNTY    ADJUSTMENTS        COMBINED
                                                 ----------    -------------    -----------       ---------
Interest income:
  Loans......................................                   $1,709,583       $ 25,967(1)      $1,735,550
  Interest-bearing deposits..................                       35,022                            35,022
  Investment securities......................                      109,875         (1,012)(2)        108,863
  Dividends from FHLB........................                       18,152                            18,152
                                                  --------      ----------       --------         ----------
       Total interest income.................                    1,872,632         24,955          1,897,587
                                                  --------      ----------       --------         ----------
Interest expense:
  Interest expense on deposits...............                      849,635        (67,623)(3)        782,012
  Interest expense on FHLB advances and other
     borrowings..............................                      251,785                           251,785
                                                  --------      ----------       --------         ----------
       Total interest expense................                    1,101,420        (67,623)         1,033,797
                                                  --------      ----------       --------         ----------
Net interest income..........................                      771,212         92,578            863,790
Provision for loan losses....................                      405,000                           405,000
                                                  --------      ----------       --------         ----------
Net interest income after provision for
  losses.....................................                      366,212         92,578            458,790
                                                  --------      ----------       --------         ----------
Non-interest income:
  Service charges............................                       60,545                            60,545
  Other......................................                       57,591                            57,591
                                                  --------      ----------       --------         ----------
       Total non-interest income.............                      118,136                           118,136
                                                  --------      ----------       --------         ----------
Non-interest expense:
  Salaries and employee benefits.............     $ 34,900         240,461         14,406(4)         289,767
  Premises and equipment.....................                       63,551                            63,551
  Federal deposit insurance..................                       33,392                            33,392
  Data processing............................                       69,141                            69,141
  Advertising................................                       27,114                            27,114
  Bank fees and charges......................                       12,576                            12,576
  Amortization of goodwill...................                                      65,286(5)          65,286
  Other......................................       22,443         322,353                           344,796
                                                  --------      ----------       --------         ----------
       Total non-interest expense............       57,343         768,588         79,692            905,623
                                                  --------      ----------       --------         ----------
Income (loss) before income taxes............      (57,343)       (284,240)        12,886           (328,697)
Income taxes.................................                     (112,039)         8,331(6)        (103,708)
                                                  --------      ----------       --------         ----------
Net income (loss)............................     $(57,343)     $ (172,201)      $  4,555         $ (224,989)
                                                  ========      ==========       ========         ==========
Basic earnings (loss) per share..............     $  (0.64)     $    (0.98)                       $    (0.15)
                                                  ========      ==========                        ==========
Diluted earnings (loss) per share............     $  (0.64)     $    (0.98)                       $    (0.15)
                                                  ========      ==========                        ==========

             BLUE RIVER BANCSHARES, INC. AND SHELBY COUNTY BANCORP

         UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION
                               AT MARCH 31, 1998


                                  HISTORICAL      HISTORICAL      ACQUISITION         OFFERING          PRO FORMA
                                  BLUE RIVER    SHELBY COUNTY     ADJUSTMENTS        ADJUSTMENTS         COMBINED
                                  ----------    -------------     -----------        -----------        ---------
ASSETS
Cash and cash equivalents:
  Cash..........................  $  17,318      $   730,019      $(10,616,863)(8)   $16,300,000(12)   $  6,341,879
                                                                        64,400(11)       (18,000)(13)
                                                                                        (171,764)(14)
                                                                                          36,769(15)
  Interest-bearing deposits.....                       9,407                                                  9,407
                                  ---------      -----------      ------------       -----------       ------------
                                     17,318          739,426       (10,552,463)       16,147,005          6,351,286
                                  ---------      -----------      ------------       -----------       ------------
Investment securities available
  for sale......................                   8,089,139                                              8,089,139
Investment securities held to
  maturity......................                     745,085            16,191(9)                           761,276
Loans receivable................                  85,847,668          (199,435)(9)                       85,648,233
Allowance for loan losses.......                    (714,480)                                              (714,480)
Accrued interest receivable.....                     553,673                                                553,673
Accrued interest receivable on
  investment securities.........                     105,929                                                105,929
Stock in FHLB of Indpls.........                     998,900                                                998,900
Premises and equipment..........                   1,749,559                                              1,749,559
Prepaid expenses and other
  assets........................                     349,820                                                349,820
Deferred acquisition costs......    138,263                           (138,263)(11)
Deferred offering costs.........    194,627                                             (194,627)(15)
Goodwill........................                                     3,917,151(9)                         3,917,151
                                  ---------      -----------      ------------       -----------       ------------
Total...........................  $ 350,208      $98,464,719      $ (6,956,819)      $15,952,378       $107,810,486
                                  =========      ===========      ============       ===========       ============
LIABILITIES AND SHAREHOLDERS'
  EQUITY LIABILITIES:
  Deposits......................                 $70,533,461      $    662,451(9)                      $ 71,195,912
  Advances from FHLB and other
    borrowings..................                  19,625,790                                             19,625,790
  Accrued interest payable......                     127,294                                                127,294
  Deferred income taxes.........                     478,617          (424,102)(9)                           54,515
  Notes payable to
    shareholders................  $ 171,764                                          $  (171,764)(14)
  Accrued expenses and other
    liabilities.................    334,577          353,252           225,000(9)       (157,858)(15)       681,108
                                                                       (73,863)(11)
                                  ---------      -----------      ------------       -----------       ------------
      Total liabilities.........    506,341       91,118,414           389,486          (329,622)        91,684,619
                                  ---------      -----------      ------------       -----------       ------------
SHAREHOLDERS' EQUITY:
  Common stock..................     18,000        1,358,123        (1,358,123)       16,300,000(12)     16,300,000
                                                                                         (18,000)(13)
  S Corporation accumulated
    deficit.....................   (174,133)                                             174,133(16)
  Retained earnings (deficit)...                   5,145,456        (5,145,456)         (174,133)(16)      (174,133)
  Net unrealized appreciation on
    investment securities
    available for sale..........                     842,726          (842,726)
                                  ---------      -----------      ------------       -----------       ------------
      Total shareholders'
         equity.................   (156,133)       7,346,305        (7,346,305)(9)    16,282,000         16,125,867
                                  ---------      -----------      ------------       -----------       ------------
Total...........................  $ 350,208      $98,464,719      $ (6,956,819)      $15,952,378       $107,810,486
                                  =========      ===========      ============       ===========       ============
PER SHARE DATA:
  Shares outstanding............     90,000          175,950                                              1,500,000
  Book value per share..........  $   (1.73)     $     41.75                                           $      10.75
  Tangible book value per
    share.......................  $   (5.43)     $     41.75                                           $       7.89

         NOTES TO BLUE RIVER BANCSHARES, INC. AND SHELBY COUNTY BANCORP

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

 (1) Reflects accretion of discount on loans of $199,435 over the projected weighted average life (7 years) of the portfolio using the level yield method.


 (2) Reflects amortization of premium on investment securities of $16,191 over the average remaining life (4 years) of the portfolio using the level yield method.

 (3) Reflects amortization of premium on deposits of $662,451 over the weighted average remaining life (1.25 years) of the deposits using the level yield method.

 (4) Reflects net increase in salaries and related benefits resulting from the employment of three additional officers of the Company offset by the termination of the president of SCB.


 (5) Reflects amortization of goodwill arising from the Merger (estimated to be $3,917,151) on a straight-line basis over a 15-year period. Also, see Note 9 below.


 (6) Reflects income tax expense attributable to purchase accounting adjustments and revocation of the Company's S Corporation election associated with the Merger at the combined statutory federal and state rate of 40%.


 (7) Reflects SCB's fiscal year results consisting of results for the three months in the period ended December 31, 1997 and the nine months in the period ended September 30, 1997.

 (8) Reflects net costs of acquisition as of March 31, 1998 as follows:


    Purchase price..............................................    $10,626,000
    Acquisition costs...........................................        177,163
                                                                    -----------
      Subtotal..................................................     10,803,163
      Less proceeds from exercise of SCB options................       (186,300)
                                                                    -----------
      Net cost of acquisition...................................    $10,616,863
                                                                    ===========

 (9) Reflects excess of estimated net fair value of assets acquired and liabilities assumed in the Merger as follows:

    Net cost of acquisition.....................................    $10,616,863
    Less SCB shareholders' equity at March 31, 1998.............     (7,346,305)
                                                                    -----------
    Excess consideration over book value........................      3,270,558
                                                                    -----------
    Adjustments to reflect fair value:
      Investment securities held to maturity....................         16,191
      Loans.....................................................       (199,435)
      Deposits..................................................       (662,451)
      Other liabilities.........................................       (225,000)
      Tax effect of above adjustments...........................        424,102(10)
                                                                    -----------
      Total fair value adjustments..............................       (646,593)
                                                                    -----------
      Total goodwill............................................    $ 3,917,151
                                                                    ===========



     The purchase accounting adjustments are based on preliminary estimates of fair values. Actual fair values will be determined at the date of the Merger and, accordingly, the adjustments that have been included in the pro forma financial information are subject to change pending the final allocation of the total purchase cost of the Merger.


(10) Reflects net deferred tax asset attributable to purchase accounting adjustments associated with the Merger at the combined statutory federal and state rate of 40%.

(11) To eliminate $138,263 of previously recorded deferred acquisition costs of which $64,400 had been previously paid in cash at March 31, 1998. Such amount is included in the total acquisition costs of $177,163 (See Note 8).

(12) Reflects issuance and sale of 1,500,000 shares of Common Stock at $12 per share in this offering, net of estimated offering costs of $1.7 million.

(13) Reflects the Company's redemption and cancellation of 90,000 shares of Founders Common Stock at their initial cost of $.20 per share.


(14) Reflects payment of notes payable to shareholders.

(15) To eliminate $194,627 of previously recorded deferred offering costs of which $36,769 had been previously paid in cash at March 31, 1998. Such amount is included in the total offering costs of $1.7 million (see Note
     12).


(16) Reflects the reclassification of the Company's S Corporation accumulated deficit to retained earnings (deficit) upon termination of the S Corporation election.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Form SB-2 Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information pertaining to the shares of Common Stock offered hereby and to the Company, reference is made to the Registration Statement, including the Exhibit filed as a part thereof, copies of which can be inspected (without cost) (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The information is also available on the World Wide Web site maintained by the Commission at http://www.sec.gov.

                          BLUE RIVER BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                     INDEX


                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Financial Statements:
  Statements of Financial Condition as of March 31, 1998
     (unaudited) and as of December 31, 1997................  F-3
  Statements of Operations for the Three Months Ended March
     31, 1998 (unaudited) and the Period March 18, 1997
     (date of incorporation) Through March 31, 1997
     (unaudited) and for the Period March 18, 1997 (date of
     incorporation) Through December 31, 1997...............  F-4
  Statements of Changes in Shareholders' Deficiency for the
     Three Months Ended March 31, 1998 (unaudited) and for
     the Period March 18, 1997 (date of incorporation)
     Through December 31, 1997..............................  F-5
  Statements of Cash Flows for the Three Months Ended March
     31, 1998 and the Period March 18, 1997 (date of
     incorporation) Through March 31, 1997 (unaudited) and
     for the Period March 18, 1997 (date of incorporation)
     Through December 31, 1997..............................  F-6
  Notes to Financial Statements.............................  F-7

                          INDEPENDENT AUDITORS' REPORT

Shareholders
Blue River Bancshares, Inc.
Shelbyville, Indiana

     We have audited the accompanying statement of financial condition of Blue River Bancshares, Inc. (a development stage company) as of December 31, 1997, and the related statements of operations, changes in shareholders' deficiency and cash flows for the period March 18, 1997 (date of incorporation) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997, and the results of its operations and its cash flows for the period March 18, 1997 (date of incorporation) through December 31, 1997, in conformity with generally accepted accounting principles.

     The Company is in the development stage at December 31, 1997. As discussed in Note 1 to the financial statements, the Company has not yet completed its public offering of common stock or obtained the required regulatory approvals with respect to the acquisition of Shelby County Bancorp.

Indianapolis, Indiana
March 17, 1998

                          BLUE RIVER BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF FINANCIAL CONDITION


                                                                 MARCH 31,     DECEMBER 31,
                                                                   1998            1997
                                                                 ---------     ------------
                                                                (UNAUDITED)
                           ASSETS
Cash........................................................     $  17,318      $   1,001
Deferred acquisition costs..................................       138,263         64,663
Deferred offering costs.....................................       194,627         37,533
                                                                 ---------      ---------
TOTAL.......................................................     $ 350,208      $ 103,197
                                                                 =========      =========

          LIABILITIES AND SHAREHOLDERS' DEFICIENCY

LIABILITIES:
  Accrued liabilities.......................................     $ 334,577      $ 132,587
  Notes payable to shareholders.............................       171,764         69,400
                                                                 ---------      ---------
          Total liabilities.................................       506,341        201,987
                                                                 ---------      ---------
COMMITMENTS AND CONTINGENCIES (Note 1)
SHAREHOLDERS' DEFICIENCY:
  Common stock, no par value; authorized 15,000,000 shares,
     issued and outstanding 90,000 shares...................        18,000         18,000
  Accumulated deficit.......................................      (174,133)      (116,790)
                                                                 ---------      ---------
          Total shareholders' deficiency....................      (156,133)       (98,790)
                                                                 ---------      ---------
TOTAL.......................................................     $ 350,208      $ 103,197
                                                                 =========      =========


                       See notes to financial statements.

                          BLUE RIVER BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                                                                         PERIOD FROM
                                                                          MARCH 18,    PERIOD FROM
                                                          THREE MONTHS      1997        MARCH 18,
                                                             ENDED         THROUGH     1997 THROUGH
                                                           MARCH 31,      MARCH 31,    DECEMBER 31,
                                                              1998          1997           1997
                                                          ------------   -----------   ------------
                                                          (UNAUDITED)    (UNAUDITED)
GENERAL AND ADMINISTRATIVE EXPENSES:
  Salaries and employee benefits........................    $ 34,900                    $  45,545
  Legal and professional expenses.......................       7,500       $ 2,513         33,591
  Director fees.........................................       7,200                       12,000
  Other expenses........................................       7,743                       25,654
                                                            --------       -------      ---------
          Total general and administrative expenses.....      57,343         2,513        116,790
                                                            --------       -------      ---------
NET LOSS................................................    $(57,343)      $(2,513)     $(116,790)
                                                            ========       =======      =========
BASIC LOSS PER SHARE....................................    $  (0.64)      $ (0.03)     $   (1.30)
                                                            ========       =======      =========
DILUTED LOSS PER SHARE..................................    $  (0.64)      $ (0.03)     $   (1.30)
                                                            ========       =======      =========


                       See notes to financial statements.

                          BLUE RIVER BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY


                                                                                DEFICIENCY
                                                                                ACCUMULATED
                                                                                DURING THE
                                                        SHARES       COMMON     DEVELOPMENT
                                                      OUTSTANDING     STOCK        STAGE         TOTAL
                                                      -----------    ------     -----------      -----
Balance at inception (March 18, 1997).............          --       $    --     $      --     $      --
Issuance of common stock..........................      90,000        18,000                      18,000
Net loss..........................................          --            --      (116,790)     (116,790)
                                                        ------       -------     ---------     ---------
Balance at December 31, 1997......................      90,000        18,000      (116,790)      (98,790)
Net loss (unaudited)..............................                                 (57,343)      (57,343)
                                                        ------       -------     ---------     ---------
Balance at March 31, 1998 (unaudited).............      90,000       $18,000     $(174,133)    $(156,133)
                                                        ======       =======     =========     =========


                       See notes to financial statements.

                          BLUE RIVER BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS


                                                                           PERIOD FROM     PERIOD FROM
                                                           THREE MONTHS     MARCH 18,       MARCH 18,
                                                              ENDED        1997 THROUGH    1997 THROUGH
                                                            MARCH 31,       MARCH 31,      DECEMBER 31,
                                                               1998            1997            1997
                                                           ------------    ------------    ------------
                                                           (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................      $(57,343)       $(2,513)       $(116,790)
  Adjustments to reconcile net loss to net cash from
     operating activities:
     Increase in accrued liabilities...................        72,465                          61,096
                                                             --------        -------        ---------
          Net cash from operating activities...........        15,122         (2,513)         (55,694)
                                                             --------        -------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions from shareholders..............                        6,000           18,000
  Deferred acquisition costs...........................       (64,400)
  Deferred offering costs..............................       (36,769)                        (30,705)
  Proceeds from notes payable to shareholders..........       102,364                          69,400
                                                             --------        -------        ---------
          Net cash from financing activities...........         1,195          6,000           56,695
                                                             ========        =======        =========
NET INCREASE IN CASH...................................        16,317          3,487            1,001
CASH, BEGINNING OF THE PERIOD..........................         1,001            -0-              -0-
                                                             --------        -------        ---------
CASH, END OF THE PERIOD................................      $ 17,318        $ 3,487        $   1,001
                                                             ========        =======        =========


SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES: Accrued liabilities at March 31, 1998 (unaudited) and December 31, 1997 include $157,858 (unaudited) and $6,828 of deferred offering costs and $73,863 (unaudited) and $64,663 of deferred acquisition costs.

                       See notes to financial statements.

                          BLUE RIVER BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
             AS OF DECEMBER 31, 1997 AND THE PERIOD MARCH 18, 1997
               (DATE OF INCORPORATION) THROUGH DECEMBER 31, 1997

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization -- Blue River Bancshares, Inc. (the "Company") was incorporated under the laws of the state of Indiana on March 18, 1997 with an initial capitalization of $18,000. The Company currently does not have any operations but intends to either (i) acquire control of an existing bank or savings association located in central or southeastern Indiana, (ii) acquire one or more branches of a financial institution located in central or southeastern Indiana and operate such branches as a wholly-owned subsidiary of the Company, or (iii) form a de novo Indiana-chartered bank.

     Basis of Presentation -- The statement of financial condition as of March 31, 1998 and the related statements of operations, changes in shareholders' deficiency and cash flows for the three months ended March 31, 1998 and for the period March 18, 1997 (date of incorporation) through March 31, 1997 are unaudited. However, in the opinion of management, the interim financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for fair presentation of the Company's financial statements. The results of operations for the unaudited three month period ended March 31, 1998, are not necessarily indicative of the results which may be expected for the entire fiscal year 1998.


     Merger Agreement with Shelby County Bancorp -- On February 5, 1998, the Company entered into a definitive merger agreement, as amended and restated on March 12, 1998, as amended on June 2, 1998 (the "Merger" or "Merger Agreement") with Shelby County Bancorp ("SCB"). Pursuant to the Merger Agreement, the Company will acquire Shelby County Savings Bank, FSB (the "Bank"), a wholly owned subsidiary of SCB, through the merger of the Company with SCB. Under the terms of the Merger Agreement, each outstanding share of common stock of SCB ("SCB Common Stock") will be converted into the right to receive $56 from the Company. SCB shareholders will be entitled to receive in exchange for all the shares of SCB Common Stock, cash in the amount of $10,626,000, assuming all the outstanding options for shares of SCB Common Stock have been exercised prior to the closing of the Merger and no SCB shareholder asserts and perfects dissenters' rights in accordance with Indiana law. In connection with the Merger, the Company will rename Shelby County Savings Bank, FSB to Shelby County Bank.


     The Merger will be accounted for as a purchase. Under this method of accounting, the assets acquired and liabilities assumed in the acquisition of SCB will be recorded at their estimated fair values, with the excess of the purchase price over the net fair value recorded as goodwill which is expected to be amortized over a 15 year period using the straight-line method. The purchase accounting adjustments are based on preliminary estimates of fair values. Actual fair values will be determined at the date of the Merger, and, accordingly the adjustments that have been included in the pro forma financial information are subject to change pending the final allocation of the total purchase cost of the Merger.

     The Company's results of operations, as shown in the following table, are as if the proposed 1998 acquisition of SCB and the Bank had occurred as of January 1, 1997. The unaudited pro forma results for the year ended December 31, 1997 are not necessarily indicative of the actual results of operations that would have occurred had the acquisition actually been made at the beginning of 1997:

                                                              (UNAUDITED)
Net interest income.........................................  $3,280,854
Income before income taxes..................................     754,784
Net income..................................................     379,783
Basic earnings per share....................................        0.25
Diluted earnings per share..................................        0.25

                          BLUE RIVER BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

The acquisition of SCB and the Bank is contingent upon successful completion of the Offering (see below) and receiving the approval of various banking regulatory authorities.


     Initial Public Offering -- In connection with the Merger Agreement, the Company intends to effect an initial public offering (the "Offering") of its common stock through a Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission. The Company intends to raise a minimum of $18,000,000 in equity capital through the sale of 1,500,000 shares of the Company's Common Stock at $12 per share. Underwriting discounts and offering costs are estimated to be approximately $1.7 million. Proceeds from the Offering will be used as payment of the Merger consideration, additional capitalization for the Bank, repayment of the notes payable to shareholders, redemption of the Company's 90,000 shares of Common Stock and general corporate purposes. The transaction is expected to occur in the second quarter of 1998.

     Stock Option Plans -- The Company has adopted separate stock option plans for Directors of the Company and the Bank (the "1997 Directors' Stock Option Plan") and for officers and key employees of the Company and the Bank (the "1997 Key Employee Stock Option Plan"). The Company has reserved 50,000 and 100,000 shares of Common Stock that may be issued pursuant to the 1997 Employee Stock Option Plan and the 1997 Directors' Stock Option Plan, respectively. In 1997, the Company granted a total of 60,000 options of Common Stock at $12 per share to shareholders of the Company. At December 31, 1997, the options have a weighted average contractual maturity of approximately 15 years and such options vest at a rate of 20% per year beginning within 60 days of the completion of the offering. In addition, the Company intends to grant stock options to certain directors and officers of the Company in connection with the Offering with an exercise price equal to the Offering price per share or the fair value of a share on the date of the grant.

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation" during 1997. The standard provides for the adoption, at the option of the Company, of a fair value method of accounting for stock options and similar equity instruments. The Company has elected to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:



Net loss:
  As reported...............................................  $(116,790)
  Pro forma.................................................  $(113,803)
Basic loss per share:
  As reported...............................................  $   (1.30)
  Pro forma.................................................  $   (1.49)



     The weighted average fair value of options granted was $3.19 in 1997. The fair value of the options granted are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, risk-free interest rate of 6.28%, annualized volatility of 0% and an expected life of five years. The pro forma amounts may not be representative of the effects on reported net income for future years.


     Deferred Offering Costs -- Deferred offering costs include legal, consulting and accounting costs incurred in connection with the registration of the Company's common stock. These costs will be charged against the proceeds or, if the offering is not successful, charged to expense at that time.

     Deferred Acquisition Costs -- Deferred acquisition costs include legal, consulting and accounting costs incurred in connection with the proposed acquisition of Shelby County Bancorp. These costs will be

                          BLUE RIVER BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

considered as an increase to the purchase price for Shelby County Bancorp or, if the Merger Agreement is not successful, charged to expense at that time.

     Notes Payable to Shareholders -- Shareholders of the Company have made loans to the Company aggregating $69,400 at December 31, 1997 for use in connection with the funding of certain acquisition costs, offering costs, and operational expenses. The loans bear interest at an annual rate of 8.5% and are due and payable on demand. The Company intends to repay the loans from the proceeds of the Offering.


     Employment Agreement -- The Company has entered into an employment agreement with an executive officer. Under certain circumstances provided in the agreement, the Company may be obligated to continue the officer's salary for a period of up to three years after termination of employment.


     Income Taxes -- The shareholders have elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code. Under these provisions, the stockholders are taxed on their proportionate share of the net income or loss of the Company. Consequently, the accompanying financial statements do not reflect any provision or liability for federal or state income taxes. Prior to the Offering, the Subchapter S election of the Company will terminate and the Company will become subject to all federal, state, and local corporate taxes on income.

     Accounting Estimates -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Loss Per Share -- The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share", effective December 31, 1997. Basic and diluted loss per share of common stock are based upon the weighted average number of common shares outstanding during the year. The weighted average number of common shares outstanding was 90,000 shares for the period March 18, 1997 (date of incorporation) through December 31, 1997.

                                  * * * * * *

           CONSOLIDATED FINANCIAL STATEMENTS OF SHELBY COUNTY BANCORP


                                     INDEX


                                                               PAGE
                                                              NUMBER
                                                              ------
Independent Auditors' Report................................     G-2

Financial Statements
  Consolidated Statements of Financial Condition as of March
     31, 1998 (Unaudited) and as of September 30, 1997 and
     1996...................................................     G-3

  Consolidated Statements of Earnings for the Six Months
     Ended March 31, 1998 and 1997 (Unaudited) and for the
     Years Ended September 30, 1997 and 1996................     G-4

  Consolidated Statements of Shareholders' Equity for the
     Six Months Ended March 31, 1998 and 1997 (Unaudited)
     and for the Years Ended September 30, 1997 and 1996....     G-5

  Consolidated Statements of Cash Flows for the Six Months
     Ended March 31, 1998 and 1997 (Unaudited) and for the
     Years Ended September 30, 1997 and 1996................     G-6

  Notes to Consolidated Financial Statements................     G-7

                          INDEPENDENT AUDITORS' REPORT

Shelby County Bancorp and Subsidiary:

     We have audited the accompanying consolidated statements of financial condition of Shelby County Bancorp and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shelby County Bancorp and subsidiary as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP


Indianapolis, Indiana
November 21, 1997

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                               SEPTEMBER 30,
                                                           MARCH 31,     --------------------------
                                                             1998           1997           1996
                                                           ---------        ----           ----
                                                          (UNAUDITED)
                        ASSETS
Cash and cash equivalents:
  Cash................................................    $   730,019    $   663,335    $ 1,043,977
  Interest-bearing deposits...........................          9,407      1,772,848      3,879,299
                                                          -----------    -----------    -----------
                                                              739,426      2,436,183      4,923,276
Investment securities available for sale (note 2).....      8,089,139      7,886,663      7,243,756
Investment securities held to maturity (market value:
  $761,275 (unaudited), $806,995 and $1,275,717)(note
  3)..................................................        745,085        808,817      1,267,448
Loans receivable, net (note 4)........................     85,133,188     76,037,920     66,098,422
Accrued interest receivable on investment
  securities..........................................        105,929        133,053        104,504
Accrued interest receivable on loans..................        553,673        486,247        424,054
Stock in FHLB of Indianapolis, at cost................        998,900        920,200        620,100
Premises and equipment (note 5).......................      1,749,559      1,774,961      1,874,702
Real estate owned.....................................         36,727         36,727             --
Prepaid expenses and other assets.....................        313,093         88,607        119,353
                                                          -----------    -----------    -----------
                                                          $98,464,719    $90,609,378    $82,675,615
                                                          ===========    ===========    ===========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits (note 6)...................................    $70,533,461    $64,633,384    $65,286,137
  Advances from FHLB and other borrowings (note 7)....     19,625,790     18,057,629     10,071,360
  Accrued interest on deposits and FHLB advances......        127,294        126,484        133,492
  Income taxes payable................................                        70,789        225,237
  Deferred income taxes (note 8)......................        478,617        333,912          4,954
  Accrued expenses and other liabilities (note 6).....        353,252        215,858        521,557
                                                          -----------    -----------    -----------
                                                          $91,118,414    $83,438,056    $76,242,737
                                                          -----------    -----------    -----------
Shareholders' equity (note 10):
  Common stock no par value; shares authorized of
     5,000,000, shares issued and outstanding of
     175,950..........................................    $ 1,358,123      1,358,123      1,358,123
  Retained earnings -- substantially restricted.......      5,145,456      5,187,531      4,744,525
  Net unrealized appreciation on investment securities
     available for sale (notes 2 and 8)...............        842,726        625,668        330,230
                                                          -----------    -----------    -----------
                                                            7,346,305      7,171,322      6,432,878
                                                          -----------    -----------    -----------
Commitments and contingencies (notes 4 and 7)
                                                          $98,464,719    $90,609,378    $82,675,615
                                                          ===========    ===========    ===========


          See accompanying notes to consolidated financial statements.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS


                                                      SIX MONTHS ENDED          FOR THE YEARS ENDED
                                                         MARCH 31,                 SEPTEMBER 30,
                                                  ------------------------    ------------------------
                                                     1998          1997          1997          1996
                                                     ----          ----          ----          ----
                                                        (UNAUDITED)
Interest income:
  Loans receivable............................    $3,382,187    $2,922,909    $6,065,982    $5,036,470
  Mortgage-backed securities..................        79,818       135,498       303,587       311,135
  Interest-bearing deposits...................        97,310        67,756       108,161       234,009
  Investment securities.......................       143,628       117,812       171,230       222,910
  Dividends from FHLB.........................        36,707        26,269        59,049        35,008
                                                  ----------    ----------    ----------    ----------
          Total interest income...............     3,739,650     3,270,244     6,708,009     5,839,532
                                                  ----------    ----------    ----------    ----------
Interest expense on deposits (note 6).........     1,698,251     1,524,856     2,996,545     3,219,473
Interest expense on FHLB advances and other
  borrowings (note 7).........................       520,206       388,693       895,844       122,018
                                                  ----------    ----------    ----------    ----------
          Total interest expense..............     2,218,457     1,913,549     3,892,389     3,341,491
                                                  ----------    ----------    ----------    ----------
          Net interest income.................     1,521,193     1,356,695     2,815,620     2,498,041
Provision for loan losses (note 4)............       435,000        50,000       104,000       100,000
                                                  ----------    ----------    ----------    ----------
          Net interest income after provision
            for loan losses...................     1,086,193     1,306,695     2,711,620     2,398,041
                                                  ----------    ----------    ----------    ----------
Non-interest income:
  Service charges and fees....................       123,620       119,341       249,383       235,991
  Annuity commissions.........................            --            --           268        41,304
  Other (note 2)..............................        95,266        48,368        99,683       240,478
                                                  ----------    ----------    ----------    ----------
          Total non-interest income...........       218,886       167,709       349,334       517,773
                                                  ----------    ----------    ----------    ----------
Non-interest expense:
  Salaries and employee benefits..............       481,218       488,129       960,375       939,740
  Premises and equipment......................       126,536       130,175       268,952       271,121
  Federal deposit insurance (note 6)..........        55,411        35,214        74,721       484,823
  Data processing.............................       143,782       121,961       255,402       236,452
  Advertising.................................        51,464        60,864       161,625       140,476
  Bank fees and charges.......................        25,900        45,793        84,296        72,403
  Other.......................................       417,632       190,463       447,483       400,518
                                                  ----------    ----------    ----------    ----------
          Total non-interest expense..........     1,301,943     1,072,599     2,252,854     2,545,533
                                                  ----------    ----------    ----------    ----------
          Earnings before income taxes........         3,136       401,805       808,100       370,281
Income taxes (note 8).........................         1,223       152,845       294,720       134,100
                                                  ----------    ----------    ----------    ----------
          Net earnings........................    $    1,913    $  248,960    $  513,380    $  236,181
                                                  ==========    ==========    ==========    ==========
Basic earnings per share......................    $      .01    $     1.41    $     2.92    $     1.34
                                                  ==========    ==========    ==========    ==========
Dilutive earnings per share...................    $      .01    $     1.39    $     2.83    $     1.32
                                                  ==========    ==========    ==========    ==========


          See accompanying notes to consolidated financial statements.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                               UNREALIZED
                                                                            APPRECIATION ON
                                                                               INVESTMENT
                                                                               SECURITIES           TOTAL
                                                 COMMON       RETAINED       AVAILABLE FOR       SHAREHOLDERS
                                                 STOCK        EARNINGS            SALE              EQUITY
                                                 ------       --------      ---------------      ------------
Balance at September 30, 1995..............    $1,340,873    $4,578,724         $290,881          $6,210,478
  Exercise of options for 1,725 shares of
     common stock at $10 per share (note
     10)...................................        17,250            --               --              17,250
  Net change in unrealized appreciation on
     investment securities available for
     sale (note 2).........................            --            --           39,349              39,349
  Dividends ($.40 per share)...............            --       (70,380)              --             (70,380)
  Net earnings for 1996....................            --       236,181               --             236,181
                                               ----------    ----------         --------          ----------
Balance at September 30, 1996..............     1,358,123     4,744,525          330,230           6,432,878
  Net change in unrealized appreciation on
     investment securities available for
     sale (note 2).........................            --            --          295,438             295,438
  Dividends ($.40 per share)...............            --       (70,374)              --             (70,374)
  Net earnings for 1997....................            --       513,380               --             513,380
                                               ----------    ----------         --------          ----------
Balance at September 30, 1997..............    $1,358,123     5,187,531          625,668           7,171,322
  Net change in unrealized appreciation on
     investment securities available for
     sale (unaudited)......................            --            --          217,058             217,058
  Dividends ($.25 per share) (unaudited)...            --       (43,988)              --             (43,988)
  Net earnings (unaudited).................            --         1,913               --               1,913
                                               ----------    ----------         --------          ----------
  Balance at March 31, 1998 (unaudited)....    $1,358,123    $5,145,456         $842,726          $7,346,305
                                               ==========    ==========         ========          ==========


          See accompanying notes to consolidated financial statements.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               SIX MONTHS ENDED             FOR THE YEARS ENDED
                                                                  MARCH 31,                    SEPTEMBER 30,
                                                          --------------------------    ----------------------------
                                                             1998           1997            1997            1996
                                                             ----           ----            ----            ----
                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net earnings........................................    $     1,913    $   248,960    $    513,380    $    236,181
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization....................         81,765         78,467         157,211         110,761
     Net deferred loan origination fees...............         (1,032)         7,214          (9,979)         (8,117)
     Deferred income taxes............................             --             --         132,000        (155,846)
     Provision for loan losses........................        435,000         50,000         104,000         100,000
     Loss on disposal of premises and equipment.......             --             --              --              --
     (Increase) decrease in accrued interest
       receivable on investment securities............         27,124         (2,057)        (28,549)        (36,223)
     (Increase) decrease in other assets..............       (295,275)       (19,613)         30,746          26,733
     Increase (decrease) in other liabilities.........        138,205       (300,199)       (467,155)        540,661
     Gain on sale of securities available for sale....         23,809          4,156          (5,807)        (28,445)
                                                          -----------    -----------    ------------    ------------
          Net cash provided (used) by operating
            activities................................        411,509         66,928         425,847         785,705
                                                          -----------    -----------    ------------    ------------
Cash flows from investing activities:
  Loans funded net of collections.....................     (9,596,660)    (4,314,871)    (10,132,439)    (15,838,914)
  Purchase of securities available for sale...........     (4,513,507)    (1,374,562)     (5,201,233)     (7,916,623)
  Purchase of securities held to maturity.............             --             --              --        (116,446)
  Proceeds from sales of securities available for
     sale.............................................      4,399,399      1,152,057       4,533,477       3,575,098
  Maturities of securities available for sale.........        236,310        304,522         488,863       3,190,824
  Maturities of securities held to maturity...........         61,163        138,114         448,255         148,102
  Purchase of FHLB stock..............................        (78,700)      (104,900)       (300,100)       (210,800)
  Purchase of premises and equipment..................        (40,520)       (31,981)        (47,758)        (37,645)
  Disposals of premises and equipment.................             --         21,154          34,853              --
                                                          -----------    -----------    ------------    ------------
          Net cash used in investing activities.......     (9,532,515)    (4,210,467)    (10,176,082)    (17,206,404)
                                                          -----------    -----------    ------------    ------------
Cash flows from financing activities:
  Dividends paid on common stock......................        (43,988)       (35,178)        (70,374)        (70,380)
  Net increase (decrease) in deposits.................      5,900,077        567,357        (652,753)      4,084,063
  Proceeds from FHLB advances and other borrowings....      1,575,000      4,500,000       8,000,000      10,081,000
  Repayments of FHLB advances and other borrowings....         (6,840)            --         (13,731)         (9,640)
  Proceeds from issuance of common stock through stock
     option plan......................................                                            --          17,250
                                                          -----------    -----------    ------------    ------------
          Net cash provided by financing activities...      7,424,249      5,032,179       7,263,142      14,102,293
                                                          -----------    -----------    ------------    ------------
Net increase (decrease) in cash and cash
  equivalents.........................................     (1,696,757)       888,640      (2,487,093)     (2,318,406)
Cash and cash equivalents at beginning of year........      2,436,183      4,923,276       4,923,276       7,241,682
                                                          -----------    -----------    ------------    ------------
Cash and cash equivalents at end of year..............    $   739,426    $ 5,811,916    $  2,436,183    $  4,923,276
                                                          ===========    ===========    ============    ============
Supplemental cash flow information:
  Interest paid.......................................    $ 1,682,362    $ 1,536,393    $  3,899,397    $  3,320,806
                                                          ===========    ===========    ============    ============
  Income taxes paid...................................    $   190,000    $   100,000    $    312,000    $     80,000
                                                          ===========    ===========    ============    ============
  Loans transferred to real estate owned..............    $        --    $        --    $     36,727    $         --
                                                          ===========    ===========    ============    ============


          See accompanying notes to consolidated financial statements.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Shelby County Bancorp (the "Corporation") and its wholly-owned subsidiary, Shelby County Savings Bank, FSB and subsidiaries (the "Savings Bank"). All significant intercompany balances and transactions are eliminated in consolidation.

     The Savings Bank offers retail deposit and lending services through its office and banking center in Shelbyville, Indiana and branches in Shelbyville, Morristown and St. Paul, Indiana. The Savings Bank is subject to competition from other financial institutions and is regulated by certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.


     The consolidated statement of financial condition as of December 31, 1997 and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for the six months ended March 31, 1998 and 1997 are unaudited. However, in the opinion of management, the interim consolidated financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for fair presentation of the Corporation's financial statements. The results of operations for the unaudited six month period ended March 31, 1998, are not necessarily indicative of the results which may be expected for the entire fiscal year 1998.


SECURITIES HELD TO MATURITY AND AVAILABLE FOR SALE

     Securities classified as available for sale are securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity, and include securities that management might use as part of its asset-liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, and which are carried at market value. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized.

     Securities classified as held to maturity are securities that the Corporation has both the ability and positive intent to hold to maturity and are carried at cost adjusted for amortization of premium or accretion of discount. Gains and losses are computed on a specific identification basis.

LOANS RECEIVABLE AND REAL ESTATE OWNED

     Loans receivable are considered long-term investments and, accordingly, are carried at historical cost. The Savings Bank has a mortgage lien on all real estate on which mortgage, participation or purchased loans are made. Substantially all loan originations are secured by mortgages on property in Shelby County, Indiana.

     An allowance for interest accrued but uncollected is established once a loan is 90 days delinquent, in process of foreclosure or is otherwise considered to be uncollectible as determined by management.

     The Bank provides specific valuation allowances for estimated losses on loans and real estate owned when a significant and permanent decline in value occurs. Loans considered to be impaired are reduced to the present value of expected future cash flows or to fair value of collateral by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, allocations are considered in relation to the overall adequacy of the allowance for loan losses and subsequent

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

adjustment to the loss provision. In providing valuation allowances, through a charge to operations, the estimated net realizable value of the underlying collateral and the costs of holding real estate are considered. Non-specific valuation allowances for estimated losses are established based on management's judgment of current economic conditions and the credit risk of the loan portfolio and real estate owned.

     Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and borrower circumstances. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell.

LOAN FEES

     Loan origination fees and certain direct costs are deferred and recognized over the lives of the related loans as an adjustment of the loan's yield.

FHLB STOCK

     Federal law requires a member institution of the Federal Home Loan Bank system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged to secure FHLB advances.

PREMISES AND EQUIPMENT

     Purchases of premises and equipment and expenditures which materially extend useful lives are capitalized at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets as follows: 2 to 50 years for buildings and improvement and 2 to 20 years for furniture and equipment.

FEDERAL INCOME TAXES

     The Corporation and the Savings Bank file consolidated tax returns. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the Corporation considers cash on hand and at banks and liquid money market investments of less than three months maturity to be cash equivalents.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

EARNINGS PER SHARE

     In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"). FAS 128 provides computation, presentation and disclosure requirements for earnings per share and supersedes Accounting Principles Board Opinion 15. Basic earnings per share for 1997 and 1996 were computed by dividing net earnings by the weighted average shares of common stock outstanding (175,950 in 1997 and 1996). Diluted earnings per share for 1997 and 1996 were computed by dividing net earnings by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all dilutive potential common shares outstanding (181,282 and 179,605 in 1997 and 1996, respectively). Dilution of the per share calculation relates to stock options. Diluted earnings for 1997 and 1996 are the same as primary earnings per share calculated and reported under superseded APB 15.

RECLASSIFICATIONS

     Certain amounts in the 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation.

(2) INVESTMENT SECURITIES AVAILABLE FOR SALE

     Investment securities available for sale at September 30, consist of the following:

                                                      SEPTEMBER 30, 1997
                                    ------------------------------------------------------
                                    AMORTIZED     UNREALIZED    UNREALIZED        MARKET
                                       COST         GAINS         LOSSES          VALUE
                                    ---------     ----------    ----------        ------
Treasury notes:
  Due after one year through
     five years.................    $  223,917    $    1,434     $     --       $  225,351
                                    ----------    ----------     --------       ----------
Mortgage-backed securities:
  FNMA..........................     1,083,541            --       (9,125)       1,074,416
  FHLMC.........................     1,562,472            --      (14,308)       1,548,164
  FHLB..........................       351,213            --         (650)         350,563
                                    ----------    ----------     --------       ----------
                                     2,997,226            --      (24,083)       2,973,143
                                    ----------    ----------     --------       ----------
FHLMC preferred stock...........        30,691     1,078,103           --        1,108,794
                                    ----------    ----------     --------       ----------
Corporate bonds:
  Due after one year through
     five
     years......................       617,180            --       (6,369)         610,811
  Due after five years through
     ten years..................     1,636,055            --      (20,407)       1,615,648
                                    ----------    ----------     --------       ----------
                                     2,253,235            --      (26,776)       2,226,459
                                    ----------    ----------     --------       ----------
Municipal bonds:
  Due after five years through
     ten years..................       443,575           241           --          443,816
  Due after ten years...........       895,239        13,861           --          909,100
                                    ----------    ----------     --------       ----------
                                     1,338,814        14,102           --        1,352,916
                                    ----------    ----------     --------       ----------
                                    $6,843,883    $1,093,639     $(50,859)      $7,886,663
                                    ==========    ==========     ========       ==========

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(2) INVESTMENT SECURITIES AVAILABLE FOR SALE -- CONTINUED

                                                       SEPTEMBER 30, 1996
                                      ----------------------------------------------------
                                      AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                         COST         GAINS         LOSSES        VALUE
                                      ---------     ----------    ----------      ------
Mortgage-backed securities:
  FNMA............................    $2,907,950     $  2,986     $ (72,473)    $2,838,463
  FHLMC...........................     1,792,181        2,735       (50,242)     1,744,674
                                      ----------     --------     ---------     ----------
                                       4,700,131        5,721      (122,715)     4,583,137
                                      ----------     --------     ---------     ----------
FHLMC preferred stock.............        30,691      748,991            --        779,682
                                      ----------     --------     ---------     ----------
Corporate bonds:
  Due after one year through five
     years........................       508,235           --       (20,120)       488,115
  Due after five years through ten
     years........................     1,009,184           --       (50,837)       958,347
                                      ----------     --------     ---------     ----------
                                       1,517,419           --       (70,957)     1,446,462
                                      ----------     --------     ---------     ----------
Municipal bonds:
  Due after five years through ten
     years........................       445,131           --       (10,656)       434,475
                                      ----------     --------     ---------     ----------
                                      $6,693,372     $754,712     $(204,328)    $7,243,756
                                      ==========     ========     =========     ==========

     A reclassification of investment securities from the held to maturity portfolio to the available for sale portfolio occurred during the quarter ended December 31, 1995, in accordance with the FASB Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investment in Debt and Equity Securities, which was issued November 15, 1995. The investment securities that were reclassified had a carrying value of $1,521,922 and a market value of $1,550,360 at the time of transfer.

     For the year ended September 30, 1997, gross realized gains and gross realized losses on sales of securities available for sale were $8,603 and $2,796, respectively, and are included in other non-interest income. For the year ended September 30, 1996, gross realized gains on sales of investment securities available for sale were $28,445 and are included in other non-interest income.


     At September 30, 1997, the Savings Bank had pledged approximately $3,309,000 of investment securities as collateral for advances from FHLB.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(3) INVESTMENT SECURITIES HELD TO MATURITY

     Investment securities held to maturity at September 30, consist of:

                                                         SEPTEMBER 30, 1997
                                          -------------------------------------------------
                                          AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                            COST         GAINS         LOSSES       VALUE
                                          ---------    ----------    ----------     ------
Mortgage-backed securities:
  FHLMC...............................    $310,135      $ 3,310       $(17,543)    $295,902
  GNMA................................      26,144        2,607             --       28,751
                                          --------      -------       --------     --------
                                           336,279        5,917        (17,543)     324,653
                                          --------      -------       --------     --------
Municipal bonds:
  Due after five years through ten
     years............................     222,525        4,924           (547)     226,902
                                          --------      -------       --------     --------
Corporate bonds:
  Due after one year through five
     years............................     250,013        5,427             --      255,440
                                          --------      -------       --------     --------
                                          $808,817      $16,268       $(18,090)    $806,995
                                          ========      =======       ========     ========

                                                        SEPTEMBER 30, 1996
                                       ----------------------------------------------------
                                       AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                          COST         GAINS         LOSSES        VALUE
                                       ---------     ----------    ----------      ------
Mortgage-backed securities:
  FNMA.............................    $  199,678     $ 2,380            --      $  202,058
  FHLMC............................       400,373       2,851       $(3,672)        399,552
  GNMA.............................        33,039       2,834            --          35,873
                                       ----------     -------       -------      ----------
                                          633,090       8,065        (3,672)        637,483
                                       ----------     -------       -------      ----------
Municipal bonds:
  Due after five years through ten
     years.........................       226,672       1,703        (4,345)        224,030
                                       ----------     -------       -------      ----------
Corporate bonds:
  Due after one year through five
     years.........................       407,686       6,518            --         414,204
                                       ----------     -------       -------      ----------
                                       $1,267,448     $16,286       $(8,017)     $1,275,717
                                       ==========     =======       =======      ==========

(4) LOANS RECEIVABLE

     Loans receivable at September 30, 1997 and 1996, respectively, consist of:

                                                           1997           1996
                                                           ----           ----
Real estate mortgage loans:
  One-to-four family................................    $45,137,304    $40,697,356
  Commercial........................................     11,317,800      9,828,050
  Home equity loans.................................        977,216        740,433
  Residential construction..........................      1,053,769      1,002,262
  Participations purchased:
     One-to-four family.............................          3,300          5,430
     Commercial.....................................      4,485,388      2,770,483
Consumer loans......................................      9,696,072      8,257,929
Commercial loans....................................      3,946,964      3,320,574
                                                        -----------    -----------
                                                         76,617,813     66,622,517
Less:
  Deferred loan fees................................        188,216        198,195
  Allowance for loan losses.........................        391,677        325,900
                                                        -----------    -----------
                                                        $76,037,920    $66,098,422
                                                        ===========    ===========

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(4) LOANS RECEIVABLE -- CONTINUED

     Activity in the allowance for loan losses for the years ended September 30, consist of:

                                                               1997        1996
                                                               ----        ----
Balance at beginning of year.............................    $325,900    $241,094
Provision charged to earnings............................     104,000     100,000
Charge-offs..............................................     (39,369)    (15,523)
Recoveries...............................................       1,146         329
                                                             --------    --------
Balance at end of year...................................    $391,677    $325,900
                                                             ========    ========

     At September 30, 1997 and 1996, non-accrual loans totaled $416,601 and $299,649, respectively.

     The Savings Bank makes loans to certain directors and officers in the normal course of business. These loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers and do not involve more than the normal risk of collectibility. A summary of activity in these loans for the year ended September 30, 1997 follows:

Balance at beginning of year................................    $ 996,255
New loans...................................................      218,822
Repayments..................................................     (388,035)
                                                                ---------
Balance at end of year......................................    $ 827,042
                                                                =========

     At September 30, 1997, the Savings Bank and the Corporation had commitments to originate $1,958,000 of fixed and variable-rate loans. The interest rates on these loans commitments range from 6.50% to 12.0%. The Savings Bank also had commitments to fund $587,284 of variable-rate home equity loans.

(5) PREMISES AND EQUIPMENT

     Premises and equipment at September 30, consist of:

                                                             1997          1996
                                                             ----          ----
Land..................................................    $  251,766    $  251,766
Buildings and improvements............................     1,326,961     1,315,069
Furniture and equipment...............................       972,890       971,877
                                                          ----------    ----------
                                                           2,551,617     2,538,712
Less accumulated depreciation.........................       776,656       664,010
                                                          ----------    ----------
                                                          $1,774,961    $1,874,702
                                                          ==========    ==========

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(6) DEPOSITS

     Deposits at September 30, consist of:


                                                                 1997                    1996
                                                          -------------------     -------------------
                                                            AMOUNT        %         AMOUNT        %
                                                            ------       ----       ------       ----
Passbook accounts (2.85% at September 30, 1997 and
  1996)...............................................    $ 9,206,489      14%    $10,027,894      15%
NOW and Super NOW (2.00% and 2.50% at September 30,
  1997 and 2.00% at September 30, 1996)...............     13,062,895      21      13,532,702      21
Money Market (2.85% to 5.60% at September 30, 1997)...      2,731,690       4              --      --
                                                          -----------    ----     -----------    ----
                                                           25,001,074      39      23,560,596      36
                                                          -----------    ----     -----------    ----
Certificate accounts:
  Up to 3%............................................        109,407      --          58,945      --
  3.01%-4%............................................        203,144      --         431,614       1
  4.01%-5%............................................      3,753,973       6       4,884,518       7
  5.01%-6%............................................     20,917,804      32      21,169,641      33
  6.01%-7%............................................     11,331,750      18      11,936,295      18
  7.01%-8%............................................      2,023,232       3       1,951,528       3
  8.01%-9%............................................      1,293,000       2       1,293,000       2
                                                          -----------    ----     -----------    ----
                                                           39,632,310      61      41,725,541      64
                                                          -----------    ----     -----------    ----
                                                          $64,633,384     100%    $65,286,137     100%
                                                          ===========    ====     ===========    ====
Weighted average cost of all deposits.................                   4.78%                   4.75%
                                                                         ====                    ====


     Included in certificates at September 30, 1997 and 1996 are $7,641,000 and $4,737,000, respectively, in certificates of $100,000 or more.

     Eligible deposit accounts are insured by the full faith and credit of the government up to $100,000 under the Federal Deposit Insurance Corporation's Savings Association Insurance Fund (SAIF) at September 30, 1997.

     The contractual maturities of certificates at September 30, 1997 consist of:

                                                                AMOUNT       %
                                                                ------       -
Under 12 months.............................................  $19,446,737    49%
12 to 24 months.............................................    4,528,213    11
24 to 36 months.............................................   11,356,770    29
36 to 48 months.............................................    2,709,640     7
48 to 60 months.............................................    1,347,170     3
Over 60 months..............................................      243,780     1
                                                              -----------   ---
                                                              $39,632,310   100%
                                                              ===========   ===

     Interest expense by type of deposit for the years ended September 30, consist of:

ACCOUNT TYPE                                                 1997          1996
------------                                                 ----          ----
Passbook..............................................    $  283,217    $  313,341
NOW and Super NOW.....................................       313,997       301,579
Certificates..........................................     2,399,331     2,604,553
                                                          ----------    ----------
                                                          $2,996,545    $3,219,473
                                                          ==========    ==========

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(6) DEPOSITS -- CONTINUED
     The deposits of the Savings Bank are insured by the Savings Association Insurance Fund (SAIF), which together with the Bank Insurance Fund (BIF), which insures the deposits of commercial banks, are the two deposit insurance funds administered by the Federal Deposit Insurance Corporation (FDIC). The Deposit Insurance Funds Act, enacted on September 30, 1996, required the FDIC to assess a special one-time premium on deposits insured by SAIF to raise the ratio of SAIF insurance funds to insured deposits to 1.25%. The Savings Bank was assessed an additional premium of $332,077 in 1996 which was paid in November 1996.

(7)  ADVANCES FROM FHLB AND OTHER BORROWINGS

     Advances from FHLB and other borrowings at September 30, 1997 and 1996 consist of:

                                                           1997           1996
                                                           ----           ----
Advances from FHLB with interest at variable rates
  (6.85% and 6.48% at September 30, 1997 and 1996)
  collateralized by qualifying mortgage loans and
  investments (as defined) equal to 160% of FHLB
  advances..........................................    $17,746,000    $ 9,746,000
Mortgage borrowing secured by bank branch with
  monthly payments of principal and interest at
  8.75% through October 2010........................        311,629        325,360
                                                        -----------    -----------
                                                        $18,057,629    $10,071,360
                                                        ===========    ===========

     The weighted average interest rate of all borrowings was 6.88% and 6.55% at September 30, 1997 and 1996, respectively.

     Advances from FHLB and other borrowings at September 30, 1997 are scheduled to mature as follows:

                                                 FHLB          OTHER
                                               ADVANCES      BORROWINGS       TOTAL
                                               --------      ----------       -----
1998......................................    $17,746,000     $ 13,382     $17,759,382
1999......................................             --       14,601          14,601
2000......................................             --       15,931          15,931
2001......................................             --       17,382          17,382
2002......................................             --       18,965          18,965
Thereafter................................             --      231,368         231,368
                                              -----------     --------     -----------
                                              $17,746,000     $311,629     $18,057,629
                                              ===========     ========     ===========

(8)  INCOME TAXES

     The composition of income taxes for the years ended September 30, consist of:

                                                              1997        1996
                                                              ----        ----
Current:
  Federal...............................................    $ 86,196    $ 228,946
  State.................................................      76,524       61,000
                                                            --------    ---------
                                                             162,720      289,946
Deferred................................................     132,000     (155,846)
                                                            --------    ---------
                                                            $294,720    $ 134,100
                                                            ========    =========

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(8)  INCOME TAXES -- CONTINUED
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30 follow:

                                                             1997         1996
                                                             ----         ----
Deferred tax assets:
  Deferred loan fees...................................    $  75,300    $  79,300
  Allowance for delinquent interest....................        1,400        9,800
  Allowance for possible loan losses for financial
     reporting purposes................................      133,200      110,800
  SAIF special assessment..............................           --      132,800
  Allowance for environmental contingency..............           --       18,300
                                                           ---------    ---------
                                                           $ 209,900    $ 351,000
                                                           =========    =========
Deferred tax liabilities:
  FHLB stock dividend..................................      (29,200)     (29,200)
  Depreciation.........................................      (43,200)     (29,200)
  Tax bad debt reserve.................................      (35,900)     (51,600)
  Deductible prepaid expense...........................      (18,400)     (25,800)
  Investment securities available for sale.............     (417,112)    (220,154)
                                                           ---------    ---------
                                                            (543,812)    (355,954)
                                                           ---------    ---------
  Net temporary differences............................     (333,912)      (4,954)
  Less valuation allowance.............................           --           --
                                                           ---------    ---------
  Net deferred tax liability...........................    $(333,912)   $  (4,954)
                                                           =========    =========

     The effective income tax rate differs from the statutory federal corporate rate as follows:

                                                                1997     1996
                                                                ----     ----
Statutory tax rate..........................................    34.0%    34.0%
State income taxes..........................................     5.6      5.6
Tax exempt interest income..................................     (.7)    (3.5)
Other.......................................................    (2.4)      .1
                                                                ----     ----
Effective tax rate..........................................    36.5%    36.2%
                                                                ====     ====

     Under the Internal Revenue Code, through 1996, the Savings Bank was allowed a special bad debt deduction for additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, the allowable bad debt deduction was computed based on one of two alternative methods: (1) a percent of taxable income before such deduction or (2) loss experience method. The Savings Bank generally computed its annual addition to its tax bad debt reserves using the percentage of taxable income method through 1996.

     Under Legislation enacted in 1996, beginning in fiscal 1997, the Savings Bank is no longer allowed a special bad debt deduction using the percentage of taxable income method. Beginning in 1997, the Savings Bank is required to recapture its excess tax bad debt reserve over its 1987 base year reserve over a six-year period. This amount has been provided for in the Savings Bank's deferred tax liability.

     Retained earnings at September 30, 1997 include approximately $1,100,000 for which no provision for Federal income taxes has been made. This amount represents allocations of earnings to tax bad debt deductions prior to 1987. Reduction of amounts so allocated for purposes other than tax bad debt losses will

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(8)  INCOME TAXES -- CONTINUED

create taxable income, which will be subject to the then current corporate income tax rate. It is not contemplated that amounts allocated to bad debt deductions will be used in any manner to create taxable income.

(9) RETIREMENT PLAN

     The Savings Bank maintains a noncontributory defined benefit retirement plan which covers substantially all employees. Pension expense amounted to $18,173 and $39,521 for the years ended September 30, 1997 and 1996. The Plan in which the Savings Bank participates is a multi-employer plan for which separate actuarial valuations are not made with respect to each employer.

(10) STOCKHOLDERS' EQUITY

     The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision ("OTS"). The Savings Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Savings Bank is further subject to the regulatory requirements applicable to a federal savings bank.

     Savings institutions are required to maintain risk-based capital of 8.0% of risk-weighted assets. At September 30, 1997, the Savings Bank's risk-based capital exceeded the required amount. Risk-based capital is defined as the Savings Bank's core capital adjusted by certain items. Risk weighting of assets is derived from assigning one of four risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100% for high-risk assets (such as real estate owned). The book value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets.

     Savings institutions are also required to maintain a minimum leverage ratio under which core capital must equal at least 3% of total assets, but no less than the minimum required by the Office of the Comptroller of the Currency ("OCC") for national banks, which minimum currently stands between 4% and 5% for other than the highest rated institutions. The Savings Bank's primary regulator, the Office of Thrift Supervision, is expected to adopt the OCC minimum. The components of core capital are the same as those set by the OCC for national banks, and consist of common equity plus non-cumulative preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets. At September 30, 1997, the Savings Bank's core capital and leverage ratio were in excess of the required amount.

     Savings institutions must also maintain minimum tangible capital of 1.5% of total assets. The Savings Bank's tangible capital and tangible capital ratio at September 30, 1997 exceeded the required amount.

     The OTS has minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier 1 (core) risk-based capital ratio of at least six percent, and a leverage (core) risk-based capital ratio of at least five percent. At September 30, 1997, the Savings Bank was classified as adequately capitalized.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(10) STOCKHOLDERS' EQUITY -- CONTINUED

     The following is a summary of the Savings Bank's regulatory capital and capital requirements at September 30, 1997 and 1996:

                                                                                        TO BE WELL CAPITALIZED
                                                                                             UNDER PROMPT
                                                                     FOR CAPITAL           CORRECTIVE ACTION
                                                ACTUAL            ADEQUACY PURPOSES           PROVISIONS
                                          -------------------    -------------------    -----------------------
                                            AMOUNT      RATIO      AMOUNT      RATIO       AMOUNT        RATIO
                                            ------      -----      ------      -----       ------        -----
As of September 30, 1997:
  Tangible Capital....................    $5,593,000     6.3%     1,342,000     1.5%        N/A           N/A
  Core (Tier One) Capital.............     5,593,000     6.3      2,684,000     3.0       4,473,000       5.0%
  Tier One Risk-Based Capital.........     5,593,000     8.9        N/A         N/A       3,786,000       6.0
  Total Risk-Based Capital............     5,985,000     9.5      5,048,000     8.0       6,310,000      10.0
  Savings Bank Capital................     6,219,000     N/A        N/A         N/A         N/A           N/A

                                                                                        TO BE WELL CAPITALIZED
                                                                                             UNDER PROMPT
                                                                     FOR CAPITAL           CORRECTIVE ACTION
                                                ACTUAL            ADEQUACY PURPOSES           PROVISIONS
                                          -------------------    -------------------    -----------------------
                                            AMOUNT      RATIO      AMOUNT      RATIO       AMOUNT        RATIO
                                            ------      -----      ------      -----       ------        -----
As of September 30, 1996:
  Tangible Capital....................    $5,256,000     6.4%     1,232,000     1.5%        N/A           N/A
  Core (Tier One) Capital.............     5,256,000     6.4      2,464,000     3.0       4,107,000       5.0%
  Tier One Risk-Based Capital.........     5,582,000    10.2        N/A         N/A       3,264,000       6.0
  Total Risk-Based Capital............     5,256,000     9.7      4,352,000     8.0       5,400,000      10.0
  Savings Bank Capital................     5,586,000     N/A        N/A         N/A         N/A           N/A

     The OTS has regulations governing dividend payments, stock redemptions, and other capital distributions, including upstreaming of dividends by a savings institution to a holding company. Under these regulations, the Savings Bank may, without prior OTS approval, make capital distributions to the Corporation of up to 100% of its net income during the calendar year, plus an amount that would reduce by half its excess capital over its fully phased-in capital requirement at the beginning of the calendar year. The Corporation is not subject to any regulatory restrictions on the payments of dividends to its stockholders, other than restrictions under Indiana law.

     At the time of conversion, October 17, 1991, the Savings Bank established a liquidation account of $3,348,000 which equaled the Savings Bank's retained earnings as of the date of the latest statement of financial condition, June 30, 1991, contained in the final offering circular. The liquidation account will be maintained for the benefit of depositors, as of the eligibility record date, who continue to maintain their deposits in the Savings Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount to the then current adjusted balance for deposits then held, before any liquidation distribution may be made with respect to the shareholders. Except for the repurchase of stock and payment of dividends by the Savings Bank, the existence of the liquidation account does not restrict the use or application of such retained earnings.

     The Corporation has a stock option plan whereby 17,250 shares of authorized but unissued common stock are reserved for future issuance upon the exercise of stock options. Stock options for the purchase of 12,075 shares have been granted to certain officers and directors at $10 per share, the market value at the date of approval of the plan. The options can be exercised at any time until expiration in October 2001. Stock options for the purchase of 1,725 shares were granted to a new director in 1995 at $18 per share, the market value the

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(10) STOCKHOLDERS' EQUITY -- CONTINUED


date the options were granted. The options can be exercised at any time until expiration in January 2005. Additionally, stock options for the purchase of 3,450 shares were granted in 1996 to certain officers and directors at $20 per share, the market value at the date the options were granted. The options can be exercised at any time until expiration in August 2006. During 1994, options for 1,725 shares were exercised. No options were exercised in 1995. During 1996, options for 1,725 shares were exercised leaving 13,800 unexercised options at September 30, 1996. No options were exercised in 1997. At September 30, 1997, there were 13,800 options outstanding and currently exercisable at prices ranging from $10 to $20. The weighted average price was $13.50, and the weighted average remaining contractual life was six years.


     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), effective for transactions entered into after December 15, 1995. This statement defines a fair value method of accounting for employee stock options and encourages entities to adopt that method of accounting for its stock compensation plans. SFAS 123 allows an entity to continue to measure compensation costs for these plans using the intrinsic value based method of accounting prescribed by the Accounting Principles Board Option No. 25, Accounting for Stock Issued to Employees ("APB 25"). The Corporation has elected to continue to account for its employee stock compensation plan as prescribed under APB 25 and make the pro forma disclosures of net income and earnings per share required by SFAS 123. As only 1,725 options were issued in 1996 and no stock options were awarded in 1997, the adoption of SFAS 123 had no impact on the Corporation's financial position or results of operations.

     In April 1995, the Corporation issued to its shareholders one Common Share Purchase Rights (the Rights) for each share of common stock owned. The Rights entitle the shareholders to purchase one share of common stock for $70.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(11) PARENT COMPANY FINANCIAL INFORMATION

     Following is condensed parent company financial information of the
Corporation:

                   CONDENSED STATEMENT OF FINANCIAL CONDITION

                                                                   1997          1996
                                                                   ----          ----
                           ASSETS
Cash, including interest-bearing deposit of $100,000........    $  156,228    $  378,342
Investment in Savings Bank..................................     6,218,520     5,585,782
Due from Savings Bank for income taxes and proceeds from
  issuance of common stock..................................         8,426        61,300
Premises and equipment, net.................................       817,735       830,859
Loans receivable............................................       350,155            --
                                                                ----------    ----------
                                                                $7,551,064    $6,856,283
                                                                ==========    ==========
                        LIABILITIES
Due to Savings Bank for compensation expense................        44,994        80,448
Long-term debt..............................................       311,629       325,360
Other Liabilities...........................................        23,119        17,597
                                                                ----------    ----------
                                                                   379,742       423,405
                                                                ----------    ----------
                    SHAREHOLDER'S EQUITY
Common stock................................................     1,358,123     1,358,123
Retained earnings...........................................     5,187,531     4,744,525
Unrealized appreciation on investment securities available
  for sale held by Savings Bank.............................       625,668       330,230
                                                                ----------    ----------
                                                                 7,171,322     6,432,878
                                                                ----------    ----------
                                                                $7,551,064    $6,856,283
                                                                ==========    ==========

                        CONDENSED STATEMENT OF EARNINGS

                                                                  1997         1996
                                                                ---------    ---------
Dividend from Savings Bank..................................    $ 200,000    $      --
Lease income................................................       42,135       49,500
Interest income on deposits.................................       11,926       10,646
Interest income on loans....................................       21,664           --
Interest expense on loans...................................      (26,457)     (26,212)
Operating expenses..........................................     (119,631)    (108,393)
                                                                ---------    ---------
                                                                  129,637      (74,459)
Income tax benefit..........................................       46,443       25,300
                                                                ---------    ---------
          Income (loss) before equity in undistributed
            earnings of Savings Bank........................      176,080      (49,159)
Equity in undistributed earnings of Savings Bank............      337,300      285,340
                                                                ---------    ---------
          Net earnings......................................    $ 513,380    $ 236,181
                                                                =========    =========

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(11) PARENT COMPANY FINANCIAL INFORMATION -- CONTINUED

                       CONDENSED STATEMENT OF CASH FLOWS

                                                                1997        1996
                                                                ----        ----
Net cash flows from operating activities:
  Net earnings..............................................  $ 513,380   $ 236,181
  Adjustments to reconcile net cash provided by operating
     activities:
     Equity in undistributed earnings of Savings Bank.......   (337,300)   (285,340)
     Depreciation and amortization..........................     23,697      22,817
     (Increase) decrease in due from Savings Bank...........     52,874      73,925
     Increase in due to Savings Bank........................    (29,932)         --
     Decrease in other receivables..........................         --          25
     Increase in other liabilities..........................         --      22,503
                                                              ---------   ---------
          Net cash provided by operating activities.........    222,719      70,111
Cash flows from investing activities:
  Loans funded net of collections...........................   (350,155)         --
  Purchase of premises and equipment........................    (10,573)         --
                                                              ---------   ---------
          Net cash used by investing activities.............   (360,728)
                                                              ---------   ---------
Cash flows from financing activities:
  Proceeds from borrowings..................................         --     335,000
  Repayment of borrowings...................................    (13,731)     (9,640)
  Net proceeds from issuance of common stock................         --      17,250
  Dividends paid to shareholders............................    (70,374)    (70,380)
                                                              ---------   ---------
          Net cash provided (used) by financing
            activities......................................    (84,105)    272,230
                                                              ---------   ---------
Net increase (decrease) in cash.............................   (222,114)    342,341
Cash and cash equivalents at beginning of year..............    378,342      36,001
                                                              ---------   ---------
Cash and cash equivalents at end of year....................  $ 156,228   $ 378,342
                                                              =========   =========
Supplemental cash flow information -- Interest paid.........  $  26,457   $  26,212
                                                              =========   =========

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of fair value information is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value. The estimated fair value amounts have been determined by the Corporation using available market information and other appropriate valuation techniques. These techniques are significantly affected by the assumptions used, such as the discount rate and estimates of future cash flows. Accordingly, the estimates made herein are not necessarily indicative of the amounts Shelby County Bancorp could realize in a current market exchange and the use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

     The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at September 30.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS -- CONTINUED

                                                    1997                    1996
                                            ---------------------   ---------------------
                                            CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                             AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                            --------   ----------   --------   ----------
                                                           (IN THOUSANDS)
                  ASSETS
Cash and cash equivalents.................  $ 2,436     $ 2,436     $ 4,923     $ 4,923
Securities including securities available
  for sale................................    8,695       8,695       8,511       8,520
Loans receivable, net.....................   76,038      76,443      66,098      65,563
Accrued interest receivable...............      619         619         529         529
Stock in FHLB of Indianapolis.............      920         920         620         620

               LIABILITIES
Deposits..................................   64,633      65,374      65,286      66,150
Borrowings:
  FHLB advances...........................   17,746      17,746       9,746       9,746
  Long-term borrowing.....................      312         312         325         325
Accrued interest payable..................      126         126         133         133

     The following valuation methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments.

     Cash and Cash Equivalents. The fair value of cash and cash equivalents approximates carrying value.

     Securities. Fair values are based on quoted market prices.

     Loans Receivable, Net. The fair value of loans is estimated by discounting the estimated future cash flows using market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Contractual cash flows were adjusted for prepayment estimates consistent with those used by the Office of Thrift Supervision at September 30, 1997 and 1996.

     Accrued Interest Receivable. The fair value of these financial instruments approximates carrying value.

     Stock in FHLB of Indianapolis. Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

     Deposits. The fair values for demand deposits (i.e., interest bearing and non-interest bearing checking, passbooks savings and money market accounts) are equal to the amount payable on demand at the reporting date. Fair values for fixed-maturity certificates of deposit are calculated using a discounted cash flow analysis that applies interest rates currently offered on certificates.

     FHLB Advances. The fair values of the FHLB advances approximate carrying values as the interest rates are variable and adjust to market rates.

     Long-term Borrowing. The fair value of long-term borrowing approximates carrying value as the interest rate approximates current market rates.

     Accrued Interest Payable. The fair value of these financial instruments approximates carrying value.

=========================================================

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------


                               TABLE OF CONTENTS

Available Information........................    2
Prospectus Summary...........................    4
Risk Factors.................................   13
Pending Transaction..........................   20
Use of Proceeds..............................   22
Dividend Policy..............................   23
Capitalization...............................   23
Business of Blue River Bancshares, Inc. .....   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operation of Shelby County Bancorp.........   27
Summary Condensed Consolidated Historical and
  Pro Forma Financial and Operating Data of
  Blue River Bancshares, Inc. and Shelby
  County Bancorp.............................   38
Business of Shelby County Bancorp............   41
Management of the Company and the Bank.......   59
Related Party Transactions...................   64
Principal Shareholders.......................   67
Supervision and Regulation...................   68
Description of Capital Stock.................   80
Shares Eligible for Future Sale..............   85
Underwriting.................................   86
Legal Matters................................   88
Experts......................................   88
Pro Forma Combined Financial Statements......   89
Additional Information.......................   95
Index to Financial Statements of Blue River
  Bancshares, Inc. ..........................  F-1
Index to Consolidated Financial Statements of
  Shelby County Bancorp......................  G-1


                            ------------------------

    UNTIL            , 1998 (25 DAYS AFTER THE EFFECTIVE DATE OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
=========================================================
=========================================================


                                1,500,000 SHARES


                        BLUE RIVER BANCSHARES, INC. LOGO
                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------


                           RONEY CAPITAL MARKETS LOGO



                                            , 1998


=========================================================

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Indiana Business Corporation Law and the Company's Articles of Incorporation and Bylaws, the Company's officers and directors are entitled to indemnification against all liability and expense with respect to any civil or criminal claim, action, suit or proceeding in which they are wholly successful. If they are not wholly successful and even if they are adjudged liable or guilty, they are entitled to indemnification if it is determined, with respect to a civil action, by disinterested directors, a special legal counsel, or a majority vote of the shares of the Company's voting stock held by disinterested shareholders, that they acted in good faith in what they reasonably believed to be the best interests of the Company. With respect to any criminal action, it must also be determined that they had no reasonable cause to believe their conduct unlawful.

     Under the Indiana Business Corporation Law, a director of the Company cannot be held liable for actions that do not constitute wilful misconduct or recklessness. In addition, the Articles of Incorporation of the Company provide that directors of the Company shall be immune from personal liability for any action taken as a director, or any failure to take any action, to the fullest extent permitted by the applicable provisions of the Indiana Business Corporation Law from time to time in effect and by general principles of corporate law. In addition, a director of the Company against whom a shareholders' derivative suit has been filed cannot be held liable if a committee of disinterested directors of the Company, after a good faith investigation, determines either that the shareholder has no right or remedy or that pursuit of that right or remedy will not serve the best interests of the Company.

     At present, there are no claims, actions, suits or proceedings pending where indemnification would be required under the above, and the Company does not know of any threatened claims, actions, suits or proceedings which may result in a request for such indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the various expenses in connection with the sale and distribution of the Common Stock being registered, other than underwriting discounts and commissions. All amounts shown are estimates, except the Commission registration fee and the NASD filing fee, and assume sale of 1,500,000 shares in the offering.



Commission registration fee.................................    $  6,107
NASD filing fee.............................................       2,000
NASDAQ Small Cap listing fee................................       1,000
Printing and mailing expenses...............................      25,000
Fees and expenses of counsel................................     130,000
Accounting and related expenses.............................     235,000
Blue Sky fees and expenses (including counsel fees).........      15,000
Miscellaneous...............................................      91,893
                                                                --------
  Total.....................................................    $506,000
                                                                ========


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The registrant has borrowed funds from Steven R. Abel, Robert C. Reed, and
D. Warren Robison, directors and officers of the Company, to pay expenses of the Company as disclosed in the Prospectus. To the extent that such transactions would be deemed to involve the offer or sale of a security, the registrant would claim exemption including, without limitation, the exemption provided by Section 4(2) of the Securities Act of 1933, for such transactions. In addition, the registrant, sold 45,000 shares of its Common Stock to each of Messrs. Abel and Robison for $.20 per share. The registrant also claims an exemption for such sale pursuant to Section 4(2).

ITEM 27. EXHIBITS.


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    1         Form of Underwriting Agreement
    2.1       *Amended and Restated Agreement of Affiliation and Merger
              dated March 12, 1998, among registrant, Shelby County
              Bancorp and Shelby County Savings Bank, FSB
    2.2       Amendment to Amended and Restated Agreement of Affiliation
              and Merger dated June 2, 1998, among registrant, Shelby
              County Bancorp and Shelby County Savings Bank, FSB.
    3.1       **Amended and Restated Articles of Incorporation of Blue
              River Bancshares, Inc.
    3.2       **Bylaws of Blue River Bancshares, Inc.
    5         *Opinion of Krieg DeVault Alexander & Capehart
   10.1       1997 Directors' Stock Option Plan
   10.2       1997 Key Employee Stock Option Plan
   10.3       *Promissory Notes under which "Borrowings" were incurred
   10.4       Amended and Restated Employment Agreement dated August 11,
              1998, between registrant and Robert C. Reed
   10.5       *Stock Option Agreement dated February 5, 1998, between
              registrant and Shelby County Bancorp
   10.6       *Termination Agreement dated February 5, 1998, among
              registrant, Shelby County Savings Bank, FSB and Rodney L.
              Meyerholtz
   23.1       *Consent of Krieg DeVault Alexander & Capehart (included in
              Opinion filed as Exhibit 5)
   23.2       Consent of Deloitte & Touche LLP
   23.3       Consent of KPMG Peat Marwick LLP
   24         Powers of Attorney
   27         Financial Data Schedule (EDGAR filing only)


-------------------------

 * Filed with the original Registration Statement.



** To be filed by pre-effective amendment.


ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

     (1) The registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) The registrant will:

          (i) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

          (ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, in the City of Shelbyville, State of Indiana, on June 8, 1998.


                                          BLUE RIVER BANCSHARES, INC.

                                          By: /s/ ROBERT C. REED

                                            ------------------------------------
                                            Robert C. Reed, President


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement was signed by the following persons in the capacities indicated on June 8, 1998.



                     SIGNATURES                                              TITLE
                     ----------                                              -----

/s/ ROBERT C. REED                                       President (Chief Executive Officer) and
-----------------------------------------------------    Director
Robert C. Reed

/s/ BRADLEY A. LONG                                      Vice President and Chief Financial Officer
-----------------------------------------------------    (principal financial and accounting officer)
Bradley A. Long

/s/ STEVEN R. ABEL*                                      Director
-----------------------------------------------------
Steven R. Abel

/s/ WENDELL L. BERNARD*                                  Director
-----------------------------------------------------
Wendell L. Bernard

/s/ D. WARREN ROBISON*                                   Director
-----------------------------------------------------
D. Warren Robison

/s/ RALPH W. VAN NATTA*                                  Director
-----------------------------------------------------
Ralph W. Van Natta

*By: /s/ ROBERT C. REED
----------------------------------------------------
     Robert C. Reed, Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    1         Form of Underwriting Agreement
    2.1       *Amended and Restated Agreement of Affiliation and Merger
              dated March 12, 1998, among registrant, Shelby County
              Bancorp and Shelby County Savings Bank, FSB
    2.2       Amendment to Amended and Restated Agreement of Affiliation
              and Merger dated June 2, 1998, among registrant, Shelby
              County Bancorp and Shelby County Savings Bank, FSB.
    3.1       **Amended and Restated Articles of Incorporation of Blue
              River Bancshares, Inc.
    3.2       **Bylaws of Blue River Bancshares, Inc.
    5         *Opinion of Krieg DeVault Alexander & Capehart
   10.1       1997 Directors' Stock Option Plan
   10.2       1997 Key Employee Stock Option Plan
   10.3       *Promissory Notes under which "Borrowings" were incurred
   10.4       Amended and Restated Employment Agreement dated August 11,
              1998, between registrant and Robert C. Reed
   10.5       *Stock Option Agreement dated February 5, 1998, between
              registrant and Shelby County Bancorp
   10.6       *Termination Agreement dated February 5, 1998, among
              registrant, Shelby County Savings Bank, FSB and Rodney L.
              Meyerholtz
   23.1       *Consent of Krieg DeVault Alexander & Capehart (included in
              Opinion filed as Exhibit 5)
   23.2       Consent of Deloitte & Touche LLP
   23.3       Consent of KPMG Peat Marwick LLP
   24         Powers of Attorney
   27.1       Financial Data Schedule (EDGAR filing only)
   27.2       Financial Data Schedule (EDGAR filing only)


-------------------------
 * Filed with the original Registration Statement.

** To be filed by pre-effective amendment.